Exhibit 2.1

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE Southern District of TexaS

houston DIVISION

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In re:	§	Chapter 11
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CUMULUS MEDIA INC., et al.,[1]	§	Case No. 26-90346 (ARP)
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Debtors.	§	(Jointly Administered)
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FINDINGS OF FACT,
CONCLUSIONS OF LAW, AND ORDER
(i) APPROVING THE DEBTORS’ DISCLOSURE
STATEMENT ON A FINAL BASIS AND (II) CONFIRMING
THE MODIFIED JOINT PREPACKAGED CHAPTER 11 PLAN OF
REORGANIZATION OF CUMULUS MEDIA INC. AND ITS DEBTOR AFFILIATES

[Relates to Docket Nos. 15, 20, 21, 23, 62, 172, 184, 187, 218, and 225]

WHEREAS the above-captioned debtors and debtors in possession (collectively, the “Debtors”),2 having:

a.	entered into that certain Restructuring Support Agreement, dated as of March 4, 2026 (as amended, restated, amended and restated, or otherwise modified from time to time, the “Restructuring Support Agreement”);

b.	commenced distribution and solicitation, on March 4, 2026, of, among other things, (i) the Disclosure Statement for the Joint Prepackaged Chapter 11 Plan of Reorganization of Cumulus Media Inc. and Its Debtor Affiliates [Docket No. 21] (the “Disclosure Statement”), (ii) the Joint Prepackaged Chapter 11 Plan of Reorganization of Cumulus Media Inc. and Its Debtor Affiliates [Docket No. 20] (the “Initial Plan”), and (iii) ballots for voting on the Initial Plan to Holders of Claims entitled to vote on the Initial Plan, namely Holders in Class 3 (ABL Facility Claims), Class 4 (2029 Secured Claims), and Class 5 (Other Funded Debt Claims) (collectively, the “Ballots”), in accordance with the terms of title 11 of the United States Code, 11 U.S.C. §§ 101 et seq. (the “Bankruptcy Code”), the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”), the Local Bankruptcy Rules for the Southern District of Texas (the “Local Rules”), and the Procedures for Complex Cases in the Southern District of Texas (the “Complex Case Procedures”);

[1]	A complete list of each of the Debtors in these chapter 11 cases may be obtained on the website of the Debtors’ claims and noticing agent at www.veritaglobal.net/cumulusmedia. The Debtors’ service address for purposes of these chapter 11 cases is: 780 Johnson Ferry Road, N.E., Suite 500, Atlanta, Georgia 30342.

[2]	Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Confirmation Brief or the Plan, as applicable.

c.	subsequent to the launch of solicitation, commenced filing voluntary petitions for relief under chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Southern District of Texas (the “Court”) on March 4, 2026 (the “Petition Date”);

d.	filed, on March 5, 2026, the Declaration of Francisco J. Lopez-Balboa in Support of Chapter 11 Petition and First Day Motions [Docket No. 15];

e.	filed, on March 5, 2026, the Disclosure Statement and the Initial Plan;

f.	filed, on March 5, 2026, the Debtors’ Emergency Motion for Entry of an Order (I) Scheduling Combined Hearing on (A) Adequacy of Disclosure Statement and (B) Confirmation of the Plan; (II) Conditionally Approving Disclosure Statement; (III) Approving Solicitation Procedures and Form and Manner of Notice of Commencement, Combined Hearing, and Objection Deadline; (IV) Fixing Deadline to Object to the Disclosure Statement and Plan; (V) Approving Notice and Objection Procedures for the Assumption of Executory Contracts and Unexpired Leases; (VI) Conditionally (A) Directing the United States Trustee Not to Convene Section 341 Meeting of Creditors and (B) Waiving Requirement of Filing Statements of Financial Affairs, Schedules of Assets and Liabilities, and 2015.3 Reports; and (VII) Granting Related Relief [Docket No. 23] (the “Scheduling Motion”);

g.	obtained, on March 5, 2026, entry of the Order (I) Scheduling Combined Hearing on (A) Adequacy of Disclosure Statement and (B) Confirmation of the Plan; (II) Conditionally Approving Disclosure Statement; (III) Approving Solicitation Procedures and Form and Manner of Notice of Commencement, Combined Hearing, and Objection Deadline; (IV) Fixing Deadline to Object to the Disclosure Statement and Plan; (V) Approving Notice and Objection Procedures for the Assumption of Executory Contracts and Unexpired Leases; (VI) Conditionally (A) Directing the United States Trustee Not to Convene Section 341 Meeting of Creditors and (B) Waiving Requirement of Filing Statements of Financial Affairs, Schedules of Assets and Liabilities, and 2015.3 Reports; and (VII) Granting Related Relief [Docket No. 62] (the “Scheduling Order”), conditionally approving the Disclosure Statement and approving:

i.	the Notice of (I) Commencement of Cases Under Chapter 11 of the Bankruptcy Code; (II) Combined Hearing to Consider (A) Adequacy of Disclosure Statement and (B) Confirmation of Joint Prepackaged Chapter 11 Plan of Reorganization of Cumulus Media Inc. and its Debtor Affiliates; (III) Summary of Debtors’ Joint Prepackaged Chapter 11 Plan; and (IV) Related Materials [Docket No. 62, Ex. 1] (the “Combined Notice”), containing notice of the commencement of these chapter 11 cases, the date and time set for the hearing to consider approval of the Disclosure Statement and Confirmation of the Plan (the “Combined Hearing”), and the deadline for filing objections to the Plan and the Disclosure Statement; and

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ii.	(A) the Notice of Non-Voting Status, which informed recipients of their status as Holders of Claims or Interests in the Non-Voting Classes and provided the full text of the release, exculpation, and injunction provisions set forth in the Plan, (B) the Release Opt Out Form, by which Holders in Opt Out Classes could elect to opt out of the Third-Party Release by checking a prominently featured and clearly labeled box, (C) the Release Opt In Form, by which Holders in Class 9 (Existing Equity Interests and 510(b) Claims) could elect to opt in to the Third-Party Release by checking a prominently featured and clearly labeled box, and (D) the Ballots [Docket No. 62, Ex. 2, 2A, 2B, 3, 4A, 4B, 4C, 5A, 5B, and 5C];

h.	obtained, on March 25, 2026, entry of the Final Order (I) Authorizing the Debtors’ Use of Cash Collateral, (II) Granting Adequate Protection to Prepetition Secured Parties, (III) Modifying the Automatic Stay, (IV) Scheduling a Final Hearing, and (V) Granting Related Relief [Docket No. 155] (the “Final Cash Collateral Order”), authorizing and approving the use of Cash Collateral on a final basis and setting forth the terms and conditions for the use of Cash Collateral;

i.	served, on March 10, 2026, (a) the Combined Notice, (b) the Notice of Non-Voting Status, (c) the Release Opt Out Form or Release Opt In Form (as applicable), and (d) a return-addressed envelope in which Holders could return their opt out or opt in elections (as applicable) to Kurtzman Carson Consultants, LLC d/b/a Verita Global (the “Solicitation Agent”) in accordance with the Scheduling Order, as evidenced by the Certificate of Service [Docket No. 142] (the “Solicitation Certificate”);

j.	filed, on March 5, 2026, the Certificate of Service with respect to the service of the Solicitation Packages [Docket No. 41] (the “Notice Certificate”);

k.	published notice of the Combined Hearing in the New York Times on March 19, 2026, as set forth in the Certificate of Publication, filed on March 30, 2026 [Docket No. 164] (the “Publication Certificate”);

l.	filed, on April 13, 2026, the Modified Joint Prepackaged Chapter 11 Plan of Reorganization of Cumulus Media Inc. and Its Debtor Affiliates [Docket No. 225] (as amended, restated, amended and restated, or otherwise modified from time to time, the “Plan”);

m.	filed, on April 13, 2026, the Debtors (I) Memorandum of Law in Support of (A) Final Approval of the Debtors’ Disclosure Statement and (B) Confirmation of the Debtors’ Plan and (II) Reply to U.S. Trustee Objection Thereto [Docket No. 218] (the “Confirmation Brief”);

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n.	filed, on April 13, 2026, the Declaration of Darlene S. Calderon Regarding the Solicitation and Tabulation of Votes Cast on the Joint Prepackaged Chapter 11 Plan of Reorganization of Cumulus Media Inc. and Its Debtor Affiliates [Docket No. 219], which detailed the final results of the Plan voting process (as may be amended, supplemented, or otherwise modified from time to time, the “Voting Report”);

o.	filed, on April 13, 2026, the Declaration of Francisco J. Lopez-Balboa, Executive Vice President and Chief Financial Officer, in Support of Confirmation of the Joint Prepackaged Chapter 11 Plan of Reorganization of Cumulus Media Inc. and Its Debtor Affiliates [Docket No. 220] (the “Lopez-Balboa Declaration”);

p.	filed, on April 13, 2026, the Declaration of Carol Flaton in Support of Confirmation of the Joint Prepackaged Chapter 11 Plan of Reorganization of Cumulus Media Inc. and Its Debtor Affiliates [Docket No. 221] (the “Flaton Declaration”);

q.	filed, on April 13, 2026, the Declaration of Jonathan Henness in Support of Confirmation of the Joint Prepackaged Chapter 11 Plan of Reorganization of Cumulus Media Inc. and Its Debtor Affiliates [Docket No. 222] (the “Henness Declaration”);

r.	filed, on April 13, 2026, the Declaration of Milad Sedeh in Support of Confirmation of the Joint Prepackaged Chapter 11 Plan of Reorganization of Cumulus Media Inc. and Its Debtor Affiliates [Docket No. 223] (the “Sedeh Declaration,” and, together with the Voting Report, the Lopez-Balboa Declaration, the Flaton Declaration, and the Henness Declaration, the “Supporting Declarations”);

s.	filed, on March 31, 2026, the Notice of Filing of Plan Supplement [Docket No. 172] (the “Initial Plan Supplement”);

t.	filed, on April 6, 2026, the Notice of Filing of First Supplement to Plan Supplement [Docket No. 184] (the “First Plan Supplement”);

u.	filed, on April 7, 2026, the Notice of Filing of Second Supplement to Plan Supplement [Docket No. 187] (the “Second Plan Supplement” and, collectively with the Initial Plan Supplement and the First Plan Supplement, and as it may be further amended, restated, amended and restated, or otherwise modified from time to time, the “Plan Supplement”); and

v.	continued to operate their business and manage their property as debtors in possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code.

This Court having:

a.	entered, on March 5, 2026, the Scheduling Order;

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b.	set April 7, 2026, at 4:00 p.m., prevailing Central Time, as the deadline for filing objections to the Plan or final approval of the Disclosure Statement (the “Objection Deadline”);

c.	set April 7, 2026, at 4:00 p.m., prevailing Central Time, as the deadline for voting on the Plan (the “Voting Deadline”) and for returning Release Opt Out Forms and Release Opt In Forms;

d.	set April 13, 2026, at 4:00 p.m., prevailing Central Time, as the deadline for the Debtors to reply to objections to the Plan or the Disclosure Statement;

e.	set April 15, 2026, at 1:00 p.m., prevailing Central Time, as the date and time for the commencement of the Combined Hearing pursuant to Bankruptcy Rules 3017 and 3018 and sections 1126, 1128, and 1129 of the Bankruptcy Code;

f.	reviewed the Plan, the Disclosure Statement, the Scheduling Order, the Plan Supplement, the Confirmation Brief, the Supporting Declarations, and all pleadings, exhibits, statements, responses, and comments regarding final approval of the Disclosure Statement and Confirmation of the Plan, including all objections, statements, and reservations of rights, if any, filed by parties in interest on the docket of the chapter 11 cases;

g.	held the Combined Hearing;

h.	heard the statements, arguments, and objections, if any, made in respect of approval of the Disclosure Statement and Confirmation;

i.	considered all oral representations, testimony, documents, filings, and other evidence admitted in connection with approval of the Disclosure Statement and Confirmation;

j.	overruled any and all objections, with prejudice, to the Plan, Confirmation, and approval of the Disclosure Statement, and all statements and reservations of rights not consensually resolved, adjourned to a subsequent hearing, or withdrawn unless otherwise indicated herein; and

k.	taken judicial notice of all pleadings and other documents filed, all orders entered, and all evidence and arguments presented in the chapter 11 cases.

NOW, THEREFORE, the Court having found that notice of the Combined Hearing and the opportunity for any party in interest to object to approval of the Disclosure Statement and Confirmation have been adequate and appropriate as to all parties affected or to be affected by the Plan and the transactions contemplated thereby, and the legal and factual bases set forth in the documents filed in support of approval of the Disclosure Statement and Confirmation and all evidence proffered or adduced by counsel at the Combined Hearing and the entire record of these chapter 11 cases establish just cause for the relief granted herein; and after due deliberation thereon and good cause appearing therefor, the Court hereby makes and issues the following findings of fact and conclusions of law and orders:

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FINDINGS OF FACT AND CONCLUSIONS OF LAW

IT IS HEREBY DETERMINED, FOUND, ADJUDGED, DECREED, AND ORDERED THAT:

A.	Findings and Conclusions.

1.            The findings of fact and conclusions of law set forth herein and in the record of the Combined Hearing constitute the Court’s findings of fact and conclusions of law pursuant to Rule 52 of the Federal Rules of Civil Procedure, as made applicable by Bankruptcy Rules 7052 and 9014. To the extent any of the following findings of fact constitute conclusions of law, they are adopted as such. To the extent any of the following conclusions of law constitute findings of fact, they are adopted as such.

B.	Jurisdiction; Venue; Core Proceeding (28 U.S.C. § 1334(a)).

2.            The Court has jurisdiction over the chapter 11 cases pursuant to 28 U.S.C. § 1334 and the Amended Standing Order of Reference from the United States District Court for the Southern District of Texas, dated May 24, 2012. The Court has exclusive jurisdiction to enter a Final Order determining that the Disclosure Statement and the Plan, including the Restructuring Transactions contemplated in connection therewith, comply with all of the applicable provisions of the Bankruptcy Code and should be confirmed and approved. Venue is proper before the Court pursuant to 28 U.S.C. § 1408. Approval of the Disclosure Statement and Confirmation of the Plan are core proceedings within the meaning of 28 U.S.C. § 157(b)(2).

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C.	Eligibility for Relief.

3.            The Debtors are proper entities eligible for relief under section 109 of the Bankruptcy Code and the Debtors were and continue to be proper proponents of the Plan under section 1121(a) of the Bankruptcy Code.

D.	Chapter 11 Petition.

4.            On the Petition Date, the Debtors commenced voluntary cases under chapter 11 of the Bankruptcy Code. On March 5, 2026, the Court entered an order authorizing the joint administration and procedural consolidation of these chapter 11 cases pursuant to Bankruptcy Rule 1015(b) and Local Rule 1015-1 [Docket No. 17]. Since the Petition Date, the Debtors have operated their business and managed their properties as debtors in possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code. No request for the appointment of a trustee or examiner has been made in these chapter 11 cases, and no statutory committees have been appointed or designated.

E.	Scheduling Order.

5.            On March 5, 2026, this Court entered the Scheduling Order, which, among other things: (a) conditionally approved the Disclosure Statement as containing adequate information within the meaning of section 1125 of the Bankruptcy Code and Bankruptcy Rule 3017; (b) approved the solicitation, voting, and Plan and Disclosure Statement objection procedures (the “Solicitation and Voting Procedures”); (c) approved the forms of Ballots, the Notice of Non-Voting Status, the Release Opt Out Form, and the Release Opt In Form; (d) approved the form of Combined Notice and related notices; (e) approved the notice and objection procedures in connection with the assumption and rejection of Executory Contracts and Unexpired Leases pursuant to the Plan; (f) set April 7, 2026, at 4:00 p.m. (prevailing Central Time), as the Objection Deadline; (g) set April 7, 2026, at 4:00 p.m. (prevailing Central Time) as the Voting Deadline and the deadline for returning Release Opt Out Forms and Release Opt In Forms; and (h) set April 15, 2026, at 1:00 p.m. (prevailing Central Time) as the date and time for commencement of the Combined Hearing.

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6.            The Disclosure Statement contains (a) sufficient information of a kind necessary to satisfy the disclosure requirements of all applicable nonbankruptcy laws, rules, and regulations, including the Securities Act, and (b) “adequate information” (as such term is defined in section 1125(a) of the Bankruptcy Code and used in section 1126(b)(2) of the Bankruptcy Code) with respect to the Debtors, the Plan, and the transactions contemplated therein. The filing of the Disclosure Statement with the clerk of the Court satisfied Bankruptcy Rule 3016(b).

F.	Solicitation and Notice.

7.            As described in and evidenced by the Solicitation Certificate, the Notice Certificate, the Publication Certificate, the Plan, the Plan Supplement, the Disclosure Statement, the Scheduling Order, the Ballots for voting on the Plan, and the other materials distributed by the Debtors in connection with the solicitation of votes on, and Confirmation of, the Plan (collectively, the “Solicitation Package”) were transmitted and served in good faith and in compliance with the Bankruptcy Rules, including Bankruptcy Rules 3017 and 3018, the Local Rules, the Complex Case Procedures, and the Scheduling Order. Notice of the Combined Hearing was appropriate and satisfactory based upon the circumstances of the chapter 11 cases. The transmittal and service of the Solicitation Package complied with the Bankruptcy Code, the Bankruptcy Rules, and the Scheduling Order, were appropriate and satisfactory based upon the circumstances of the chapter 11 cases, were conducted in good faith, and were in compliance with the provisions of the Bankruptcy Code, the Bankruptcy Rules, the Local Rules, the Complex Case Procedures, and any other applicable rules, laws, and regulations. Because such transmittal and service were adequate and sufficient based upon the facts and circumstances of the chapter 11 cases and pursuant to section 1128 of the Bankruptcy Code, Bankruptcy Rules 2002 and 3020, and other applicable law and rules, no other or further notice is necessary or shall be required, and due, proper, timely, and adequate notice of the Combined Hearing and Solicitation Package has been provided in accordance with the Bankruptcy Code, the Bankruptcy Rules, the Local Rules, the Complex Case Procedures, and applicable nonbankruptcy law.

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8.            The period during which the Debtors solicited acceptances to the Plan was a reasonable and adequate period of time, and the manner of such solicitation was an appropriate process for creditors to have made an informed decision to vote to accept or reject the Plan.

G.	Good-Faith Solicitation.

9.            Based on the record in the chapter 11 cases, the Released Parties and the Exculpated Parties have acted in “good faith” within the meaning of section 1125(e) of the Bankruptcy Code and in compliance with the applicable provisions of the Bankruptcy Code and Bankruptcy Rules in connection with all their respective activities relating to the Plan, including, but not limited to, any action or inaction in connection with their participation in the activities described in section 1125 of the Bankruptcy Code, and are entitled to the protections afforded by section 1125(e) of the Bankruptcy Code and all other applicable protections and rights provided in the Plan and this Confirmation Order.

H.	Voting Report.

10.          On April 13, 2026, the Voting Report was filed with the Court, certifying the method and results of the Ballots tabulated for Class 3 (ABL Facility Claims), Class 4 (2029 Secured Claims), and Class 5 (Other Funded Debt Claims) (collectively, the “Voting Classes”). As evidenced by the Voting Report, votes to accept or reject the Plan have been solicited and tabulated fairly, in good faith, and in a manner consistent with the Scheduling Order. The procedures used to tabulate Ballots were fair and conducted in accordance with the Scheduling Order, the Bankruptcy Code, the Bankruptcy Rules, the Local Rules, the Complex Case Procedures, and all other applicable rules, laws, and regulations.

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11.          As set forth in the Plan and the Disclosure Statement, only Holders of Claims in the Voting Classes were eligible to vote on the Plan. Under section 1126(f) of the Bankruptcy Code, Holders of Claims in Class 1 (Other Secured Claims), Class 2 (Other Priority Claims), and Class 6 (General Unsecured Claims) are Unimpaired and are presumed to have accepted the Plan (the “Deemed Accepting Classes”). The Debtors were therefore not required to solicit votes from the Deemed Accepting Classes. The Debtors also did not solicit votes from (a) Holders of Interests in Class 9 (Existing Equity Interests and 510(b) Claims), who are Impaired, will receive no distributions under the Plan, are conclusively deemed to have rejected the Plan, and, thus, were not entitled to vote on the Plan and (b) Holders of Claims in Class 7 (Intercompany Claims) and Interests in Class 8 (Intercompany Interests), who are either Unimpaired and therefore presumed to accept the Plan or Impaired and not expected to receive any recovery on account of their Claims or Interests and therefore deemed to reject the Plan (as applicable), and, thus, were not entitled to vote on the Plan.

12.          As evidenced by the Voting Report, each of Class 3 (ABL Facility Claims), Class 4 (2029 Secured Claims), and Class 5 (Other Funded Debt Claims) voted to accept the Plan in the number and amount required by section 1126 of the Bankruptcy Code.

I.	Plan Supplement.

13.          The Plan Supplement (including as subsequently modified, supplemented, or otherwise amended pursuant to a filing with the Court) complies with the terms of the Plan, and the Debtors provided good and proper notice of its filing in accordance with the Bankruptcy Code, the Bankruptcy Rules, the Local Rules, the Complex Case Procedures, the Scheduling Order, and all other applicable laws, rules, and regulations. All documents included in the Plan Supplement are integral to, part of, and incorporated by reference into the Plan. Subject to the terms of and consent rights under the Plan and the Restructuring Support Agreement, the Debtors are authorized to alter, amend, update, modify, or supplement the Plan Supplement on or before the Effective Date or any such other later date as may be provided by the Plan or by order of the Court. The transmittal and notice of the Plan Supplement (and all documents identified therein) were appropriate and satisfactory based upon the circumstances of the chapter 11 cases and were conducted in good faith. No other or further notice with respect to the Plan Supplement (and all documents identified therein) is necessary or shall be required.

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J.	Modifications to the Plan.

14.          Pursuant to, and in compliance with, section 1127 of the Bankruptcy Code, the Debtors have proposed certain modifications to the Plan as reflected therein (the “Plan Modifications”). In accordance with Bankruptcy Rule 3019, the Plan Modifications do not (a) constitute material modifications of the Plan under section 1127 of the Bankruptcy Code, (b) cause the Plan to fail to meet the requirements of sections 1122 or 1123 of the Bankruptcy Code, (c) materially or adversely affect or change the treatment of any Claims or Interests, (d) require re-solicitation of any Holders of Claims, or (e) require that any such Holders be afforded an opportunity to change previously cast acceptances or rejections of the Plan. Under the circumstances, the form and manner of notice of the Plan Modifications were adequate, and no other or further notice of the Plan Modifications is necessary or required. In accordance with section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019, all Holders of Claims that voted to accept the Plan or that are conclusively presumed to have accepted the Plan, as applicable, are deemed to have accepted the Plan as modified by the Plan Modifications. No Holder of a Claim that has voted to accept the Plan shall be permitted to change its acceptance to a rejection as a consequence of the Plan Modifications.

K.	Objections.

15.          To the extent that any objections (whether formal or informal), reservations of rights, statements, or joinders with respect to final approval of the Disclosure Statement or Confirmation have not been adjourned, resolved, withdrawn, waived, or settled prior to entry of this Confirmation Order or otherwise resolved herein, they are hereby overruled on the merits based on the record before the Court.

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L.	Burden of Proof.

16.           The Debtors, as the proponents of the Plan, have met their burden of proving the applicable elements of sections 1129(a) and 1129(b) of the Bankruptcy Code by a preponderance of the evidence, which is the applicable evidentiary standard for Confirmation of the Plan. In addition, and to the extent applicable, the Plan is confirmable under the clear and convincing evidentiary standard. Each witness who testified or submitted a declaration on behalf of the Debtors or any other party in support of the Plan and Confirmation in connection with the Combined Hearing was credible, reliable, and qualified to testify as to the topics addressed in his or her testimony.

M.	Bankruptcy Rule 3016.

17.           The Plan and all modifications thereto are dated and identify the Debtors as the proponents of the Plan, thereby satisfying Bankruptcy Rule 3016(a). The filing of the Disclosure Statement satisfied Bankruptcy Rule 3016(b). The discharge, release, injunction, and exculpation provisions of the Plan are set forth in bold therein and in the Disclosure Statement, thereby complying with Bankruptcy Rule 3016(c).

N.	Plan Compliance with the Bankruptcy Code (11 U.S.C. § 1129(a)(1)).

18.          The Plan complies with the applicable provisions of the Bankruptcy Code, thereby satisfying section 1129(a)(1) of the Bankruptcy Code. More particularly:

(i)	Proper Classification (11 U.S.C. §§ 1122, 1123(a)(1)).

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19.          The classification of Claims and Interests under the Plan is proper under the Bankruptcy Code. As required by section 1123(a)(1) of the Bankruptcy Code, other than Administrative Claims (including Allowed Professional Fee Claims, Restructuring Expenses incurred after the Petition Date and through the Effective Date, and all fees and charges assessed against the Estates under 28 U.S.C. § 1930) and Priority Tax Claims, which need not be classified, Article III of the Plan designates nine Classes of Claims and Interests. As required by section 1122(a) of the Bankruptcy Code, the Claims and Interests placed in each Class are substantially similar to the other Claims and Interests, as the case may be, in each such Class. Valid business, factual, and legal reasons exist for separately classifying the various Classes of Claims and Interests created under the Plan, and the classifications were not implemented for improper purposes. Thus, the Plan satisfies sections 1122 and 1123(a)(1) of the Bankruptcy Code.

(ii)	Specified Unimpaired Classes (11 U.S.C. § 1123(a)(2)).

20.          Article III of the Plan specifies that Claims and Interests in Class 1 (Other Secured Claims), Class 2 (Other Priority Claims), and Class 6 (General Unsecured Claims) are Unimpaired under the Plan, thereby satisfying the requirements of section 1123(a)(2) of the Bankruptcy Code. Claims in Class 7 (Intercompany Claims) and Interests in Class 8 (Intercompany Interests) are either Unimpaired and presumed to accept the Plan or Impaired and deemed to reject the Plan, as applicable.

(iii)	Specified Treatment of Impaired Classes (11 U.S.C. § 1123(a)(3)).

21.          Article III of the Plan specifies the treatment of each Impaired Class under the Plan, including of Class 3 (ABL Facility Claims), Class 4 (2029 Secured Claims), Class 5 (Other Funded Debt Claims), and Class 9 (Existing Equity Interests and 510(b) Claims), thereby satisfying the requirements of section 1123(a)(3) of the Bankruptcy Code.

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(iv)	No Discrimination (11 U.S.C. § 1123(a)(4)).

22.          Article III of the Plan provides the same treatment for each Claim or Interest within a particular Class except to the extent that a Holder of a particular Claim or Interest has agreed to a less favorable treatment of such Claim or Interest. Accordingly, the Plan satisfies the requirements of section 1123(a)(4) of the Bankruptcy Code.

(v)	Adequate Means for Plan Implementation (11 U.S.C. § 1123(a)(5)).

23.          The Plan and the various documents and agreements included in the Plan Supplement and/or entered into in connection with the Plan, including Article IV of the Plan, provide for adequate and proper means for the Plan’s execution and implementation, including, without limitation, the: (a) consummation of the Restructuring Transactions, and generally allowing for all corporate action necessary to effectuate the Restructuring Transactions; (b) funding of distributions under the Plan with (i) Cash on hand on the Effective Date, (ii) Plan Securities, and (iii) proceeds from the New ABL Loans; (c) Reorganized Debtors’ entry into the Restated ABL Documents and the Exit Notes Documents; (d) continued corporate existence of the Debtors, except as otherwise provided in the Plan or the Plan Supplement; (e) vesting of assets in the Reorganized Debtors; (f) rejection, assumption, and/or assumption and assignment of Executory Contracts and Unexpired Leases; (g) authorization and approval of all corporate actions contemplated under the Plan; (h) adoption of the New Organizational Documents, including the Shareholders’ Agreement; (i) release of liens and guarantees under the Prepetition Debt Documents; (j) cancellation of existing securities and agreements; (k) Debtors’ and/or Reorganized Debtors’, as applicable, exemption from registration requirements pursuant to section 1145 of the Bankruptcy Code; (l) expiration of the terms of the members of the Debtors’ boards of directors and appointment of the initial boards of directors or managers of the Reorganized Debtors, including the New Board; (m) preservation of certain of the Debtors’ Causes of Action; (n) exemption from transfer taxes pursuant to section 1146 of the Bankruptcy Code; (o) entry into the Amended CEO Agreement and the Amended CFO Agreement (together, the “Amended Employment Agreements”) as of the Confirmation Date; (p) implementation of the Management Incentive Plan after the Effective Date as determined by the New Board; (q) prompt filing and diligent prosecution of all required FCC Applications, including the FCC Long Form Application and the Petition for Declaratory Ruling (if and to the extent necessary), in compliance with applicable Communications Laws and FCC rules and regulations; and (r) Reorganized Company’s emergence from chapter 11 as a private company. The Plan, therefore, satisfies the requirements of section 1123(a)(5) of the Bankruptcy Code.

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(vi)	Non-Voting Equity Securities (11 U.S.C. § 1123(a)(6)).

24.          To the extent required under section 1123(a)(6) of the Bankruptcy Code, the New Organizational Documents will prohibit the issuance of non-voting equity securities; provided, however, that the foregoing restriction shall (a) have no further force and effect beyond that required under section 1123(a)(6) of the Bankruptcy Code, (b) only have such force and effect for so long as section 1123(a)(6) of the Bankruptcy Code is in effect and applicable to the Debtors, and (c) in all events may be amended or eliminated in accordance with applicable law as from time to time may be in effect.

(vii)	Designation of Directors and Officers (11 U.S.C. § 1123(a)(7)).

25.          The Plan Supplement and Article IV.O of the Plan set forth the manner of selection of the directors and officers of the Reorganized Debtors. The appointment, employment, or manner of selection of such individuals is consistent with the interests of Holders of Claims and Interests and with public policy. Accordingly, the Plan satisfies the requirements of section 1123(a)(7) of the Bankruptcy Code.

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O.	Discretionary Contents of the Plan (11 U.S.C. § 1123(b)).

26.          The Plan contains various provisions that may be construed as discretionary, but not necessary for Confirmation under the Bankruptcy Code. Each such discretionary provision complies with section 1123(b) of the Bankruptcy Code and is not inconsistent with the applicable provisions of the Bankruptcy Code. Thus, the Plan complies with section 1123(b) of the Bankruptcy Code. The failure to specifically address a provision of the Bankruptcy Code in this Confirmation Order shall not diminish or impair the effectiveness of this Confirmation Order.

(i)	Impairment/Unimpairment of Any Class of Claims or Interests (11 U.S.C. § 1123(b)(1)).

27.          The Plan is consistent with section 1123(b)(1) of the Bankruptcy Code. Article III of the Plan Impairs or leaves Unimpaired each Class of Claims and Interests.

(ii)	Assumption and Rejection of Executory Contracts and Unexpired Leases (11 U.S.C. § 1123(b)(2)).

28.          Article V of the Plan provides that all of the Debtors’ Executory Contracts and Unexpired Leases shall be deemed assumed as of the Effective Date except for any Executory Contract and Unexpired Lease that (a) was previously assumed or rejected by the Debtors, pursuant to an Order of the Court; (b) previously expired or terminated pursuant to its terms; (c) is the subject of a motion to reject Filed on or before the Effective Date; or (d) is specifically designated as a contract or lease to be rejected on the Schedule of Rejected Executory Contracts and Unexpired Leases, if any. Notwithstanding anything to the contrary in the Plan, the terms of any Executory Contract or Unexpired Lease assumed pursuant to the Plan, this Confirmation Order, or any other Order of the Court shall re-vest and be fully enforceable by the applicable contracting Reorganized Debtor in accordance with such terms, except as they may have been modified by written agreement of the Debtors and the applicable counterparty or by the provisions of any Order of the Court authorizing and providing for its assumption under applicable federal law. This Confirmation Order will constitute an Order of the Court approving each proposed assumption, or proposed assumption and assignment, as applicable, of Executory Contracts and Unexpired Leases pursuant to sections 365 and 1123 of the Bankruptcy Code as of the Effective Date. Each Executory Contract or Unexpired Lease set forth on the Schedule of Rejected Executory Contracts and Unexpired Leases, if any, shall be deemed rejected on, and as of, the Effective Date.

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(iii)	Settlement, Releases, Exculpation, Injunction, and Preservation of Claims and Causes of Action (11 U.S.C. § 1123(b)(3)).

29.          The Plan is consistent with section 1123(b)(3) of the Bankruptcy Code. In accordance with section 363 of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration of the distributions, settlements, and other benefits provided under the Plan, including, without limitation, the releases set forth in Article VIII thereof and the assumption of the Amended Employment Agreements as of the Confirmation Date, the provisions of the Plan and this Confirmation Order shall constitute a good-faith, global, and integrated compromise and settlement of all Claims, Interests, Causes of Action, and controversies released, settled, compromised, discharged, satisfied, or otherwise resolved pursuant to the Plan. Such compromises and settlements are the product of extensive arm’s-length, good-faith negotiations and are fair, equitable, and reasonable and in the best interest of the Debtors and their Estates.

(iv)	Debtor Release.

30.          The releases of Claims and Causes of Action by the Debtors described in Article VIII.C of the Plan (the “Debtor Release”) represent a valid exercise of the Debtors’ business judgment under Bankruptcy Rule 9019. The Debtor Release is fair and equitable, and in accordance with section 1123(b) of the Bankruptcy Code.

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31.          The Debtor Release is an integral part of the Plan and is in the best interest of the Estates as a component of the comprehensive settlement implemented under the Plan. Following the conclusion of an independent investigation conducted by the Investigation Committee of the Debtors’ Board of Directors, the lack of any colorable Claims or Causes of Action against the Released Parties, and the lack of any benefits that may be obtained from pursuing any hypothetical Claims and Causes of Action against any Released Party, when weighed against the costs, distraction, and delay attendant to pursuing any such Claims or Causes of Action, as well as the material benefits obtained by the Debtors and their stakeholders through implementing the Restructuring Transactions through a prepackaged chapter 11 plan which would not be possible without the Debtor Release, support the Debtor Release. The Plan, including the Debtor Release, was negotiated by sophisticated parties represented by able counsel and advisors. The Debtor Release is therefore the result of a hard-fought and arm’s-length negotiation conducted in good faith.

32.          The scope of the Debtor Release is appropriately tailored to the facts and circumstances of these chapter 11 cases, as it explicitly does not provide a release for (a) any post-Effective Date obligations of any party or Entity under the Plan, any act occurring after the Effective Date with respect to the Restructuring Transactions, the obligations arising under any Definitive Document to the extent imposing obligations arising after the Effective Date (including those set forth in the Plan Supplement), or other document, instrument, or agreement executed to implement the Plan, (b) the rights of Holders of Allowed Claims to receive distributions under the Plan, (c) any Cause of Action included on the Schedule of Retained Causes of Action, or (d) any Claim or Cause of Action arising from an act or omission that is judicially determined by a Final Order to have constituted actual fraud or criminal conduct.

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33.          The Debtor Release appropriately offers protection to parties that contributed to the Debtors’ restructuring process. Each of the Released Parties made significant concessions in and contributions to these chapter 11 cases. The Debtor Release is appropriate in light of, among other things, the value provided by the Released Parties to the Estates, the lack of colorable claims against the Released Parties, and the critical importance of the Debtor Release to the Plan and the chapter 11 cases.

34.          Notwithstanding anything in any Plan Document to the contrary, the Debtor Release provided in Article VIII.C of the Plan shall extend to the 2026 Agent and the 2026 Trustee (each in its capacity as such), and each of their respective current and former Affiliates, predecessors, participants, successors, assigns, subsidiaries, direct and indirect equityholders, interest holders, directors, officers, managers, members, principals, partners, employees, independent contractors, agents, representatives, managed accounts or funds, management companies, fund advisors, investment advisors, advisory board members, financial advisors, consultants, attorneys, accountants, investment bankers, and other professionals, in each case to the same extent and subject to the same limitations applicable to Released Parties under the Plan; provided that, with respect to the 2026 Agent, the Debtor Release received by such Entity shall not extend to any Affiliate(s), trading desk(s), fund(s), account, branch, unit, and/or business group(s) of the 2026 Agent (that has not acted at the direction of or for the benefit of the 2026 Agent in its agency capacity) unless such Affiliate(s), trading desk(s), fund(s), account, branch, unit, and/or business group(s) has itself submitted a Ballot or Release Opt In Form (as applicable) or specifically authorized a third party to submit a Ballot or Release Opt In Form (as applicable) on its behalf. As used in paragraphs 30 through 33 of this Confirmation Order, the term “Released Parties” shall include those parties to which the Debtor Release extends pursuant to this paragraph 34.

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(v)	Third-Party Release.

35.          The Third-Party Release set forth in Article VIII.D of the Plan is an essential provision of the Plan and is: (a) consensual; (b) in exchange for the good and valuable consideration provided by the Released Parties; (c) a good-faith and arm’s-length settlement and compromise of the Claims and Causes of Action released thereby; (d) materially beneficial to, and in the best interest of, the Debtors, their Estates, and their stakeholders; (e) critical to the overall success of the Plan; (f) fair, equitable, and reasonable; (g) given and made after due notice and opportunity for hearing; and (h) consistent with sections 105, 524, 1123, 1129, and 1141 and other applicable provisions of the Bankruptcy Code.

36.          The Third-Party Release is an integral part of the Plan. Like the Debtor Release, the Third-Party Release facilitated participation of critical parties in interest in both the Plan process and the chapter 11 process generally. The Third-Party Release was critical to incentivizing parties in interest to support the Plan by providing critical concessions and funding and to preventing costly and time-consuming litigation regarding various parties’ respective rights and interests. The Third-Party Release was a core negotiation point and was instrumental in developing a Plan that maximized value for all of the Debtors’ stakeholders. The Third-Party Release is designed to provide finality for the Debtors, the Reorganized Debtors, and the Released Parties. As such, the Third-Party Release appropriately offers certain protections to parties who constructively participated in the Debtors’ restructuring.

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37.          The Third-Party Release is consensual. The Plan and the Disclosure Statement provide appropriate and specific disclosure with respect to the Entities, Claims, and Causes of Action that are subject to the Third-Party Release, and no additional disclosure is necessary. As evidenced by the Solicitation Certificate, the Notice Certificate, and the Publication Certificate, the Debtors provided actual notice to all known parties in interest, including all known Holders of Claims and Interests, as well as published notice in national and international publications for the benefit of unknown parties in interest, and no further or other notice is necessary. Additionally, the release provisions of the Plan were conspicuous, emphasized with boldface type in the Plan and the Disclosure Statement, and included in the Ballots and applicable notices. Except as set forth in the Plan, all Releasing Parties in Unimpaired and non-Voting Classes were properly informed that, unless they checked the “Opt Out” election box on the applicable Ballot or Release Opt Out Form and returned the same in advance of the Voting Deadline, they would be deemed to have expressly consented to the release of all Claims and Causes of Action against the Released Parties. Holders of Claims and Interests in Class 9 (Existing Equity Interests and 510(b) Claims) were provided a Release Opt In Form solely for the purpose of providing such Holders with the opportunity to affirmatively opt in to the Third-Party Release, and no Holder of a Class 9 Claim or Interest is a Releasing Party under the Third-Party Release unless such Holder affirmatively opted in by timely and properly returning their Release Opt In Form.

38.          The scope of the Third-Party Release is appropriately tailored to the facts and circumstances of these chapter 11 cases, as it explicitly does not provide a release for (a) any post-Effective Date obligations of any party or Entity under the Plan, any act occurring after the Effective Date with respect to the Restructuring Transactions, the obligations arising under any Definitive Document to the extent imposing obligations arising after the Effective Date (including those set forth in the Plan Supplement), or other document, instrument, or agreement executed to implement the Plan, (b) the rights of Holders of Allowed Claims to receive distributions under the Plan, (c) the rights of any current employee of the Debtors under any employment agreement or plan, (d) the rights of the Debtors with respect to any confidentiality provisions or covenants restricting competition in favor of the Debtors under any employment agreement with a current or former employee of the Debtors, or (e) any Claim or Cause of Action arising from an act or omission that is judicially determined by a Final Order to have constituted actual fraud, gross negligence, willful misconduct, or criminal conduct.

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39.          In light of, among other things, the consensual nature of the Third-Party Release, the critical role of the Third-Party Release in obtaining the requisite support of the Debtors’ stakeholders needed to confirm the Plan, and the significant value provided by the Released Parties to the Estates, the Third-Party Release is appropriate.

(vi)	Exculpation.

40.          The exculpation provisions set forth in Article VIII.E of the Plan (the “Exculpation”) are essential to the Plan, appropriate under applicable law, including In re Highland Capital Management, L.P., 48 F.4th 419 (5th Cir. 2022) and In re Highland Capital Mgmt., L.P., 132 F. 4th 353 (5th Cir. 2025), and constitute a proper exercise of the Debtors’ business judgment. The record in the chapter 11 cases fully supports the Exculpation, which is appropriately tailored to protect the Exculpated Parties from inappropriate litigation arising from their participation in the chapter 11 cases and the Debtors’ restructuring and are consistent with the Bankruptcy Code and applicable law.

(vii)	Injunction.

41.          The injunction provisions set forth in Article VIII.F of the Plan (the “Injunction”) are essential to the Plan and are necessary to implement, preserve, and enforce the discharge, release, and exculpation provisions of the Plan. The Injunction is appropriately tailored to achieve those purposes and appropriate under applicable law, including In re Highland Capital Management, L.P., 132 F.4th 353, 360–62 (5th Cir. 2025).

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(viii)	Discharge; Release of Liens.

42.          The discharge and release provisions set forth in Articles VIII.A and VIII.B of the Plan are essential to the Plan and are necessary to preserve and enforce the discharges provided under the Plan, as well as the Debtor Release, the Third-Party Release, and Exculpation provisions of the Plan. Such discharge and release provisions are appropriately tailored to achieve those purposes.

(ix)	Preservation of Claims and Causes of Action.

43.          The provisions set forth in Article IV.S of the Plan regarding the preservation of Causes of Action in the Plan are appropriate and are in the best interests of the Debtors, their Estates, and Holders of Claims and Interests. Each Reorganized Debtor shall retain and may enforce all rights to commence and pursue, as appropriate, any and all Causes of Action of the Debtors, whether arising before or after the Petition Date, including any actions specifically enumerated in the Schedule of Retained Causes of Action, and the Reorganized Debtors’ rights to commence, prosecute, or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date, other than the Causes of Action released by the Debtors pursuant to the releases and exculpations contained in the Plan, including in Article VIII thereof, which shall be deemed released and waived by the Debtors and the Reorganized Debtors as of the Effective Date.

(x)	Provisions Regarding the Tennessee Department of Revenue.

44.          Notwithstanding anything to the contrary in the Plan or this Confirmation Order, and consistent with 11 U.S.C. § 1129(a)(9)(C)(i), postpetition interest on the Tennessee Department of Revenue’s Allowed Priority Tax Claims, if any, shall be paid in full pursuant to 11 U.S.C. §1129(a)(9)(C), plus interest, to the extent applicable, as required by 11 U.S.C. §511.

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(xi)	Provisions Regarding the Texas Comptroller of Public Accounts.

45.          Notwithstanding anything else to the contrary in the Plan or Confirmation Order, these provisions will govern the treatment of the claims of the Texas Comptroller of Public Accounts (the “Texas Comptroller”):

a.	Nothing provided in the Plan or Confirmation Order shall affect or impair any statutory or common law setoff rights of the Texas Comptroller in accordance with 11 U.S.C. § 553; provided, however, that the foregoing is not an admission by any party that any such setoff rights exist or that any requirements for setoff under section 553 of the Bankruptcy Code have been satisfied;

b.	Nothing provided in the Plan or Confirmation Order shall affect or impair any rights of the Texas Comptroller to pursue any non-debtor third parties for tax debts or claims;

c.	Nothing provided in the Plan or Confirmation Order shall be construed to preclude the payment of interest on the Texas Comptroller’s administrative expense or Priority Tax Claim, to the extent permitted by the Bankruptcy Code; provided, however, that, for the avoidance of doubt, the Texas Comptroller shall not be entitled to postpetition, pre-Effective Date interest with respect to any prepetition Claim;

d.	To the extent that interest is payable with respect to any administrative expense or Priority Tax Claim of the Texas Comptroller, the interest rate shall be the applicable statutory rate of interest pursuant to the Texas Tax Code section 111.060; and

e.	the Texas Comptroller is not required to file a motion or application for payment of administrative expense claims pursuant to 11 U.S.C. § 503(b)(1)(D).

46.          Allowed Priority Tax Claims owed to the Texas Comptroller shall be paid in full in a manner consistent with section 1129(a)(9)(C) of the Bankruptcy Code, and in no event in a payment schedule that extends past sixty (60) months of the Petition Date, unless otherwise permitted by applicable law or as otherwise agreed to by the Comptroller and the Reorganized Debtors. To the extent that the Comptroller’s Priority Tax Claims are to be paid over time, such claims shall accrue interest at the applicable statutory rate of interest from the Plan’s Effective Date until paid in full.

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47.          The Texas Comptroller is not a Releasing Party and affirmatively opts out of the Third-Party Releases. The Debtors shall file and pay their applicable franchise tax returns when due in the ordinary course.

48.          The Debtors’, the Reorganized Debtors’, and the Texas Comptroller’s rights and defenses under the Bankruptcy Code and Texas state law with respect to the foregoing are fully preserved.

(xii)	Provisions Regarding the Texas Taxing Authorities.

49.            Notwithstanding anything to the contrary in the Plan or this Confirmation Order, the Allowed Secured tax Claims of the Texas Taxing Authorities3 for ad valorem property taxes for the 2026 tax year (collectively, the “Texas Tax Claims”), shall be paid in full on the later of (i) the Effective Date (or as soon as practical thereafter) or (ii) in the ordinary course of business, when due pursuant to the Texas Tax Code (subject to any applicable extensions, grace periods, or similar rights thereunder). The Texas Tax Claims shall, subject to any applicable limitation in the Bankruptcy Code, include all accrued interest properly charged under applicable non-bankruptcy law through the date of payment, to the extent the Texas Tax Code provides for interest with respect to any portion of the Texas Tax Claims. With respect to the Texas Tax Claims, the Texas Taxing Authorities shall retain any liens that (x) arose in the ordinary course of business pursuant to applicable  non-bankruptcy law, and (y) are valid, senior, properly perfected, binding, enforceable, and non- avoidable pursuant to applicable non-bankruptcy law until the corresponding Texas Tax Claims giving rise to any such liens are paid in full, including any applicable penalties or interest as allowed by applicable state law. The Texas Taxing Authorities’ lien priority shall not be primed or subordinated by any exit financing approved by  the Court in conjunction with confirmation of the Plan.

[3]	“Texas Taxing Authorities” means Alief Independent School District, Carrollton-Farmers Branch Independent School District, Chambers County Tax Office, City of Houston, Fort Bend Independent School District, Wichita County Tax Office, Taylor County Central Appraisal District, Dallas County, Fort Bend County, Houston City College, Irving Independent School District, Jefferson County, Orange County, and Tarrant County.

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50.          The Debtors’, the Reorganized Debtors’, and the Texas Taxing Authorities’ rights to object to the priority, validity, amount, and extent of any Texas Tax Claims or liens asserted by any Texas Taxing Authority are expressly reserved and fully preserved, including, without limitation, the Debtors’ rights and defenses under nonbankruptcy Law and the Bankruptcy Code.

(xiii)	Provisions Regarding Nielsen.

51.          For the avoidance of doubt, notwithstanding anything herein to the contrary, nothing in this Confirmation Order, the Plan, or Plan Supplement is intended to or shall be deemed to: (1) affect any rights, obligations, claims, defenses, counterclaims, cross-claims or causes of action of any party in the pending action styled Cumulus Media New Holdings Inc. v. The Nielsen Company (US) LLC, No. 1:25-cv-08581 (JAV) (S.D.N.Y.) (the “District Court Action”) (including any appeals thereof), or (2) alter or otherwise impact any of the parties’ rights or obligations, if any, arising in connection with the services agreements and related agreements between the parties (as described in the District Court Action).  Furthermore, nothing in this paragraph shall modify, alter, terminate, or extend the automatic stay under section 362, or any other stay applicable to the District Court Action, beyond its operation under applicable law.

(xiv)	Provisions Regarding the NFL.

52.          Following entry of this Confirmation Order, notwithstanding anything to the contrary in the Plan, the Plan Supplement, or this Confirmation Order, the Debtors shall not, in connection with the Restructuring Transactions, seek to reject the NFL Agreement4 or alter, amend, modify or supplement the Schedule of Rejected Executory Contracts and Unexpired Leases to add the NFL Agreement to such schedule.  Following entry of the Confirmation Order, the Debtors are authorized to continue making all payments due and owing under the NFL Agreement in the ordinary course of the Debtors’ business in accordance with the terms of the NFL Agreement.

[4]	“NFL Agreement” means the Amended and Restated Audio Rights Agreement, effective as of April 1, 2025, by and between Westwood One, LLC and the National Football League.

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(xv)	Provisions Regarding SoundExchange.

53.          Notwithstanding anything to the contrary contained in the Plan Documents or this Confirmation Order, and solely with respect to SoundExchange, Inc. (“SoundExchange”):

a.	Nothing in the Plan Documents shall affect, modify, diminish, enhance, or impair the rights (including, without limitation, any rights of setoff and recoupment), defenses, and obligations of SoundExchange, the Debtors, the Reorganized Debtors, or any third party as set forth in 17 U.S.C. §§ 112(e) and 114(d)(2), 37 C.F.R. Part 380 and any other applicable nonbankruptcy law (collectively, the “Statutory Licenses and Regulations”); provided, however, that (i) SoundExchange shall not be required to file a motion or obtain an order from this Bankruptcy Court as a condition to exercising any setoff or recoupment rights after the Effective Date and SoundExchange’s exercise of such rights after the Effective Date shall not constitute a violation of the Plan’s injunction and (ii) the Debtors and Reorganized Debtors shall, to the extent applicable under the Statutory Licenses and Regulations, be entitled to any refund, rebate, credit, recoupment, or setoff of any overpayment made by the Debtors or Reorganized Debtors to SoundExchange.

b.	The Debtors and Reorganized Debtors shall pay all undisputed amounts due and owing to SoundExchange under the Statutory Licenses and Regulations for periods prior to, on, and after the Effective Date, including, without limitation, annual minimum fees, royalties, and late fees, in the ordinary course of business and in accordance with the Statutory Licenses and Regulations. For the avoidance of doubt, to the extent applicable under the Statutory Licenses and Regulations, late fees shall continue to accrue in accordance with the Statutory Licenses and Regulations on any disputed amounts that are ultimately determined to be due and owing.

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c.	For purposes of this Confirmation Order, the term “Audit Claims” shall mean all claims, rights, and remedies of SoundExchange arising from or relating to audits of the Debtors’ and Reorganized Debtors’ compliance with the Statutory Licenses and Regulations for calendar years 2017 through and including each calendar year (or partial calendar year) ending on or before the Effective Date (the “Audit Years”). Notwithstanding anything to the contrary in the Plan Documents, the Audit Claims, whether arising before, on, or after the Effective Date, shall not be discharged, released, impaired, or otherwise modified in any way by the Plan Documents or this Confirmation Order and all such Audit Claims are expressly preserved.

d.	After the Effective Date, SoundExchange shall not be required to obtain a “Colorable Claim” finding or any other advance authorization from this Bankruptcy Court as a precondition to commencing, continuing, or prosecuting any action or proceeding to audit, liquidate, or enforce the Audit Claims or to enforce statutory royalty obligations in accordance with the Statutory Licenses and Regulations (the “Pre-Approval Requirement”) and the Bankruptcy Court shall not have exclusive jurisdiction over such actions or proceedings. For the avoidance of doubt, nothing in this paragraph shall divest this Bankruptcy Court of any jurisdiction otherwise conferred by 28 U.S.C. §§ 157 and 1334 to interpret and enforce the Plan and this Confirmation Order.

e.	Notwithstanding anything to the contrary in the Plan Documents, (i) all statutory and regulatory time periods, lookback windows, limitation periods, and other time-based requirements applicable to the rights of SoundExchange, the Debtors, and/or the Reorganized Debtors (as applicable) under the Statutory Licenses and Regulations with respect to the Audit Years (including, without limitation, any deadlines to initiate or complete audits, to assert audit findings, or to commence enforcement proceedings) shall, to the extent the exercise of such rights was impacted by the Chapter 11 Cases, be deemed tolled for the period from the Petition Date through and including the Effective Date and (ii) SoundExchange, the Debtors, and/or the Reorganized Debtors (as applicable) shall not assert, and are hereby barred and estopped from asserting, any defense based on the passage of time during such period.

f.	Notwithstanding anything to the contrary in the Plan Documents, upon entry of this Confirmation Order, and without the need to satisfy the Pre-Approval Requirement and consistent with the jurisdictional rights set forth in paragraph (d) above, SoundExchange may continue, conduct, and complete the Audit Claims for the period 2017 to 2019 and 2020 to 2022 (the “Pending Audit Claims”) in the ordinary course of business and in accordance with the Statutory Licenses and Regulations, and may engage in discussions and negotiations with the Debtors or Reorganized Debtors to liquidate, resolve, or settle the Pending Audit Claims. Such audit and negotiation activities shall not be deemed to violate the automatic stay, any injunction imposed by the Plan or this Confirmation Order, or any other provision of the Plan Documents; provided that (i) the automatic stay in section 362 of the Bankruptcy Code shall continue to apply through the Effective Date with respect to any payments that SoundExchange asserts are owed pursuant to the Pending Audit Claims and (ii) to the extent applicable under the Statutory Licenses and Regulations, late fees shall continue to accrue in accordance with the Statutory Licenses and Regulations on any amounts that are ultimately determined to be due and owing in connection with the Pending Audit Claims.

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P.	Other Appropriate Provisions.

54.          The Plan’s other provisions are appropriate and consistent with the applicable provisions of the Bankruptcy Code, including provisions for (a) distributions to Holders of Claims and Interests, (b) allowance of certain Claims, (c) indemnification obligations, and (d) the retention of Court jurisdiction, thereby satisfying the requirements of section 1123(b)(6) of the Bankruptcy Code.

Q.	Cure of Defaults (11 U.S.C. § 1123(d)).

55.          Article V.C of the Plan provides for the satisfaction of Cure Claims associated with each Executory Contract or Unexpired Lease to be assumed in accordance with section 365(b)(1) of the Bankruptcy Code. The Debtors or the Reorganized Debtors, as applicable, shall pay any undisputed portion of a Cure Claim, if any, on (a) the Effective Date or as soon as reasonably practicable thereafter for Executory Contracts and Unexpired Leases assumed as of the Effective Date, (b) in the ordinary course of the Debtors’ business in accordance with the terms of such Executory Contract or Unexpired Lease, or (c) the assumption effective date, if different than the Effective Date. Any disputed cure amount will be determined in accordance with the procedures set forth in Article V.C of the Plan and applicable bankruptcy and nonbankruptcy law. In the event of a dispute regarding (x) the amount of any payments to cure such a default, (y) the ability of the Reorganized Debtors or any assignee to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the Executory Contract or Unexpired Lease to be assumed, or (z) any other matter pertaining to assumption, the Cure Claim payments required by section 365(b)(1) of the Bankruptcy Code shall be made following the entry of a Final Order or orders resolving the dispute and approving the assumption; provided, that the Reorganized Debtors may settle any such dispute without any further notice to, or action, order, or approval of, the Court or any other Entity. The Debtors provided sufficient notice to the counterparties to the Executory Contracts and Unexpired Leases to be assumed under the Plan. Thus, the Plan complies with section 1123(d) of the Bankruptcy Code.

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R.	Compliance of the Debtors and Others with the Applicable Provisions of the Bankruptcy Code (11 U.S.C. § 1129(a)(2)).

56.          The Debtors, as the proponents of the Plan, have complied with all applicable provisions of the Bankruptcy Code as required by section 1129(a)(2) of the Bankruptcy Code, including sections 1122, 1123, 1124, 1125, 1126, and 1128, and Bankruptcy Rules 3017, 3018, and 3019.

57.          The Debtors solicited votes to accept or reject the Plan pursuant to section 1125(a) of the Bankruptcy Code and the Scheduling Order and complied with all other applicable provisions of the Bankruptcy Code, except as otherwise provided or permitted by orders of the Court.

58.          The Debtors have solicited and tabulated votes on the Plan and have participated in the activities described in section 1125 of the Bankruptcy Code fairly, in good faith within the meaning of section 1125(e), and in a manner consistent with the applicable provisions of the Scheduling Order, the Disclosure Statement, the Bankruptcy Code, the Bankruptcy Rules, the Local Rules, the Complex Case Procedures, and all other applicable rules, laws, and regulations in connection with all of their respective activities relating to support and consummation of the Plan, including the negotiation, execution, delivery, and performance of the Restructuring Support Agreement, and are entitled to the protections afforded by section 1125(e) of the Bankruptcy Code, the Exculpation set forth in the Plan, and all other protections and rights provided in the Plan.

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59.          So long as the offering, issuance, and distribution of recoveries under the Plan are made pursuant to, and in compliance with, the Plan, the Debtors will have participated in such offering, issuance, and distribution of recoveries in good faith and in compliance with the applicable provisions of the Bankruptcy Code and, therefore, are not, and will not be, on account of such offering, issuance, and distributions, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or distributions made thereunder.

S.	Plan Proposed in Good Faith (11 U.S.C. § 1129(a)(3)).

60.          The Debtors have proposed the Plan (including the Plan Supplement and all other documents necessary or appropriate to effectuate the Plan) in good faith and not by any means forbidden by law, thereby satisfying section 1129(a)(3) of the Bankruptcy Code. In determining that the Plan has been proposed in good faith, the Court has examined the totality of the circumstances surrounding the filing of the chapter 11 cases, the Restructuring Support Agreement, the Plan itself, the process leading to its formulation, the process leading to Confirmation, the support of Holders of Claims in the Voting Classes for the Plan, and the transactions to be implemented pursuant thereto. The Debtors’ good faith is evident from the facts and record of the chapter 11 cases, the Disclosure Statement, the hearing to conditionally approve the Disclosure Statement, and the record of the Combined Hearing and other proceedings held in the chapter 11 cases. The Plan was proposed with the legitimate and honest purpose of maximizing the value of the Estates and to effectuate a successful reorganization of the Debtors. The Definitive Documents are the product of extensive negotiations conducted at arm’s length among, as applicable, the Debtors, the Consenting Stakeholders, and their respective professionals. Further, the Plan’s classification, indemnification, settlement, discharge, exculpation, release, and injunction provisions have been negotiated in good faith and at arm’s length, are consistent with sections 105, 1122, 1123(b)(3)(A), 1123(b)(6), 1129, and 1142 of the Bankruptcy Code, and are each integral to the Plan, supported by valuable consideration, and necessary to the Debtors’ successful reorganization. Accordingly, the requirements of section 1129(a)(3) of the Bankruptcy Code are satisfied.

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61.          Based on the record before this Court in the chapter 11 cases: (a) the Debtors; (b) the Consenting ABL Parties; (c) the Consenting 2029 Holders; (d) the Prepetition Agents; and (e) the Distribution Agent, have, as of or after the Petition Date, acted in good faith and will continue to act in good faith if they proceed to: (x) consummate the Plan and the agreements (including, without limitation, the agreements contained in the Plan Supplement), settlements, transactions, and transfers contemplated thereby; and (y) take the actions authorized and directed by this Confirmation Order.

T.	Payment for Services or Costs and Expenses (11 U.S.C. § 1129(a)(4)).

62.          Any payment made or to be made by the Debtors for services or for costs and expenses of the Debtors’ professionals in connection with the chapter 11 cases, or in connection with the Plan and incident to the chapter 11 cases, has been approved by or is subject to the approval of the Court as reasonable, thereby satisfying section 1129(a)(4) of the Bankruptcy Code.

U.	Directors, Officers, and Insiders (11 U.S.C. § 1129(a)(5)).

63.          The identities of, or process for appointment of, the Reorganized Debtors’ initial directors and officers have been disclosed (to the extent known) in the Plan and the Plan Supplement. The proposed officers and directors for the Reorganized Debtors (to the extent known) are qualified, and their appointment to, or continuance in, such roles is consistent with the interests of the Holders of Claims and Interests and with public policy. Accordingly, the Plan satisfies the requirements of section 1129(a)(5) of the Bankruptcy Code.

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V.	No Rate Changes (11 U.S.C. § 1129(a)(6)).

64.          Section 1129(a)(6) of the Bankruptcy Code is satisfied because the Plan does not provide for any rate change over which a governmental regulatory commission has jurisdiction. Therefore, section 1129(a)(6) of the Bankruptcy Code does not apply to the Plan.

W.	Best Interests of Holders of Claims and Interests (11 U.S.C. § 1129(a)(7)).

65.          The Plan satisfies section 1129(a)(7) of the Bankruptcy Code. The Liquidation Analysis attached as Exhibit E to the Disclosure Statement and the other evidence related thereto in support of Confirmation that was presented, proffered, or adduced at or prior to the Combined Hearing, including the Henness Declaration: (a) are reasonable, persuasive, credible, and accurate as of the dates such analyses and evidence were prepared, presented, or proffered; (b) utilize reasonable and appropriate methodologies and assumptions; (c) have not been controverted by other evidence; and (d) establish that each Holder of an Impaired Claim or Interest either has accepted the Plan or will receive or retain under the Plan, on account of such Claim or Interest, property of a value, as of the Effective Date, that is not less than the amount that such Holder would receive or retain if the Debtors were liquidated under chapter 7 of the Bankruptcy Code on such date. The Plan, therefore, satisfies the requirements of section 1129(a)(7) of the Bankruptcy Code.

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X.	Acceptance by Certain Classes (11 U.S.C. § 1129(a)(8)).

66.          Class 1 (Other Secured Claims), Class 2 (Other Priority Claims), and Class 6 (General Unsecured Claims) are Unimpaired by the Plan under section 1124 of the Bankruptcy Code and, accordingly, Holders of Claims in such Classes are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Holders of Claims in Class 7 (Intercompany Claims) and of Interests in Class 8 (Intercompany Interests) are either Unimpaired or Impaired and, thus, presumed to accept or deemed to reject the Plan, as applicable. As established by the Voting Report, Class 3 (ABL Facility Claims), Class 4 (2029 Secured Claims), Class 5 (Other Funded Debt Claims) are Impaired by and entitled to vote on the Plan. Holders of Claims in Class 3 (ABL Facility Claims), Class 4 (2029 Secured Claims), Class 5 (Other Funded Debt Claims) have voted to accept the Plan. Interests in Class 9 (Existing Equity Interests and 510(b) Claims) are Impaired and deemed to have rejected the Plan. Notwithstanding the foregoing, the Plan is confirmable because it satisfies sections 1129(a)(10) and 1129(b) of the Bankruptcy Code.

Y.	Treatment of Claims Entitled to Priority Under § 507 of the Bankruptcy Code (11 U.S.C. § 1129(a)(9)).

67.          The treatment of Allowed Administrative Claims, Allowed Priority Tax Claims, and Allowed Professional Fee Claims, pursuant to Articles II and III of the Plan, as applicable, satisfies the requirements of section 1129(a)(9) of the Bankruptcy Code.

Z.	Acceptance by at Least One Impaired Class of Claims (11 U.S.C. § 1129(a)(10)).

68.          The Plan satisfies the requirements of section 1129(a)(10) of the Bankruptcy Code. As evidenced by the Voting Report, Class 3 (ABL Facility Claims), Class 4 (2029 Secured Claims), Class 5 (Other Funded Debt Claims), which are Impaired, voted to accept the Plan by the requisite numbers and amounts of Claims, as determined without including any acceptance of the Plan by any insider (as that term is defined in section 101(31) of the Bankruptcy Code). The Plan, therefore, satisfies the requirements of section 1129(a)(10) of the Bankruptcy Code.

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AA.	Feasibility (11 U.S.C. § 1129(a)(11)).

69.          The Financial Projections attached as Exhibit F to the Disclosure Statement and the evidence that was proffered or adduced at or prior to the Combined Hearing: (a) are reasonable, persuasive, credible, and accurate as of the dates such evidence was prepared; (b) have not been rebutted by other evidence; (c) utilize reasonable and appropriate methodologies and assumptions; (d) establish that the Plan is feasible and that there is a reasonable prospect of the Reorganized Debtors being able to meet their financial obligations under the Plan and in the ordinary course of business, and that Confirmation of the Plan is not likely to be followed by liquidation or the need for further financial reorganization of the Reorganized Debtors or any successor to the Reorganized Debtors under the Plan; and (e) establish that the Reorganized Debtors will have sufficient funds available to meet their obligations under the Plan. Accordingly, the Plan satisfies the requirements of section 1129(a)(11) of the Bankruptcy Code.

BB.	Payment of Fees (11 U.S.C. § 1129(a)(12)).

70.          As set forth in Article XII.C of the Plan, all fees and charges assessed against the Estates under section 1930 of title 28 that are due and payable prior to the Effective Date shall be paid by the Debtors in full on the Effective Date. On and after the Effective Date, the Reorganized Debtors shall pay any and all such fees when due and payable, and shall File with the Court (to the extent the chapter 11 cases have not yet been closed, dismissed, or converted) quarterly reports as required by the Bankruptcy Code, Bankruptcy Rules, and Local Rules, as applicable, in connection therewith. The Debtors shall remain obligated to file post-confirmation quarterly reports and pay quarterly fees to the U.S. Trustee until the earliest date upon which the chapter 11 cases are closed, dismissed, or converted to cases under chapter 7 of the Bankruptcy Code. Accordingly, the Plan satisfies the requirements of section 1129(a)(12) of the Bankruptcy Code.

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CC.	Continuation of Retiree Benefits (11 U.S.C. § 1129(a)(13)).

71.          The Plan satisfies the requirements of section 1129(a)(13) of the Bankruptcy Code. Article IV.U of the Plan provides that from and after the Effective Date, all retiree benefits, as defined in section 1114 of the Bankruptcy Code, if any, shall continue to be paid in accordance with applicable law. Accordingly, the Plan satisfies the requirements of section 1129(a)(13) of the Bankruptcy Code.

DD.	Non-Applicability of Certain Sections (11 U.S.C. § 1129(a)(14), (15), and (16)).

72.          The Debtors do not owe any domestic support obligations, are not individuals, and are not nonprofit corporations. Therefore, sections 1129(a)(14), 1129(a)(15), and 1129(a)(16) of the Bankruptcy Code do not apply to the chapter 11 cases.

EE.	Confirmation of Plan Over Nonacceptance of Impaired Classes (11 U.S.C. § 1129(b)).

73.          Pursuant to section 1129(b)(1) of the Bankruptcy Code, the Plan may be confirmed despite the fact that Class 7 (Intercompany Claims), Class 8 (Intercompany Interests), and Class 9 (Existing Equity Interests and 510(b) Claims) which are Unimpaired and presumed to have accepted the Plan or Impaired and deemed to have rejected the Plan, have not voted to accept the Plan because the Plan meets the “cramdown” requirements for confirmation under section 1129(b) of the Bankruptcy Code.

74.          To the extent the requirements of section 1129(a)(8) of the Bankruptcy Code may not have been met with respect to Class 7 (Intercompany Claims), Class 8 (Intercompany Interests), and Class 9 (Existing Equity Interests and 510(b) Claims), the Plan may be confirmed pursuant to section 1129(b) of the Bankruptcy Code because the Debtors have demonstrated by a preponderance of the evidence that the Plan (a) satisfies all of the other requirements of section 1129(a) of the Bankruptcy Code and (b) does not “discriminate unfairly” pursuant to section 1129(b)(1) and is “fair and equitable” pursuant to section 1129(b)(2), with respect to Classes 7, 8, and 9. Based upon the evidence proffered, adduced, and presented by the Debtors prior to or at the Combined Hearing, the Plan does not discriminate unfairly against, and is fair and equitable with respect to, the aforementioned Classes, as required by sections 1129(b)(1) and 1129(b)(2) of the Bankruptcy Code.

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FF.	Only One Plan (11 U.S.C. § 1129(c)).

75.          The Plan is the only plan filed in the chapter 11 cases and, accordingly, satisfies section 1129(c) of the Bankruptcy Code.

GG.	Principal Purpose of the Plan (11 U.S.C. § 1129(d)).

76.          The principal purpose of the Plan is not the avoidance of taxes or the avoidance of the application of section 5 of the Securities Act of 1933, thereby satisfying section 1129(d) of the Bankruptcy Code.

HH.	Not Small Business Case (11 U.S.C. § 1129(e)).

77.          These chapter 11 cases are not small business cases and, accordingly, section 1129(e) of the Bankruptcy Code is inapplicable in the chapter 11 cases.

II.	Satisfaction of Confirmation Requirements.

78.          Based upon the foregoing and all other pleadings and evidence proffered or adduced at or prior to the Combined Hearing, the Plan, and the Debtors, as applicable, satisfy all the requirements for Confirmation set forth in section 1129 of the Bankruptcy Code.

JJ.	Good Faith Solicitation (11 U.S.C. § 1125(e)).

79.          The Debtors have proposed the Plan (and all documents necessary to effectuate the Plan, including the Plan Supplement) with the legitimate and honest purpose of maximizing the value of the Estates for the benefit of their stakeholders. The Plan gives effect to many of the Debtors’ restructuring initiatives, including implementing value-maximizing restructuring transactions. Accordingly, the Debtors, the Released Parties, and the Exculpated Parties have been, are, and will continue to act in good faith if they proceed to: (a) consummate the Plan and the agreements, settlements, transactions, and transfers contemplated thereby; and (b) take the actions authorized and directed or contemplated by this Confirmation Order. Therefore, the Plan has been proposed in good faith to achieve a result consistent with the objectives and purposes of the Bankruptcy Code, and the aforementioned parties have acted in good faith within the meaning of sections 1125(e) and 1126(e) of the Bankruptcy Code.

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KK.	Plan Implementation.

80.          The terms of the Plan, including the Plan Supplement, and all exhibits and schedules thereto, and all other agreements, instruments, or other documents filed in connection with the Plan, and/or executed or to be executed in connection with the transactions contemplated by the Plan and all amendments and modifications of any of the foregoing made pursuant to the provisions of the Plan governing such amendments and modifications (collectively, and as each may be amended, supplemented, or modified, the “Plan Documents”), are incorporated by reference, are approved in all respects, and are nonseverable from, mutually dependent on, and constitute an integral part of this Confirmation Order. The Debtors have exercised reasonable business judgment in determining which agreements to enter into and have provided sufficient and adequate notice of such documents and agreements. The terms and conditions of such documents and agreements have been negotiated in good faith and at arm’s length, are fair and reasonable, reflect the exchange of reasonably equivalent value, as applicable, and are reaffirmed and approved.

81.          The terms of the Plan, the Plan Supplement and all exhibits thereto, and all other relevant and necessary documents shall be effective and binding as of the Effective Date (unless different date(s) is/are specified in the applicable foregoing documents or in this Order, in which case the applicable terms shall be effective and binding on such date(s)) on the Debtors and any Holder of a Claim or Interest, whether or not the Claim or Interest is Impaired under the Plan and whether or not the Holder of such Claim or Interest has accepted the Plan and any other party in interest.

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LL.	Valuation.

82.          The valuation analysis attached as Exhibit D of the Disclosure Statement (the “Valuation Analysis”), the evidence adduced at the Combined Hearing, including in the Sedeh Declaration, and the estimated (a) value of the 2029 Deficiency Claims, (b) implied equity value and (c) post-emergence enterprise value of the Reorganized Debtors on a going concern basis as of September 30, 2026, are reasonable and credible. All parties in interest have been given a fair and reasonable opportunity to challenge the Valuation Analysis, including the value of the 2029 Deficiency Claims set forth therein, and no parties have done so. The Valuation Analysis (a) is reasonable, persuasive, and credible as of the date such analysis was prepared, presented, or proffered, and (b) uses reasonable and appropriate methodologies and assumptions.

MM.	Binding and Enforceable.

83.          The Plan and the Plan Documents have been negotiated in good faith and at arm’s length and, subject to the occurrence of the Effective Date, shall bind any and all Holders of Claims and/or Interests and each such Holder’s respective agents, successors, and assigns (whether or not the Claim and/or Interest is Impaired under the Plan, whether or not such Holder has accepted or rejected the Plan, and whether or not such Holder is entitled to a distribution under the Plan), all Entities that are parties to or are subject to the settlements, compromises, releases and injunctions described in the Plan, each Entity acquiring property under the Plan or this Confirmation Order, and any and all Entities that are parties to Executory Contracts or Unexpired Leases with the Debtors. The Plan constitutes legal, valid, binding, and authorized obligations of the respective parties thereto and shall be enforceable in accordance with its terms. Pursuant to section 1142(a) of the Bankruptcy Code, the provisions of this Confirmation Order, the Plan, and the Plan Documents shall apply and be enforceable notwithstanding any otherwise applicable nonbankruptcy law. Subject to the consent and approval rights of the applicable parties set forth in the Plan and the Restructuring Support Agreement, the Debtors are authorized to take any action reasonably necessary or appropriate to consummate the Plan and the transactions described in, contemplated by, or necessary to effectuate the Plan.

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NN.	Executory Contracts and Unexpired Leases.

84.          The Debtors have exercised reasonable business judgment in determining whether to assume or reject each of their Executory Contracts and Unexpired Leases pursuant to sections 365 and 1123(b)(2) of the Bankruptcy Code and Article V of the Plan. Each assumption of an Executory Contract or Unexpired Lease pursuant to Article V of the Plan shall be legal, valid, and binding upon the Debtors or the Reorganized Debtors, as applicable, and their successors and assigns and each non-Debtor party and its successors and assigns to such Executory Contract or Unexpired Lease, all to the same extent as if such assumption were effectuated pursuant to an order of the Court under section 365 of the Bankruptcy Code entered before entry of this Confirmation Order. Except as set forth in separate orders entered by the Court relating to the assumption of an Executory Contract or Unexpired Lease, the Debtors have cured defaults (if any), and/or provided adequate assurance of the Debtors’ or the Reorganized Debtors, as applicable, future performance under or relating to each Executory Contract and Unexpired Lease assumed under the Plan, except where objections related to the amount of any Cure Claim or the adequate assurance of future performance provided by the Debtors or Reorganized Debtors, as applicable, have been adjourned to a subsequent hearing.

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OO.	Management Incentive Plan.

85.          The material terms and conditions of the Management Incentive Plan shall be fixed by the New Board in its sole discretion, including with respect to the participants, allocation, timing, vesting terms and the form and structure of the options, warrants, and/or equity compensation to be provided thereunder, in a manner consistent with the Employee Matters Term Sheet. The terms and conditions of the Management Incentive Plan as set forth in the Plan and the Employee Matters Term Sheet have been negotiated in good faith and at arm’s length with the Consenting 2029 Holders. The Management Incentive Plan is an essential element of the Plan, and the terms of the Management Incentive Plan and the awards contemplated therein are fair and reasonable.

PP.	Amended Employment Agreements.

86.          The Debtors have provided sufficient and adequate notice of the terms of the Amended Employment Agreements. The terms and conditions of the Amended Employment Agreements have been negotiated in good faith and at arm’s length with the Consenting 2029 Holders. The Amended Employment Agreements are an essential element of the Plan and the global and integrated compromise and settlement of all Claims, Interests, Causes of Action, and controversies released, settled, compromised, discharged, satisfied, or otherwise resolved pursuant to the Plan, and the terms thereof are fair and reasonable. Additionally, the Debtors have exercised reasonable business judgment in determining to assume the Amended Employment Agreements as of the Confirmation Date, and it is in the best interests of the Debtors, their Estates, and Holders of Claims or Interests for the Amended Employment Agreements to be assumed as of the Confirmation Date.

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QQ.	Restated ABL Documents.

87.          The New ABL Loans incurred under the facility established pursuant to the Restated ABL Credit Agreement (the “Restated ABL Facility”) are an essential element of the Plan, are necessary for Confirmation and Consummation of the Plan, and are critical to the overall success and feasibility of the Plan. Additionally, the Debtors have exercised reasonable business judgment in determining to enter into the Restated ABL Documents and have provided sufficient and adequate notice of the material terms of the Restated ABL Facility. The terms and conditions of the Restated ABL Facility as currently contemplated in the Restated ABL Credit Agreement (and any commitments, engagements, or similar arrangements with respect to the provisions, arrangement or structuring thereof) are fair and reasonable, reflect the Debtors’ exercise of prudent business judgment consistent with their fiduciary duties, are supported by reasonably equivalent value and fair consideration, and have been negotiated in good faith and at arm’s length.

88.          The Restated ABL Facility, the Restated ABL Documents, and all transactions contemplated thereby and thereunder (including the payment of all premiums, fees, consideration, indemnities, and expenses thereunder), and the granting by the Debtors and the Reorganized Debtors of Liens on, and security interests in, the collateral granted under the Restated ABL Facility and the Restated ABL Documents, for the benefit of the agent for the Restated ABL Facility and other secured parties, in accordance with the Plan, are appropriate. The Debtors and the Reorganized Debtors are authorized, without further approval of the Court or further corporate, limited liability company, or similar action, to execute and deliver all Restated ABL Documents and any other agreements, documents, instruments, and certificates relating to the Restated ABL Facility and perform their obligations thereunder, including the creation and perfection of any Liens in connection therewith.

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RR.	Exit Notes Documents; Issuance and Distribution of Exit Convertible Notes.

89.          The Exit Notes Documents are an essential element of the Plan, are necessary for Confirmation and Consummation of the Plan, and are critical to the overall success and feasibility of the Plan. Additionally, the Debtors have exercised reasonable business judgment in determining to enter into the Exit Notes Documents and have provided sufficient and adequate notice of the material terms of the same. The terms and conditions of the Exit Notes Documents (and any commitments, engagements, or similar arrangements with respect to the provisions, arrangement or structuring thereof) are fair and reasonable, reflect the Debtors’ exercise of prudent business judgment consistent with their fiduciary duties, and are supported by reasonably equivalent value and fair consideration and have been negotiated in good faith and at arm’s length.

90.          The Exit Notes Documents and all transactions contemplated thereby and thereunder (including the payment of all premiums, fees, consideration, indemnities, and expenses thereunder), and the granting by the Debtors and the Reorganized Debtors of Liens on, and security interests in, the collateral granted under the Exit Notes Documents, for the benefit of the applicable trustee thereunder and other secured parties, in accordance with the Plan, are appropriate. The Debtors and the Reorganized Debtors are authorized, without further approval of the Court or further corporate, limited liability company, or similar action, to execute and deliver the Exit Notes Documents and any other agreements, documents, instruments, security documents, and certificates relating to the Exit Convertible Notes and perform their obligations thereunder, including the creation and perfection of any Liens in connection therewith.

91.          Subject to the Restructuring Transactions, the applicable Reorganized Debtor shall issue and distribute, or otherwise transfer, the Exit Convertible Notes in accordance with the Plan Documents, the Exit Notes Documents, and applicable exemptions from registration under the Securities Act under section 1145 of the Bankruptcy Code and/or section 4(a)(2) of the Securities Act and/or Regulation D and/or Regulation S.

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92.          The issuance and distribution of the Exit Convertible Notes by the applicable Reorganized Debtor is an essential element of the Plan and the Debtors’ ability to emerge from the chapter 11 cases and is approved in all respects.

SS.	Special Warrant Agreement.

93.          The Debtors’ or Reorganized Debtors’, if and to the extent applicable, entry into the agreement pursuant to which any Special Warrants will be issued (the “Special Warrant Agreement”) is in the best interests of the Debtors, the Debtors’ Estates and Holders of Claims and is approved in all respects. If and to the extent applicable, the: (i) Debtors have exercised reasonable business judgment in determining to enter into the Special Warrant Agreement and have provided sufficient and adequate notice of the Special Warrant Agreement, (ii) Debtors or the Reorganized Debtors, as applicable, are authorized, without any further notice to or action, order or approval of this Court, to execute and deliver all agreements, documents, instruments and certificates relating thereto and to perform their obligations thereunder, (iii) terms and conditions of any Special Warrant Agreement have been negotiated in good faith, at arm’s-length, are fair and reasonable and are approved, and (iv) Special Warrant Agreement shall, upon the Effective Date, be valid, binding and enforceable and does not conflict with any federal or state law.

TT.	Issuance and Distribution of Plan Securities.

94.          Subject to the Restructuring Transactions, the Reorganized Debtors shall issue and distribute, or otherwise transfer, the Plan Securities in accordance with the Plan Documents (including the New Organizational Documents), applicable exemptions from registration under the Securities Act under section 1145 of the Bankruptcy Code and/or section 4(a)(2) of the Securities Act and/or Regulation D and/or Regulation S, the Equity Allocation Mechanism, the Restructuring Transactions Memorandum, and, to the extent any Special Warrants are issued, the Special Warrant Agreement. Pursuant to Article IV.C of the Plan, any Entity’s acceptance of any Plan Security shall be deemed as its agreement to the New Organizational Documents and, if such Entity receives New Common Stock or Special Warrants (if any), the Shareholders' Agreement, as the same may be amended or modified from time to time following the Effective Date in accordance with their respective terms, and each such Entity shall be bound thereby in all respects.

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95.          The issuance and distribution of the Plan Securities by the applicable Reorganized Debtor is an essential element of the Plan and the Debtors’ ability to emerge from the chapter 11 cases and is approved in all respects.

UU.	Disclosure of Facts.

96.          The Debtors have disclosed all material facts regarding the Plan, and the adoption, execution, and implementation of the other matters provided for under the Plan involving corporate action to be taken by or required of the Debtors.

VV.	Likelihood of Satisfaction of Conditions Precedent to the Effective Date.

97.          Each of the conditions precedent to the Effective Date, as set forth in Article IX.A of the Plan, has been or is reasonably likely to be satisfied or waived in accordance with Article IX.B of the Plan.

BASED ON THE FOREGOING FINDINGS OF FACT AND CONCLUSIONS OF LAW, IT IS HEREBY ORDERED, JUDGED, AND DECREED THAT:

A.	Disclosure Statement.

98.          The Disclosure Statement is approved in all respects on a final basis.

a.            Notice of Combined Hearing. Notice of the Combined Hearing was appropriate and satisfactory based upon the circumstances of the chapter 11 cases, and was in compliance with the applicable provisions of the Bankruptcy Code, the Bankruptcy Rules, the Local Rules, the Complex Case Procedures, and applicable nonbankruptcy law.

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b.            Solicitation. The solicitation complied with the Solicitation Procedures (as defined in the Scheduling Motion), was appropriate and satisfactory based upon the circumstances of the chapter 11 cases, and was in compliance with the applicable provisions of the Bankruptcy Code, the Bankruptcy Rules, the Local Rules, the Complex Case Procedures, the Scheduling Order, and applicable nonbankruptcy law.

c.            Disclosure Statement. The Disclosure Statement (a) contains adequate information of a kind generally consistent with the disclosure requirements of applicable nonbankruptcy law; (b) contains “adequate information” (as such term is defined in section 1125(a)(1) and used in section 1126(b)(2) of the Bankruptcy Code) with respect to the Debtors, the Plan, and the transactions contemplated therein; and (c) is approved in all respects. Accordingly, the Disclosure Statement is hereby APPROVED on a final basis as providing Holders of Claims entitled to vote on the Plan with adequate information to make an informed decision as to whether to vote to accept or reject the Plan in accordance with section 1125(a)(1) of the Bankruptcy Code.

B.	Confirmation.

99.          The Plan, attached hereto as Exhibit A, and each of its provisions are CONFIRMED pursuant to section 1129 of the Bankruptcy Code. The documents contained in or contemplated by the Plan, including the Plan Supplement and other Plan Documents, are hereby authorized and approved. The terms of the Plan and the Plan Supplement are incorporated herein by reference and are an integral part of this Confirmation Order. Subject to the consent and approval rights of applicable parties set forth in the Plan and the Restructuring Support Agreement and except as may be expressly required by the Plan or this Confirmation Order, the Debtors are authorized to implement and consummate the Plan, the Plan Supplement, and the other Plan Documents, including taking all actions necessary, advisable, or appropriate to finalize the Plan Documents and to effectuate the Plan and the Restructuring Transactions, without any further authorization or action by any person, body, or board of directors. The terms of the Plan (including all consent rights provided therein), the Plan Supplement, all exhibits and attachments thereto, and all other relevant and necessary documents shall be effective and binding as of the Effective Date on all parties in interest, including the Reorganized Debtors and all Holders of Claims and Interests. Any amendments or modifications to the Plan described or set forth in this Confirmation Order are hereby approved, without further order of this Court. All Holders of Claims that voted to accept the Plan are conclusively presumed to have accepted the Plan as it may have been amended or modified by the foregoing. The failure to specifically describe, include, or refer to any particular article, section, or provision of the Plan or the Plan Documents in this Confirmation Order shall not diminish or impair the effectiveness or enforceability of such article, section, or provision nor constitute a waiver thereof, it being the intent of this Court that the Plan is confirmed in its entirety and incorporated herein by reference.

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C.	Objections.

100.         All objections to Confirmation of the Plan or final approval of the Disclosure Statement, and other responses, comments, statements, or reservation of rights, if any, in opposition to the Plan or final approval of the Disclosure Statement have been overruled in their entirety and on the merits to the extent not otherwise adjourned to a subsequent hearing, withdrawn, waived, or otherwise resolved by the Debtors prior to entry of this Confirmation Order, unless otherwise indicated herein. All withdrawn objections, if any, are deemed withdrawn with prejudice.

D.	Waiver of Section 341 Meeting of Creditors or Equity Holders; Waiver of Schedules and Statements and 2015.3 Reports.

101.         Any requirement under section 341(e) for the U.S. Trustee to convene a meeting of creditors or equity holders is permanently waived as of the Confirmation Date. Any requirements for the Debtors to file the following are permanently waived as of the Confirmation Date: (A) schedules of assets and liabilities and statements of financial affairs and (B) their initial reports of financial information with respect to entities in which the Debtors hold a controlling or substantial interest as set forth in Bankruptcy Rule 2015.3.

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E.	References to and Omissions of Plan Provisions.

102.         References in this Confirmation Order to articles, sections, and provisions of the Plan are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan. The failure to specifically include or to refer to any particular article, section, or provision of the Plan Documents in this Confirmation Order shall not diminish or impair the effectiveness of such article, section, or provision, it being the intent of this Court that the Plan be confirmed in its entirety, except as expressly modified herein, and incorporated herein by this reference, and that the Plan Documents, including the Plan Supplement and all exhibits and schedules thereto, and all other agreements, instruments or other documents filed in connection with the Plan, and/or executed or to be executed in connection with the transactions contemplated by the Plan and all amendments and modifications of any of the foregoing made pursuant to the provisions of the Plan governing such amendments and modifications are approved in their entirety.

F.	Incorporation by Reference.

103.         The terms and provisions of the Plan, the Definitive Documents, the Plan Documents, all other relevant and necessary documents, and each of the foregoing’s schedules and exhibits are, on and after the Effective Date, incorporated herein by reference and are an integral part of this Confirmation Order.

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G.	Plan Classification Controlling.

104.         The terms of the Plan shall govern the classification of Claims and Interests for purposes of the distributions to be made thereunder. All rights of the Debtors and the Reorganized Debtors to seek to reclassify Claims and/or Interests are expressly reserved.

H.	Approval of Restructuring Transactions.

105.         The Restructuring Transactions set forth in the Plan, the Plan Documents, and this Confirmation Order, including, for the avoidance of doubt, the Restructuring Transactions Memorandum, are hereby approved and authorized in all respects. The Debtors and the Reorganized Debtors, as applicable, are hereby authorized to implement and consummate the Restructuring Transactions pursuant to the Plan, the Plan Documents, and this Confirmation Order, and to enter into any transactions and to take any actions as may be necessary or appropriate to effectuate the Restructuring Transactions, including, but not limited to, the actions described in Article IV of the Plan. Each federal, state, commonwealth, provincial, local, foreign, or other governmental agency is authorized to accept for filing and/or recording any and all documents, mortgages, and instruments necessary or appropriate to effectuate, implement, or consummate the transactions contemplated by the Plan, the Plan Supplement, and this Confirmation Order. The consummation of the Plan and implementation of the Restructuring Transactions are not intended to, and shall not, constitute a “change of control,” “change in control,” or other similar event under any lease, contract, or agreement to which the Debtors or Reorganized Debtors, as applicable, are a party. To the maximum extent permitted by law, to the extent any provision in any Executory Contract or Unexpired Lease assumed pursuant to the Plan restricts or prevents, or purports to restrict or prevent, or is breached or deemed breached by, the assumption of such Executory Contract or Unexpired Lease (including any “change of control” provision), then such provision shall be deemed modified such that the transactions contemplated by the Plan shall not entitle the non-Debtor party thereto to terminate such Executory Contract or Unexpired Lease or to exercise any other rights with respect thereto.

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I.	No Action.

106.         Pursuant to section 1142(b) of the Bankruptcy Code and applicable nonbankruptcy law, (a) no action of the respective directors, managers, members, officers, or other equity holders of the Debtors, as applicable, shall be required to authorize the Debtors to enter into, execute, deliver, file, adopt, amend, restate, consummate, or effectuate, as the case may be, the Plan and any contract, instrument, or other document to be executed, delivered, adopted, or amended in connection with the implementation of the Plan, including any Plan Document, and (b) to the extent the Debtors determine that any Person or Entity is a necessary party to execute and deliver or join in the execution or delivery of any instrument required to effect a transfer of property dealt with by the Plan, or perform any other act in furtherance of the transactions contemplated by the Plan and this Confirmation Order, and in furtherance of consummation of the Plan, and such Person or Entity is so informed by the Debtors, then such Person or Entity is directed to take such steps as necessary to comply with the foregoing and section 1142(b) of the Bankruptcy Code.

J.	Governmental Approvals.

107.         Except as otherwise set forth herein or in the Plan, this Confirmation Order constitutes all approvals and consents required, if any, by the applicable laws, rules, or regulations of any federal, state, provincial, or any other governmental authority with respect to the implementation and consummation of the Plan and the Plan Documents and any other acts that may be necessary or appropriate for the implementation or consummation of the Plan or the Plan Documents to the fullest extent permitted by law, and nothing herein to the contrary shall diminish the authority of section 1142 of the Bankruptcy Code.

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K.	Plan Supplement.

108.         The Plan Documents, and any amendments, modifications, and supplements thereto, and all documents and agreements introduced into evidence by the Debtors at the Combined Hearing (including all exhibits and attachments thereto and documents referred to therein), and the execution, delivery, and performance thereof by the Debtors and the Reorganized Debtors, as applicable, are authorized when they are finalized, executed, and delivered. Without further order or authorization of this Court, subject to the consent and approval rights of applicable parties set forth in the Plan and the Restructuring Support Agreement, the Debtors, Reorganized Debtors, and their successors are authorized and empowered to make all modifications to all documents included as part of the Plan Supplement that are consistent with the Plan, unless such modifications require relief under section 1127 of the Bankruptcy Code. Execution versions of the documents comprising or contemplated by the Plan Supplement shall constitute legal, valid, binding, and authorized obligations of the respective parties thereto, enforceable in accordance with their terms and, to the extent applicable, shall create, as of the Effective Date, all Liens, pledges, and security interests purported to be created thereby.

L.	Plan Modifications.

109.         Entry of this Confirmation Order shall mean that all modifications or amendments to the Plan since the solicitation thereof, are approved pursuant to section 1127(a) of the Bankruptcy Code and do not require additional disclosure or re-solicitation under Bankruptcy Rule 3019.

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M.	Vesting of Assets in the Reorganized Debtors.

110.         Except as otherwise provided in the Plan or this Confirmation Order, any agreement, instrument, or other document incorporated in the Plan, this Confirmation Order, or the Plan Supplement, or pursuant to any other Final Order of the Court, on the Effective Date, all property (including all interests, rights, and privileges related thereto) in each Estate, all Causes of Action, and any property acquired by any of the Debtors pursuant to the Plan or this Confirmation Order, including Interests held by the Debtors in any Non-Debtor Affiliates, shall vest in each respective Reorganized Debtor, free and clear of all Liens, Claims, charges, rights, or other encumbrances subject to and in accordance with the Plan. On and after the Effective Date, except as otherwise provided in the Plan or this Confirmation Order, each Reorganized Debtor may operate its business and may use, acquire, or dispose of property and compromise or settle any Claims or Interests or Causes of Action without supervision or approval by the Court and free of any restrictions of the Bankruptcy Code, Bankruptcy Rules. Without limiting the foregoing, the Reorganized Debtors may pay the charges that they incur on or after the Effective Date for professional fees, disbursements, expenses, or related support services without application to the Court.

N.	Cancellation of Existing Securities and Agreements.

111.         Except for the purpose of evidencing a right to a distribution under the Plan or as otherwise provided in the Plan, this Confirmation Order, or any agreement, instrument, or other document incorporated in the Plan, this Confirmation Order, or the Plan Supplement, on the Effective Date, (a) any certificate, security, share, note, bond, credit agreement, indenture, purchase right, option, warrant, or other instrument or document directly or indirectly evidencing, relating to, or creating any indebtedness or obligation of or ownership interest in the Debtors or giving rise to any Claim or Interest or to any rights or obligations relating to any Claims against or Interests in the Debtors (except such certificates, notes, or other instruments or documents evidencing indebtedness or obligation of or ownership interest in the Debtors that are Reinstated pursuant to the Plan) and any rights of any Holder in respect thereof shall be cancelled without any need for a Holder to take further action with respect thereto, and the duties and obligations of all parties thereto, including the Debtors or the Reorganized Debtors, as applicable, and any Non-Debtor Affiliates, thereunder or in any way related thereto shall be deemed satisfied in full, cancelled, released, discharged, and of no force or effect; and (b) the obligations of the Debtors or the Reorganized Debtors pursuant, relating, or pertaining to any agreements, indentures, certificates of designation, bylaws, or certificate or articles of incorporation or similar documents governing the shares, certificates, notes, bonds, indentures, purchase rights, options, warrants, or other instruments or documents evidencing or creating any indebtedness or obligation of or ownership interest in the Debtors (except such agreements, certificates, notes, or other instruments evidencing indebtedness or obligation of or ownership interest in the Debtors that are specifically Reinstated pursuant to the Plan) shall be released and discharged; provided, however, that notwithstanding the occurrence of the Confirmation Date or the Effective Date, any such agreement that governs the rights of the Holder of a Claim shall continue in effect for purposes of: (i) enabling Holders of Allowed Claims and Allowed Interests to receive distributions under the Plan as provided herein; (ii) allowing the Distribution Agent to make distributions under the Plan as provided herein; (iii) preserving any rights of the Prepetition Agents to payment of fees and expenses as provided under the relevant Prepetition Debt Documents, and (iv) preserving the Indemnitees’ (as defined in the 2029 Credit Agreement) respective rights to any contingent or indemnification obligations.

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112.         On the Effective Date, each holder of a certificate or instrument evidencing a Claim or Interest that is discharged by the Plan shall be deemed to have surrendered such certificate or instrument in accordance with the applicable indenture or agreement that governs the rights of such holder of such Claim or Interest. Such surrendered certificate or instrument shall be deemed cancelled as set forth in, and subject to the exceptions set forth in, Article IV.L of the Plan.

O.	Corporate Action.

113.         On the Effective Date, all actions contemplated by the Plan or this Confirmation Order, regardless of whether taken before, on, or after the Effective Date, shall be deemed authorized and approved by the Court, in all respects, including, as applicable: (a) the implementation of the Restructuring Transactions; (b) the adoption and execution of the New Organizational Documents (including the Shareholders’ Agreement) and any other new corporate governance documents; (c) the selection of the directors and officers for the Reorganized Debtors; (d) the execution and delivery of the applicable Definitive Documents and any related instruments, agreements, guarantees, filings, or other related documents; (e) the issuance of the Exit Convertible Notes, New Common Stock, and, to the extent issued pursuant to the Equity Allocation Mechanism, Special Warrants; (f) the rejection, assumption, or assumption and assignment, as applicable, of Executory Contracts and Unexpired Leases; (g) the implementation of the transactions contemplated by the Restructuring Transactions Memorandum (if applicable); and (h) all other acts or actions contemplated or reasonably necessary or appropriate to promptly consummate the Restructuring Transactions contemplated by the Plan (whether to occur before, on, or after the Effective Date).

114.         On the Effective Date, all matters provided for in the Plan or this Confirmation Order involving the corporate structure of the Debtors or the Reorganized Debtors, and any corporate, limited liability company, or related action required by the Debtors or the Reorganized Debtors in connection with this Plan or the Confirmation Order, including any direction required to be provided to any of the 2029 Agent, 2026 Agent, 2029 Trustee, or 2026 Trustee to implement the terms of this Plan, shall be deemed to have occurred or to have been delivered (as applicable) in accordance with the Plan and shall be in effect, without any requirement of further action by the security interest Holders, members, directors, or officers of the Debtors or the Reorganized Debtors, as applicable. The authorizations and approvals contemplated by paragraphs 113 and 114 shall be effective notwithstanding any requirements under nonbankruptcy law.

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P.	Distributions.

115.         The procedures governing distributions contained in Article VII of the Plan shall be, and hereby are, approved in their entirety.

Q.	Adjustment of Claims without Objection.

116.         If applicable, any duplicate Claim or Interest, any Claim or Interest that has been paid or satisfied, or any Claim or Interest that has been amended or superseded, cancelled or otherwise expunged (including pursuant to the Plan or this Confirmation Order), may be adjusted or expunged (including on the Claims Register, to the extent applicable) by the Reorganized Debtors without having to File an application, motion, complaint, objection, or any other legal proceeding seeking to object to such Claim or Interest and without any further notice to or action, Order, or approval of the Court.

R.	Professional Fee Claims.

117.         To the extent not already established, as soon as reasonably practicable after the Confirmation Date, and no later than one Business Day prior to the Effective Date, the Debtors shall establish the Professional Fee Escrow. On the Effective Date, the Debtors or the Reorganized Debtors, as applicable, shall fund the Professional Fee Escrow with Cash equal to the Professional Fee Escrow Amount (as described below), which funds shall come from the Debtors’ general funds available as of the Effective Date. The Professional Fee Escrow shall be maintained in trust for the Professionals and for no other Entities until all Allowed Professional Fee Claims have been irrevocably paid in full to the Professionals pursuant to one or more Final Orders of the Court. No Liens, Claims, or interests shall encumber the Professional Fee Escrow or Cash held on account of the Professional Fee Escrow in any way. Such funds shall not be considered property of the Estates, the Debtors, or the Reorganized Debtors, subject to the release of Cash to the Reorganized Debtors from the Professional Fee Escrow in accordance with Article II.C.2 of the Plan; provided, however, that the Reorganized Debtors shall have a reversionary interest in the excess, if any, of the amount of the Professional Fee Escrow over the aggregate amount of Allowed Professional Fee Claims of the Professionals to be paid from the Professional Fee Escrow. When such Allowed Professional Fee Claims have been paid in full, any remaining amount in the Professional Fee Escrow shall promptly be paid to the Reorganized Debtors without any further action or Order of the Court.

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118.         To receive payment for unbilled fees and expenses incurred through the Effective Date, the Professionals shall reasonably estimate in good faith their Professional Fee Claims through and including the Effective Date, and shall deliver such estimate to the Debtors, the Ad Hoc Group Advisors, and the ABL Agent Advisors (and consult with the Ad Hoc Group Advisors regarding the same) no later than five days prior to the anticipated Effective Date; provided, however, that such estimate shall not be considered a representation with respect to the fees and expenses of such Professional, and Professionals are not bound to any extent by the estimates. If any of the Professionals fail to provide an estimate or does not provide a timely estimate, the Debtors may estimate the unbilled fees and expenses of such Professional. The total amount so estimated shall be utilized by the Debtors to determine the Professional Fee Escrow Amount.

119.         All final requests for payment of Professional Fee Claims incurred during the period from the Petition Date through the Confirmation Date shall be Filed no later than 45 calendar days after the Effective Date. Any objections to Professional Fee Claims shall be served and Filed no later than twenty-one days after the date of Filing of the applicable final request for payment. After notice (and opportunity for objections) and a hearing, if necessary, in accordance with the procedures established by the Bankruptcy Code, Bankruptcy Rules, and prior Court Orders, the Allowed amounts of such Professional Fee Claims shall be determined by the Court. The Reorganized Debtors shall pay Professional Fee Claims in Cash in the amount the Court allows from the Professional Fee Escrow, after taking into account any prior payments to and retainers held by such Professionals, as soon as reasonably practicable following the date when such Professional Fee Claims are Allowed by entry of an Order of the Court.

120.         To the extent that funds held in the Professional Fee Escrow are unable to satisfy the amount of Allowed Professional Fee Claims owing to the Professionals, each Professional shall have an Allowed Administrative Claim for any such deficiency, which shall be satisfied by the Reorganized Debtors in the ordinary course of business in accordance with Article II.A of the Plan. After all Allowed Professional Fee Claims have been paid in full, the escrow agent shall promptly return any excess amounts held in the Professional Fee Escrow, if any, to the Reorganized Debtors, without any further action or Order of the Court.

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121.         Except as otherwise specifically provided in the Plan or this Confirmation Order, from and after the Confirmation Date, the Debtors or Reorganized Debtors, as applicable, shall, in the ordinary course of business and without any further notice to or action, Order, or approval of the Bankruptcy Court, pay in Cash the reasonable and documented legal, professional, or other fees and expenses incurred by the Debtors or the Reorganized Debtors; provided that, from and after the Confirmation Date through the Effective Date, on the last business day of each month, the Debtors shall provide the ABL Agent Advisors and the Ad Hoc Group Advisors with a schedule of all amounts paid during the prior month pursuant to this paragraph 121 to any Professional, excluding any Professional retained pursuant to the OCP Order. Upon the Confirmation Date, any requirement that Professionals comply with sections 327 through 331, 363, and 1103 of the Bankruptcy Code, or any Order of the Bankruptcy Court governing the retention or compensation of Professionals in seeking retention or compensation for services rendered after such date shall terminate, and the Debtor or Reorganized Debtors, as applicable, may employ and pay any Professionals in the ordinary course of business without any further notice to or action, Order, or approval of the Bankruptcy Court.

S.	Ordinary Course Professionals.

122.         On and after the Confirmation Date, the Debtors or the Reorganized Debtors, as applicable, are authorized to pay any accrued amounts owed to ordinary course professionals that are not Professionals retained pursuant to an order of this Court or for which compensation and reimbursement has been Allowed by this Court pursuant to section 503(b)(4) of the Bankruptcy Code. On and after the Confirmation Date, the Debtors or the Reorganized Debtors, as applicable, are authorized to retain and make payments to ordinary course professionals in the ordinary course of business without further Court approval.

T.	Approval of Restated ABL Documents.

123.         On the Effective Date, the Reorganized Debtors shall enter into the Restated ABL Facility, the terms of which will be set forth in the Restated ABL Documents. The Debtors and Reorganized Debtors, as applicable, are hereby authorized without further notice to or action, order, or approval of the Court to enter into, perform under, and consummate the transactions contemplated by the Restated ABL Documents and shall execute and deliver on the Effective Date, as applicable, all agreements, documents, instruments, financing statements, mortgages, security documents, and certificates relating to the Restated ABL Documents, in each case that are contemplated by the Restated ABL Documents to be executed and/or delivered, as applicable, on the Effective Date. All such documents are approved, incorporated in the Plan and this Confirmation Order by reference, and shall become effective in accordance with their terms and the Plan. Confirmation of the Plan shall be deemed approval of all obligations to be incurred and fees, expenses, indemnities, and other amounts paid and/or obligated to be paid by the Reorganized Debtors in connection with the Restated ABL Facility.

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124.         On the Effective Date, the Restated ABL Documents shall constitute legal, valid, binding, and authorized obligations of the applicable Reorganized Debtors, enforceable in accordance with their respective terms, and such obligations shall not be, and shall not be deemed to be, enjoined or subject to discharge, impairment, release, avoidance, recharacterization, or subordination under applicable law, the Plan, this Confirmation Order, or on account of the Confirmation or Consummation of the Plan. On the Effective Date, all of the Liens and security interests to be granted on the Effective Date in accordance with the Restated ABL Documents shall (a) be legal, binding, enforceable, and automatically perfected Liens on, and security interests in, the collateral granted thereunder in accordance with the terms of the Restated ABL Documents without (i) further approval of the Court, (ii) any approvals, consents, or waivers of any other party, or (iii) further corporate, limited liability company, or similar action, as applicable, by any Debtors or Reorganized Debtors, (b) be deemed automatically attached and perfected on the Effective Date, subject to and in accordance with the terms of the Restated ABL Documents, and (c) not constitute preferential transfers, fraudulent conveyances, or other voidable transfers under the Bankruptcy Code or any applicable nonbankruptcy law. The guarantees, pledges, liens, and other security interests granted to secure the obligations arising under the Restated ABL Documents have been granted in good faith, for legitimate business purposes, and for reasonably equivalent value as an inducement to the lenders thereunder to extend credit thereunder.

U.	Approval of Exit Notes Documents and Issuance and Distribution of Exit Convertible Notes.

125.         The Debtors and Reorganized Debtors, as applicable, are hereby authorized without further notice to or action, order or approval of the Court to enter into, perform under, and consummate the transactions contemplated by the Exit Notes Documents and shall execute and deliver on the Effective Date, as applicable, all agreements, documents, instruments, financing statements, mortgages, security documents, and certificates relating to the Exit Convertible Notes, including the Exit Notes Documents, in each case that are contemplated by the Exit Indenture to be executed and/or delivered, as applicable, on the Effective Date. All such documents are approved, incorporated in the Plan and this Confirmation Order by reference, and shall become effective in accordance with their terms and the Plan. Confirmation of the Plan shall be deemed approval of all obligations to be incurred and fees, expenses, indemnities, and other amounts paid and/or obligated to be paid by the Reorganized Debtors in connection with the Exit Convertible Notes.

126.         On the Effective Date, the Exit Notes Documents shall constitute legal, valid, binding, and authorized obligations of the Reorganized Debtors, enforceable in accordance with their respective terms, and such obligations shall not be, and shall not be deemed to be, enjoined or subject to discharge, impairment, release, avoidance, recharacterization, or subordination under applicable law, the Plan, this Confirmation Order, or on account of the Confirmation or Consummation of the Plan. On the Effective Date, all of the Liens and security interests to be granted on the Effective Date in accordance with the Exit Notes Documents shall (a) be legal, binding, enforceable, and automatically perfected Liens on, and security interests in, the collateral granted thereunder in accordance with the terms of the Exit Notes Documents without (i) further approval of the Court, (ii) any approvals, consents, or waivers of any other party, or (iii) further corporate, limited liability company, or similar action, as applicable, by any Debtors or Reorganized Debtors, (b) be deemed automatically attached and perfected on the Effective Date, subject to and in accordance with the terms of the Exit Notes Documents, and (c) not constitute preferential transfers, fraudulent conveyances, or other voidable transfers under the Bankruptcy Code or any applicable nonbankruptcy law. The guarantees, pledges, liens, and other security interests granted to secure the obligations arising under the Exit Notes Documents have been granted in good faith, for legitimate business purposes, and for reasonably equivalent value as an inducement to the lenders thereunder to extend credit thereunder.

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127.         On or after the Effective Date, as applicable, the applicable Reorganized Debtor is authorized to issue, or cause to be issued, the Exit Convertible Notes issued in connection with the Restructuring Transactions, without the need for any further corporate action. All of the Exit Convertible Notes issuable under the Plan and the Exit Notes Documents, when so issued, shall be duly authorized, validly issued, fully paid, and nonassessable. The Exit Convertible Notes shall be issued in accordance with and subject to the Plan and Exit Notes Documents.

V.	Approval of Modifications to FCC Ownership Procedures

128.         Notwithstanding anything in the Plan, the FCC Ownership Procedures Order, or any other order of the Court to the contrary: (i) to the extent that a Person or Entity transfers, sells, and/or assigns an Allowed 2029 Debt Claim to another Person or Entity (or receives or purchases a 2029 Debt Claim from another Person or Entity), such transferor and/or transferee must promptly report such change by submitting an amended or (in the case of a transferee) replacement Ownership Certification to the Certification Agent as soon as practicable, and in any event, by no later than one (1) Business Day after the Distribution Record Date, (ii) for the period beginning on the Certification Deadline and ending on the Distribution Record Date, the Debtors or the Reorganized Debtors, as applicable, shall be permitted but not obligated, in consultation with the Required Consenting 2029 Holders, to give effect to any such transfer, sale, or assignment for purposes of distributions under the Plan and the Equity Allocation Mechanism, and (iii) after the Distribution Record Date, the Debtors or the Reorganized Debtors, as applicable, shall not be required to recognize, honor, or consent to any such transfer, sale, or assignment for purposes of distributions of under the Plan and the Equity Allocation Mechanism.

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129.         The Debtors or Reorganized Debtors shall not be required to give effect to any transfer, sale, or assignment of a 2029 Debt Claim if doing so would, in the reasonable determination (made following consultation with the Required Consenting 2029 Holders) of the Debtors or Reorganized Debtors (as applicable) (i) result in a delay in the receipt of FCC Approval or the occurrence of the Effective Date, (ii) be inconsistent with any FCC Approval, Communications Laws, or any FCC order then in effect, or (iii) otherwise adversely affect the FCC Approval process.

130.         If the Debtors or Reorganized Debtors elect not to give effect to any transfer, sale, or assignment of any 2029 Debt Claims, the distribution of the applicable Plan Securities shall be made to the transferor as the Claimholder of record, and the settlement of any resulting obligations between the transferor and the transferee shall be solely a matter between such parties without any obligation or liability of the Debtors, the Reorganized Debtors, or the Distribution Agent; provided that to the extent any consent or action is requested or required of the Debtors, the Reorganized Debtors, or the Distribution Agent in order to give effect to any such transfer, sale, or assignment, then the Debtors, the Reorganized Debtors, or Distribution Agent (as applicable) shall use commercially reasonable efforts to provide such consent or action.

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W.	Approval of Special Warrant Agreement.

131.         The Debtors and Reorganized Debtors, if and to the extent applicable, are hereby authorized without further notice to, or action, order or approval of the Court to enter into, perform under, and consummate the transactions contemplated by the Special Warrant Agreement and shall execute and deliver on the Effective Date, as applicable, all agreements, documents, instruments and certificates relating to the Special Warrants, including the Special Warrant Agreement, in each case, that are contemplated to be executed and/or delivered, as applicable, on the Effective Date. All such documents are approved, incorporated in the Plan and this Confirmation Order by reference, and shall become effective in accordance with their terms and the Plan.

132.         Each Person or Entity that receives Special Warrants pursuant to the Plan shall automatically be deemed to be a party to the Special Warrant Agreement, in accordance with its terms. Subject to, and upon the occurrence of, the Effective Date, and without further notice to any party, or further order or other approval of this Court, or further act or action under applicable law, regulation, order, or rule, or the vote, consent, authorization, or approval of any Person, the Special Warrant Agreement is, if and to the extent applicable, approved and shall be valid and binding on the Reorganized Debtors and all holders of Special Warrants issued pursuant to the Plan. All of the Special Warrants issuable under the Plan and the Special Warrant Agreement, if and when so issued, shall be duly authorized, validly issued, fully paid, and nonassessable.

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X.	Issuance and Distribution of the Plan Securities.

133.         On or after the Effective Date, as applicable, the Reorganized Debtors are authorized to issue, or cause to be issued, the Plan Securities issued in connection with the Restructuring Transactions, without the need for any further corporate action. All of the Plan Securities issuable under the Plan and this Confirmation Order, when so issued, shall be duly authorized, validly issued, fully paid, and nonassessable. Each distribution and issuance referred to in Article IV of the Plan shall be governed by the terms and conditions set forth in the Plan applicable to such distribution or issuance and by the terms and conditions of the New Organizational Documents, the Shareholders’ Agreement, and other instruments evidencing or relating to such distribution or issuance, which terms and conditions shall bind each Entity receiving such distribution or issuance. The allocation of Equity Plan Securities among the Holders of Allowed 2029 Secured Claims and Allowed Other Funded Debt Claims shall be made in accordance with the Equity Allocation Mechanism. The issuance of the New Common Stock by the Reorganized Company, including options, stock appreciation rights, restricted stock units, or other equity awards in connection with the Management Incentive Plan, is authorized without the need for any further corporate action and without any further action by the Holders of Claims or Interests.

Y.	Equity Allocation Mechanism.

134.         The Equity Allocation Mechanism attached to the Plan (as the same may be amended or modified in accordance with the terms of the Plan) is an essential component of the Debtors’ Plan, is fair and reasonable, and complies with the Bankruptcy Code.  Entry of this Confirmation Order constitutes approval of the Equity Allocation Mechanism.

Z.	New Organizational Documents; Special Warrants.

135.         On the Effective Date, the New Organizational Documents shall be adopted automatically by the applicable Reorganized Debtors. On or promptly after the Effective Date, the Reorganized Debtors may file their respective New Organizational Documents and other applicable agreements with the applicable Secretaries of State or other applicable authorities in their respective states, provinces, or countries of incorporation or formation in accordance with the corporate laws of the respective states, provinces, or countries of incorporation or formation. Pursuant to section 1123(a)(6) of the Bankruptcy Code, to the extent applicable to these chapter 11 cases, the New Organizational Documents of the Reorganized Debtors will prohibit the issuance of non-voting equity securities.

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136.         After the Effective Date, each Reorganized Debtor may amend and restate its limited liability company agreement, certificate of incorporation, and other formation and constituent documents as permitted by the laws of its respective jurisdiction of formation and the terms of the New Organizational Documents, as applicable.

137.         Any Person or Entity’s acceptance of Equity Plan Securities (including any Special Warrants, to the extent the Debtors determine to issue Special Warrants) on account of an Allowed Claim shall be deemed as such Entity’s agreement to the New Organizational Documents, including the Shareholders’ Agreement, in each case, as the same may be amended or modified from time to time following the Effective Date in accordance with their respective terms, and each such Person or Entity will be bound thereby in all respects.

138.         On the Effective Date, the Reorganized Company and all holders of Equity Plan Securities shall be deemed to be parties to the Shareholders’ Agreement, to the extent contemplated thereby, regardless of any such holder’s execution thereof, and the Shareholders’ Agreement shall be binding on the Reorganized Company and all holders of Equity Plan Securities, to the extent set forth therein.

AA.	Exemption from Registration.

139.         The offering, issuance, and distribution of the Plan Securities under the Plan shall be exempt from registration requirements under the Securities Act, or any state or local law requiring registration for offer and sale of a security, in reliance upon the exemption provided in section 1145(a) of the Bankruptcy Code to the maximum extent permitted by law, or, if section 1145(a) of the Bankruptcy Code is not available, then the Plan Securities under the Plan will be offered, issued, and distributed under the Plan pursuant to other applicable exemptions from registration under the Securities Act and any other applicable securities laws, including pursuant to section 4(a)(2) of the Securities Act and/or Regulation D and/or Regulation S promulgated thereunder.

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140.         Pursuant to section 1145 of the Bankruptcy Code, the offering, issuance, and distribution of the Plan Securities on account of the 2029 Secured Claims or Other Funded Debt Claims (a) shall be exempt from, among other things, the registration requirements of section 5 of the Securities Act and any other applicable U.S. state or other law requiring registration prior to the offering, issuance, distribution, or sale of securities in accordance with, and pursuant to, section 1145 of the Bankruptcy Code, except with respect to an entity that is an “underwriter,” as defined in section 1145(b) of the Bankruptcy Code, (b)(i) are not “restricted securities” as defined in Rule 144(a)(3) under the Securities Act, and (ii) are freely tradable and transferable by any initial recipient thereof that (w) is not an “affiliate” of the Reorganized Debtors as defined in Rule 144(a)(1) under the Securities Act, (x) has not been such an “affiliate” within 90 calendar days of such transfer, (y) has not acquired Plan Securities from an “affiliate” of the Reorganized Debtors within one year of such transfer, and (z) is not an entity that is an “underwriter” as defined in subsection (b) of section 1145 of the Bankruptcy Code, and (c) will be freely tradable by the recipients thereof, subject to (i) the provisions of section 1145(b)(1) of the Bankruptcy Code relating to the definition of an underwriter in section 2(a)(11) of the Securities Act, (ii) compliance with applicable securities laws and any rules and regulations of the SEC, if any, applicable at the time of any future transfer of such securities or instruments, (iii) the restrictions in the New Organizational Documents, and (iv) the receipt of applicable regulatory approvals, including any applicable required FCC Approval.

141.         The Plan Securities issued to an entity that is an “underwriter” with respect to such securities, as that term is defined in section 1145(b) of the Bankruptcy Code, or for which section 1145 of the Bankruptcy Code is otherwise not permitted or not applicable, will be offered, issued and distributed in reliance upon section 4(a)(2) of the Securities Act, Regulation D and/or reliance on Regulation S, will be considered “restricted securities,” and may not be transferred except pursuant to an effective registration statement under the Securities Act or an available exemption therefrom and subject to (i) the restrictions in the New Organizational Documents and (ii) the receipt of applicable regulatory approvals, including any applicable required FCC approval.

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BB.	Cooperation by DTC, Transfer Agent.

142.         In the event the Reorganized Company elects, on or after the Effective Date, to reflect any ownership of the Plan Securities issued pursuant to the Plan through the facilities of DTC, the Reorganized Company need not provide to DTC any further evidence other than the Plan or this Confirmation Order with respect to the treatment of such Plan Securities under the applicable securities laws.

143.         Notwithstanding anything to the contrary in the Plan, no Entity, including, for the avoidance of doubt, DTC or any transfer agent, shall be entitled to require a legal opinion regarding the validity of any transaction contemplated by the Plan, including, for the avoidance of doubt, whether the initial sale and delivery by the issuer to the Holders of any Plan Security are exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services. DTC or any transfer agent shall be required to accept and conclusively rely upon the Plan or this Confirmation Order in lieu of a legal opinion regarding whether any Plan Securities are exempt from registration and/or eligible for DTC-book-entry delivery, settlement, and depository services.

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CC.	Effectuating Documents; Further Transactions.

144.         On and after the Effective Date, the Reorganized Debtors, and their respective officers, directors, members, or managers (as applicable), are authorized to and may issue, execute, deliver, file, or record such contracts, Securities, instruments, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of the Plan, the Restructuring Transactions, the New Organizational Documents, the Restated ABL Documents, the Exit Notes Documents, the Shareholders’ Agreement, the Special Warrant Agreement (to the extent applicable), and the Securities issued pursuant to the Plan, and any and all other agreements, documents, securities, filings, and instruments relating to the foregoing, in the name of and on behalf of the Reorganized Debtors, without the need for any approvals, authorization, or consents except for those expressly required pursuant to the Plan. The authorizations and approvals contemplated by this paragraph 144 shall be effective notwithstanding any requirements under nonbankruptcy Law.

DD.	Treatment of Executory Contracts and Unexpired Leases.

145.         The provisions governing the treatment of Executory Contracts and Unexpired Leases set forth in Article V of the Plan are hereby approved in their entirety. For the avoidance of doubt, except as otherwise provided in the Plan or in any contract, instrument, release, indenture, or other agreement or document entered into in connection with the Plan, all Executory Contracts and Unexpired Leases shall be deemed assumed, without the need for any further notice to or action, Order, or approval of the Court, as of the Effective Date under section 365 of the Bankruptcy Code, unless such Executory Contract or Unexpired Lease: (a) was previously assumed or rejected by the Debtors, pursuant to an Order of the Court; (b) previously expired or terminated pursuant to its terms; (c) is the subject of a motion to reject Filed on or before the Effective Date; or (d) is specifically designated as a contract or lease to be rejected on the Schedule of Rejected Executory Contracts and Unexpired Leases, if any.

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146.         Each Executory Contract or Unexpired Lease set forth on a Schedule of Rejected Executory Contracts and Unexpired Leases, if any, shall be deemed rejected on, and as of, the Effective Date. The Debtors may (with the consent of the Required Consenting 2029 Holders) alter, amend, modify or supplement the Schedule of Rejected Executory Contracts and Unexpired Leases (if any), including to add or remove any Executory Contracts and Unexpired Leases, at any time up to and including 45 days after the Effective Date. The inclusion or exclusion of a contract or lease on any schedule or exhibit shall not constitute an admission by any Debtor that such contract or lease is an Executory Contract or Unexpired Lease or that any Debtor has any liability thereunder.

147.         The Debtors or the Reorganized Debtors, as applicable, shall pay any undisputed portion of a Cure Claim in accordance with the terms of the Plan. Assumption of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise, full payment of any applicable Cure Claim, and cure of any nonmonetary defaults pursuant to Article V.C of the Plan shall result in the full release and satisfaction of any Cure Claims, Claims, or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed Executory Contract or Unexpired Lease at any time prior to the effective date of assumption, upon the payment of all applicable Cure Claim amounts and cure of any nonmonetary defaults.

148.         Any and all Proofs of Claim based upon Executory Contracts or Unexpired Leases that have been assumed in the chapter 11 cases, including pursuant to this Confirmation Order, and for which any Cure Claim has been fully paid pursuant to Article V.C of the Plan, shall be deemed Disallowed and expunged as of the Effective Date without the need for any objection thereto or any further notice to or action, order, or approval of the Court.

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149.         Unless otherwise provided by a Final Order of the Court, all Proofs of Claim with respect to Claims arising from the rejection of Executory Contracts or Unexpired Leases, including Lease Rejection Claims, pursuant to the Plan or this Confirmation Order, if any, must be Filed with the Court within 21 days after the later of (a) entry of an Order of the Court (including this Confirmation Order) approving such rejection and (b) the effective date of such rejection. Any Claims arising from the rejection of an Executory Contract or Unexpired Lease not Filed with the Court within such time shall be Disallowed, forever barred from assertion, and shall not be enforceable against the Debtors or the Reorganized Debtors, the Estates, or their property. All Claims arising from the rejection by any Debtor of any Executory Contract or Unexpired Lease, including Lease Rejection Claims, pursuant to section 365 of the Bankruptcy Code shall be treated as General Unsecured Claims pursuant to Article III of the Plan and may be objected to in accordance with the provisions of Article VI of the Plan and the applicable provisions of the Bankruptcy Code and Bankruptcy Rules.

EE.	Section 1146(a) Exemption.

150.         To the fullest extent permitted by section 1146(a) of the Bankruptcy Code, any transfers (whether from a Debtor to a Reorganized Debtor or to any other Person) of property pursuant to the Plan or this Confirmation Order (including under any of the Definitive Documents and related documents) shall not be subject to any stamp tax, document recording tax, conveyance fee, intangibles, or similar tax, mortgage tax, real estate transfer tax, personal property transfer tax, mortgage recording tax, sales or use tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee, or other similar tax or governmental assessment in the United States, and this Confirmation Order shall direct and be deemed to direct the appropriate state or local governmental officials or agents to forgo the collection of any such tax or governmental assessment and to accept for filing and recordation instruments or other documents pursuant to such transfers of property without the payment of any such tax or governmental assessment. Such exemption specifically applies, without limitation, to (1) the creation, modification, consolidation, or recording of any mortgage, deed of trust, Lien, or other security interest, or the securing of additional indebtedness by such or other means, (2) the making or assignment of any lease or sublease, (3) any Restructuring Transaction authorized by the Plan, and (4) the making or delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with the Plan, including (a) any merger agreements; (b) agreements of consolidation, restructuring, disposition, liquidation, or dissolution; (c) deeds; (d) bills of sale; (e) assignments executed in connection with any Restructuring Transaction occurring under the Plan; or (f) the other Definitive Documents.

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FF.	Directors and Officers of the Reorganized Company.

151.         The identities of, or process for appointment of, the Reorganized Debtors’ initial directors and officers have been disclosed (to the extent known) in the Plan and the Plan Supplement and are hereby approved. The proposed officers and directors for the Reorganized Debtors (to the extent known) are qualified, and their appointment to, or continuance in, such roles is consistent with the interests of the Holders of Claims and Interests and with public policy.

GG.	Management Incentive Plan.

152.         On the Effective Date, the Reorganized Debtors shall reserve the MIP Equity Pool for distribution to participating employees of the Reorganized Debtors and independent members of the New Board pursuant to the Management Incentive Plan. The New Board, in consultation with the Company’s Chief Executive Officer, shall adopt and implement the Management Incentive Plan and allocate, grant, and issue a portion of the MIP Equity Pool within 90 days of the Effective Date in a manner consistent with the terms of the Employee Matters Term Sheet.

153.         The Reorganized Debtors are authorized to institute such Management Incentive Plan and enact and enter into related policies and agreements based on the terms and conditions determined by the New Board. Following the implementation of the Management Incentive Plan by the Reorganized Debtors, the issuance of the New Common Stock shall be authorized without the need for any further corporate action and without any further action by the Reorganized Debtors or any of their equity holders, as applicable.

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HH.	Amended Employment Agreements.

154.         Notwithstanding anything to the contrary in the Plan or this Confirmation Order, on and effective as of the Confirmation Date, the Debtors shall enter into the Amended Employment Agreements, and such agreements shall be assumed pursuant to sections 365 and 1123(b)(2) of the Bankruptcy Code as of the Confirmation Date and shall be valid, binding, and enforceable as of such date. The Debtors or the Reorganized Debtors, as applicable, are authorized, without any further notice to or action, order or approval of this Court, to execute and deliver the Amended Employment Agreements, and to perform their obligations thereunder. The Debtors have exercised reasonable business judgment in determining to enter into and assume the Amended Employment Agreements and have provided sufficient and adequate notice of such agreements.

II.	Indemnification Obligations.

155.         Consistent with applicable Law, all indemnification provisions in place prior to the Effective Date (whether in the bylaws, certificates of incorporation or formation, limited liability company agreements, other organizational documents, board resolutions, indemnification agreements, employment contracts, or otherwise) for current and former directors, officers, managers, employees, attorneys, accountants, investment bankers, and other professionals of the Debtors, as applicable, shall (a) not be discharged, impaired, or otherwise affected in any way, including by the Plan, the Plan Supplement, or this Confirmation Order, (b) remain intact, in full force and effect, and irrevocable, (c) not be limited, reduced or terminated after the Effective Date, and (d) survive the effectiveness of the Plan on terms no less favorable to such current and former directors, officers, managers, employees, attorneys, accountants, investment bankers, and other professionals of the Debtors than the indemnification provisions in place prior to the Effective Date irrespective of whether such indemnification obligation is owed for an act or event occurring before, on or after the Petition Date. Except as otherwise provided in the Plan or this Confirmation Order, all such obligations shall be deemed and treated as Executory Contracts to be assumed by the Debtors under the Plan and shall continue as obligations of the Reorganized Debtors. Any Claim based on the Debtors’ obligations under the Plan shall not be a Disputed Claim or subject to any objection, in either case, for any reason, including by reason of section 502(e)(1)(B) of the Bankruptcy Code.

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JJ.	Insurance.

156.         All of the Debtors’ insurance policies, including D&O Liability Insurance Policies, and any agreements, documents, or instruments relating thereto, are treated as and deemed to be Executory Contracts under the Plan. On the Effective Date, the Debtors shall be deemed to have assumed all insurance policies and any agreements, documents, and instruments related thereto; provided that the D&O Liability Insurance Policies existing just prior to the Effective Date may be put into run-off or otherwise a tail policy put into place with respect thereon on the Effective Date. Notwithstanding the foregoing, the Debtors shall use reasonable good faith efforts to obtain any insurer consents, if any, required to assume the D&O Liability Insurance Policies.

157.         Notwithstanding anything to the contrary contained in the Plan or this Confirmation Order, Confirmation of the Plan shall not discharge, impair, or otherwise modify any indemnity obligations assumed by the foregoing assumption of the D&O Liability Insurance Policies. Coverage for defense and indemnity under the D&O Liability Insurance Policies shall remain available to all applicable individuals insured thereunder.

158.         In addition, after the Effective Date, (a) none of the Reorganized Debtors shall terminate or otherwise reduce the coverage under any D&O Liability Insurance Policies in effect on or after the Petition Date, with respect to conduct or events occurring prior to the Effective Date and (b) all members, managers, directors, and officers of the Debtors who served in such capacity at any time prior to the Effective Date shall be entitled to the full benefits of any such policy for the full term of such policy, to the extent set forth therein, regardless of whether such members, managers, directors, officers, or other individuals remain in such positions after the Effective Date.

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KK.	Claims Payable by Third Parties.

159.         No distributions under the Plan shall be made on account of an Allowed Claim that is payable, in whole or in part, by a third-party, including, without limitation, pursuant to one of the Debtors’ or Reorganized Debtors’ insurance policies or letter of credit, as applicable, until the Holder of such Allowed Claim has exhausted all remedies with respect to such third party. To the extent that one or more of the Debtors’ insurers or letter of credit providers satisfies or agrees to satisfy in full or in part a Claim against any Debtor, then immediately upon such payment or agreement, the applicable portion of such Claim may be expunged without a Claims objection having to be Filed and without any further notice to or action, Order, or approval of the Court.

LL.	Compromise and Settlement of Claims, Interests, and Controversies.

160.          Pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the classification, distributions, releases, and other benefits provided under the Plan and this Confirmation Order, upon the Effective Date, the provisions of the Plan and this Confirmation Order shall constitute a good faith compromise and settlement of all Claims and Interests and controversies relating to the contractual, legal, and subordination rights of Holders with respect to such Allowed Claims and Interests or any distribution to be made on account of such Allowed Claim or Interest. The entry of this Confirmation Order shall constitute the Court’s approval of the compromise and settlement of all such Claims, Interests, and controversies, as well as a finding by the Court that such compromise and settlement is in the best interests of the Debtors, their Estates, and Holders of Claims or Interests, and is fair, equitable, and within the range of reasonableness. Subject to Article VII of the Plan, all distributions made to Holders of Allowed Claims or Interests in any Class are intended to be and shall be final. The compromises and settlements described herein shall be non-severable from each other and from all other terms of the Plan. In accordance with the provisions of the Plan, pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, without any further notice to or action, order, or approval of the Court, after the Effective Date, the Reorganized Debtors may compromise and settle Claims against, and Interests in, the Debtors and their Estates and Causes of Action against other Entities.

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MM.	Release, Exculpation, Discharge, Injunction, and Related Provisions.

161.         The release, exculpation, discharge, injunction, and related provisions set forth in Article VIII of the Plan shall be, and hereby are, approved and authorized in their entirety, including, but not limited to:

a.	The discharge provisions set forth in Article VIII.A of the Plan are hereby approved;

b.	The release of Liens provisions set forth in Article VIII.B of the Plan are hereby approved;

c.	The Debtor Release set forth in Article VIII.C of the Plan is hereby approved;

d.	The Third-Party Release set forth in Article VIII.D of the Plan is hereby approved;

e.	The Exculpation set forth in Article VIII.E of the Plan is hereby approved; and

f.	The Injunction set forth in Article VIII.F of the Plan is hereby approved.

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NN.	Notice of Entry of Effective Date.

162.         No later than seven Business Days after the Effective Date, the Reorganized Debtors shall file with the Court and serve by email and first class mail or overnight delivery service a notice of the Effective Date (the “Notice of Effective Date”), in substantially the form annexed hereto as Exhibit B, on all Holders of Claims and/or Interests and to all parties on the Master Service List maintained by the Solicitation Agent. Notwithstanding the above, no Notice of Effective Date or service of any kind shall be required to be mailed or made upon any Entity to whom the Debtors mailed notice of the Combined Hearing, but received such notice returned marked “undeliverable as addressed,” “moved, left no forwarding address,” or “forwarding order expired,” or similar reason, unless the Debtors have been informed in writing by such Entity, or are otherwise aware, of that Entity’s new address. Mailing of the Notice of Effective Date in the time and manner set forth in this paragraph 162 shall be good, adequate, and sufficient notice under the particular circumstances and in accordance with the requirements of Bankruptcy Rules 2002. No further notice will be necessary.

OO.	Non-Severability of Plan Provisions Upon Confirmation.

163.         Each term and provision of the Plan is: (a) valid and enforceable pursuant to its terms; (b) integral to the Plan and may not be deleted or modified without the consent of the Debtors or the Reorganized Debtors, as applicable; and (c) non-severable and mutually dependent.

PP.	Post-Confirmation Modifications.

164.         After the Confirmation Date, but before the Effective Date, the Debtors may, subject to the consent rights under the Restructuring Support Agreement, make appropriate technical adjustments and modifications to the Plan (including the Plan Supplement) without further order or approval of the Court; provided that such adjustments and modifications do not materially and adversely affect the treatment of Holders of Claims or Interests.

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165.         Subject to certain restrictions and requirements set forth in section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019 and those restrictions on modifications set forth in this Confirmation Order, the Plan, or the Restructuring Support Agreement, the Debtors and the Reorganized Debtors expressly reserve their respective rights to revoke or withdraw, or to alter, amend, or modify materially the Plan with respect to the Debtors, one or more times after Confirmation, and, to the extent necessary, may initiate proceedings in this Court to so alter, amend, or modify the Plan, or remedy any defect or omission, or reconcile any inconsistencies in the Plan, the Plan Supplement, the Disclosure Statement, or this Confirmation Order, in such manner as may be necessary to carry out the purposes and intent of the Plan.

QQ.	Waiver or Estoppel.

166.         Upon the Effective Date, each Holder of a Claim or Interest shall be deemed to have waived any right to assert that its Claim or Interest should be Allowed in a certain amount, in a certain priority, be secured, or not be subordinated by virtue of an agreement made with the Debtors and/or their counsel, or any other Entity, if such agreement was not disclosed in this Plan, the Disclosure Statement, or papers filed with the Court prior to the Confirmation Date.

RR.	Term of Injunctions or Stays.

167.         Unless otherwise provided in the Plan or this Confirmation Order, all injunctions or stays in effect in the chapter 11 cases pursuant to section 105 or 362 of the Bankruptcy Code, any Order of the Court, and existing on the Confirmation Date (excluding any injunctions or stays contained in the Plan or this Confirmation Order) shall remain in full force and effect until the Effective Date. All injunctions or stays contained in the Plan or this Confirmation Order shall remain in full force and effect in accordance with their terms. Notwithstanding anything to the contrary in this paragraph 167, nothing herein shall bar the filing of financing documents (including Uniform Commercial Code financing statements, security agreements, leases, mortgages, trust agreements and bills of sale) or the taking of such other actions as are necessary or appropriate to effectuate the transactions specifically contemplated by the Plan or by this Confirmation Order prior to the Effective Date.

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SS.	Immediate Binding Effect.

168.         Subject to Article IX.A of the Plan and notwithstanding Bankruptcy Rules 3020(e), 6004(h), or 7062 or otherwise, upon the occurrence of the Effective Date, the terms of this Plan and the final versions of the documents contained in the Plan Supplement shall be immediately effective and enforceable and deemed binding upon the Debtors, the Reorganized Debtors, any and all Holders of Claims or Interests (regardless of whether their Claims or Interests are deemed to have accepted or rejected this Plan), all Entities that are parties to or are subject to the settlements, compromises, releases, discharges and injunctions described in this Plan or the Confirmation Order, each Entity acquiring property under this Plan or the Confirmation Order, and any and all Entities that are parties to Executory Contracts and Unexpired Leases with the Debtors. All Claims and Interests shall be as fixed, adjusted, or compromised, as applicable, pursuant to this Plan and the Confirmation Order, regardless of whether any such Holder of a Claim or Interest has voted on this Plan.

TT.	Reservation of Rights.

169.         Except as expressly set forth in the Plan or this Confirmation Order, the Plan shall have no force or effect unless the Court enters this Confirmation Order, and this Confirmation Order shall have no force or effect if the Effective Date does not occur. None of the Filing of the Plan, any statement or provision contained in the Plan, or the taking of any action by any Debtor or any other Entity with respect to the Plan, the Disclosure Statement, or the Plan Supplement shall be or shall be deemed to be an admission or waiver of any rights of any Debtor or any Entity unless and until the Effective Date has occurred.

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UU.	Debtors’ Actions Post-Confirmation Through the Effective Date.

170.         During the period from entry of this Confirmation Order through and until the Effective Date, each of the Debtors shall continue to operate their business as a debtor in possession, subject to the oversight of the Court as provided under the Bankruptcy Code, the Bankruptcy Rules, the Local Rules, this Confirmation Order, and any Final Order of the Court.

VV.	Authorization to Consummate.

171.         The Debtors and the Reorganized Debtors are authorized to consummate the Plan and the Restructuring Transactions at any time after entry of this Confirmation Order, subject to the satisfaction or waiver in accordance with Article IX.B of the Plan of the conditions precedent to Consummation set forth in Article IX of the Plan.

WW.	Headings.

172.         Headings utilized herein are for convenience and reference only and do not constitute a part of the Plan or this Confirmation Order for any other purpose.

XX.	Substantial Consummation.

173.         On the Effective Date, the Plan shall be deemed to be substantially consummated under sections 1101 and 1127(b) of the Bankruptcy Code.

YY.	Effect of Conflict.

174.         This Confirmation Order supersedes any Court order issued prior to the Confirmation Date that may be inconsistent with this Confirmation Order. In the event of an inconsistency between the provisions of this Confirmation Order and the provisions of the Plan, the Disclosure Statement, or the Plan Supplement, the provisions of this Confirmation Order shall control, and any such provision of this Confirmation Order shall be deemed a modification of the Plan.

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ZZ.	Waiver of Stay.

175.          For good cause shown, the stay of this Confirmation Order provided by any Bankruptcy Rule is waived, and this Confirmation Order shall be effective and enforceable immediately upon its entry by the Court.

AAA.	Reversal/Stay/Modification/Vacatur of Order.

176.          Except as otherwise provided in this Confirmation Order, if any or all of the provisions of this Confirmation Order are hereafter reversed, modified, vacated, or stayed by subsequent order of the Court, or any other court, such reversal, stay, modification, or vacatur shall not affect the validity or enforceability of any act, obligation, indebtedness, liability, priority or Lien incurred or undertaken by the Debtors, the Reorganized Debtors, or any other Person or Entity authorized or required to take action to implement the Plan, as applicable, prior to the effective date of such reversal, stay, modification, or vacatur. Notwithstanding any such reversal, stay, modification, or vacatur of this Confirmation Order, any such act or obligation incurred or undertaken pursuant to, or in reliance on, this Confirmation Order prior to the effective date of such reversal, stay, modification, or vacatur shall be governed in all respects by the provisions of this Confirmation Order, the Plan, the Plan Documents, or any amendments or modifications to the foregoing.

BBB.	Provision Regarding the United States of America.

177.          As to the United States of America, its agencies or any instrumentalities thereof (collectively, the “United States”), notwithstanding anything in the Plan, this Confirmation Order, any Plan Supplement, any Definitive Document, or any document implementing any Plan documents (collectively, the “Documents”) to the contrary, nothing in the Documents shall:

a.	discharge, release, enjoin, impair or otherwise preclude (a) any liability to the United States that is not a “claim” within the meaning of section 101(5) of the Bankruptcy Code, (b) any Claim of the United States arising after the Effective Date, (c) any liability to a Governmental Unit (as defined in section 101(27) of the Bankruptcy Code) under police or regulatory statutes or regulations that any Entity would be subject to as the owner, lessor, lessee or operator of property after the Effective Date, or (d) any liability owed to the United States by any non-Debtor, including but not limited to, any liabilities arising under the federal environmental, criminal, civil or common law; provided, however, that the foregoing shall not (y) diminish the scope of any exculpation to which any Person is entitled under section 1125(e) of the Bankruptcy Code or (z) limit the scope of discharge granted to the Debtors under sections 524 and 1141 of the Bankruptcy Code;

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b.	limit or be intended to or be construed to bar the United States from pursuing any police or regulatory action or any criminal action;

c.	authorize the assumption, assignment, sale or other transfer of any federal (i) grants, (ii) contracts, (iii) leases, (iv) agreements, (v) awards, (vi) certifications, (vii) licenses, including but not limited to, FCC Licenses, (viii) permits, (ix) registration, (x) covenants, (xi) property, (xii) authorizations, or (xiii) any other interests of the federal government (collectively, “Federal Interests”) without compliance with all applicable terms of the Federal Interests and with all applicable nonbankruptcy laws;

d.	be interpreted to set cure amounts or to require the United States to novate, approve or otherwise consent to the assumption, transfer or assignment of any Federal Interests;

e.	confer exclusive jurisdiction to the Court with respect to the United States’ interests, claims, liabilities and Causes of Action, except to the extent set forth in 28 U.S.C. § 1334 (as limited by any other provisions of the United States Code);

f.	waive, alter or otherwise limit the United States’ property rights with respect to the Federal Interests;

g.	release, exculpate, enjoin, impair or discharge any non-Debtor from any claim, suit, right or Cause of Action of, or liability to the United States;

h.	affect any setoff or recoupment rights of the United States and such rights are preserved; provided, however, that the rights and defenses of the Debtors with respect thereto are fully preserved;

i.	constitute an approval or consent by the United States without compliance with all applicable legal requirements and approvals under nonbankruptcy law;

j.	be construed as a compromise or settlement of any liability, Claim, Cause of Action or interest of the United States; or

k.	modify the scope of section 525 of the Bankruptcy Code with respect to the United States.

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178.          The United States opts out of any Third-Party Release, as provided in Article VIII of the Plan, and is not a Releasing Party, as defined in the Plan; provided, that nothing in the Plan or this Confirmation Order shall alter any legal or equitable rights or defenses of the Debtors, the Reorganized Debtors, or any non-Debtor under nonbankruptcy law with respect to any Claim, liability, or Cause of Action relating to the United States.

CCC.	Federal Communications Commission.

179.         No provision in the Plan or this Confirmation Order relieves the Debtors or the Reorganized Debtors (as applicable) from any obligation to comply with the Communications Act of 1934, as amended, and the rules, regulations and orders promulgated under such statutes by the FCC. No transfer of any FCC license or authorization held by the Debtors or transfer of control of an FCC licensee controlled by the Debtors shall take place prior to the issuance of FCC regulatory approval for such transfer pursuant to applicable FCC regulations. The FCC’s rights and powers to take any action pursuant to its regulatory authority including, but not limited to, imposing any regulatory conditions on any of the above-described transfers, are fully preserved, and nothing herein shall proscribe or constrain the FCC’s exercise of such power or authority.

180.         Without limiting the generality of any provision of this Confirmation Order, the Debtors, or the Reorganized Debtors, as applicable, and their affiliates are authorized to take any and all actions as may be necessary to comply with applicable FCC regulations.

DDD.	Final Order.

181.         This Confirmation Order is a Final Order, and the period in which an appeal must be filed shall commence upon the entry hereof.

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EEE.	Retention of Jurisdiction.

182.         This Court may properly, and upon the Effective Date shall, retain exclusive jurisdiction over the matters arising in, and under, and related to, the chapter 11 cases, consistent with Article XI of the Plan.

Houston, Texas
Dated: April 15, 2026	/s/ Alfredo R. Pérez
ALFREDO R. PÉREZ
UNITED STATES BANKRUPTCY JUDGE

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Exhibit A

Plan

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE Southern District of TexaS

HOUSTON DIVISION

)
In re:	)	Chapter 11
)
CUMULUS MEDIA INC., et al.,[1]	)	Case No. 26-90346 (ARP)
)
Debtors.	)	(Jointly Administered)
)

MODIFIED JOINT PREPACKAGED CHAPTER 11 PLAN OF
REORGANIZATION OF CUMULUS MEDIA INC. AND ITS DEBTOR AFFILIATES

THIS CHAPTER 11 PLAN IS BEING SUBMITTED TO THE BANKRUPTCY COURT FOR APPROVAL FOLLOWING SOLICITATION.

PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP

Paul M. Basta (admitted pro hac vice)

Jacob A. Adlerstein (admitted pro hac vice)

Kyle J. Kimpler (admitted pro hac vice)

Sarah Harnett (admitted pro hac vice)

Alana J. Page (admitted pro hac vice)

1285 Avenue of the Americas

New York, New York 10019

Telephone: (212) 373-3000

Facsimile: (212) 757-3990

PORTER HEDGES LLP

John F. Higgins (TX Bar No. 09597500)
M. Shane Johnson (TX Bar No. 24083263)
Megan Young-John (TX Bar No. 24088700)

James A. Keefe (TX Bar No. 24122842)

Jack M. Eiband (TX Bar No. 24135185)
1000 Main St., 36th Floor
Houston, Texas 77002
Telephone: (713) 226-6000
Facsimile: (713) 226-6248

Co-Counsel to the Debtors and Debtors in Possession	Co-Counsel to the Debtors and Debtors in Possession
Dated: April 13, 2026

[1]	A complete list of each of the Debtors in these chapter 11 cases may be obtained on the website of the Debtors’ claims, noticing, and solicitation agent at www.veritaglobal.net/cumulusmedia. The Debtors’ service address for purposes of these chapter 11 cases is: 780 Johnson Ferry Road, N.E., Suite 500, Atlanta, Georgia 30342.

TABLE OF CONTENTS

Page

Article I. DEFINED TERMS, RULES OF INTERPRETATION, COMPUTATION OF TIME AND GOVERNING LAWS		1
A.	Defined Terms	1
B.	Rules of Interpretation	21
C.	Computation of Time	21
D.	Governing Laws	22
E.	Reference to Monetary Figures	22
F.	Reference to the Debtors or the Reorganized Debtors	22
G.	Controlling Document	22
H.	Consent Rights	22

Article II. ADMINISTRATIVE, PRIORITY CLAIMS, AND STATUTORY FEES		23
A.	Administrative Claims	23
B.	Restructuring Expenses	23
C.	Professional Fee Claims	24
D.	Priority Tax Claims	25
E.	Statutory Fees	25

Article III. CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS		26
A.	Classification in General	26
B.	Formation of Debtor Groups for Convenience Only	26
C.	Summary of Classification	26
D.	Treatment of Claims and Interests	27
E.	Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code	31
F.	No Substantive Consolidation	32
G.	Deemed Rejection of Plan	32
H.	Special Provision Governing Unimpaired Claims or Interests	32
I.	Elimination of Vacant Classes	32
J.	Acceptance by Impaired Classes	32
K.	Voting Classes; Presumed Acceptance by Non-Voting Classes	33
L.	Controversy Concerning Impairment	33
M.	Intercompany Interests	33
N.	Relative Rights and Priorities	33

Article IV. MEANS FOR IMPLEMENTATION OF THIS PLAN		34
A.	Sources of Consideration for Plan Distributions	34
B.	Restated ABL Credit Agreement	34
C.	Issuance and Distribution of the Plan Securities	35
D.	Exit Convertible Notes	35
E.	General Settlement of Claims and Interests	36
F.	Restructuring Transactions	37
G.	Reorganized Debtors	38
H.	Corporate Existence	38
I.	Exemption from Registration	39
J.	FCC Licenses	40
K.	Vesting of Assets in the Reorganized Debtors	40
L.	Cancellation of Existing Securities and Agreements	41
M.	Corporate Action	42
N.	New Organizational Documents	42
O.	Directors, Managers, and Officers of the Reorganized Debtors	43
P.	Liability of Officers, Directors, and Agents	43

Q.	Effectuating Documents; Further Transactions	43
R.	Section 1146 Exemption	44
S.	Preservation of Causes of Action	44
T.	Management Incentive Plan	45
U.	Employment and Retiree Benefits	45
V.	Dissolution of Certain Debtors	46
W.	Private Company	46
X.	Contingent Debtor-in-Possession Financing	48

Article V. TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES		48
A.	Assumption and Rejection of Executory Contracts and Unexpired Leases	48
B.	Claims Based on Rejection of Executory Contracts and Unexpired Leases	49
C.	Cure of Defaults for Assumed Executory Contracts and Unexpired Leases	50
D.	Preexisting Obligations to the Debtors under Executory Contracts and Unexpired Leases	51
E.	Indemnification Obligations	51
F.	Insurance Policies	52
G.	Modifications, Amendments, Supplements, Restatements or Other Agreements	52
H.	Nonoccurrence of Effective Date	53
I.	Reservation of Rights	53

Article VI. PROCEDURES FOR RESOLVING CONTINGENT, UNLIQUIDATED, AND DISPUTED CLAIMS AND INTERESTS		53
A.	Disputed Claims Process	53
B.	Allowance of Claims	54
C.	Claims Administration Responsibilities	54
D.	Adjustment to Claims without Objection	54
E.	Disallowance of Claims or Interests	55
F.	No Distributions Pending Allowance	55
G.	Distributions After Allowance	55

Article VII. PROVISIONS GOVERNING DISTRIBUTIONS		55
A.	Timing and Calculation of Amounts to Be Distributed	55
B.	Distribution Agent	56
C.	Distribution Record Date	56
D.	Rights and Powers of Distribution Agent	56
E.	Delivery of Distributions and Undeliverable or Unclaimed Distributions	57
F.	Manner of Payment	58
G.	No Postpetition Interest on Claims	58
H.	Compliance with Tax Requirements	58
I.	Allocations	59
J.	Foreign Currency Exchange Rate	59
K.	Setoffs and Recoupment	59
L.	Claims Paid or Payable by Third Parties	60
M.	Antitrust and Foreign Investment Approvals	61

Article VIII. RELEASE, INJUNCTION AND RELATED PROVISIONS		61
A.	Discharge of Claims and Termination of Interests	61
B.	Release of Liens	61
C.	Debtor Release	62
D.	Third-Party Release	64
E.	Exculpation	65
F.	Injunction	66
G.	Waiver of Statutory Limitations on Releases	68
H.	Protection against Discriminatory Treatment	68
I.	Document Retention	68
J.	Reimbursement or Contribution	68

Article IX. CONDITIONS PRECEDENT TO CONSUMMATION OF THIS PLAN		69
A.	Conditions Precedent to the Effective Date	69
B.	Waiver of Conditions	70
C.	Substantial Consummation	70
D.	Effect of Nonoccurrence of a Condition	70

Article X. MODIFICATION, REVOCATION, OR WITHDRAWAL OF THIS PLAN		71
A.	Modification and Amendments	71
B.	Effect of Confirmation on Modifications	71
C.	Revocation or Withdrawal of This Plan	71

Article XI. RETENTION OF JURISDICTION		72

Article XII. MISCELLANEOUS PROVISIONS		75
A.	Immediate Binding Effect	75
B.	Additional Documents	75
C.	Payment of Certain Fees	76
D.	Reservation of Rights	76
E.	Successors and Assigns	76
F.	Notices	76
G.	Term of Injunctions or Stays	78
H.	Entire Agreement	78
I.	Exhibits	79
J.	Deemed Acts	79
K.	Severability of Plan Provisions	79
L.	Votes Solicited in Good Faith	79
M.	Request for Expedited Determination of Taxes	80
N.	No Waiver or Estoppel	80
O.	Closing of Chapter 11 Cases	80

INTRODUCTION

Cumulus Media Inc. (the “Company”) and the other above-captioned debtors and debtors in possession (collectively with the Company, the “Debtors”) propose this joint prepackaged chapter 11 plan of reorganization, including all exhibits, annexes, schedules, and supplements hereto (collectively, and as modified, amended, or supplemented from time to time, the “Plan”) pursuant to section 1121(a) of the Bankruptcy Code. Although proposed jointly for administrative and distribution purposes, this Plan constitutes a separate plan for each Debtor and each Debtor is a proponent of the Plan within the meaning of section 1129 of the Bankruptcy Code. Capitalized terms used herein shall have the meanings set forth in Article I.A.

Reference is made to the accompanying Disclosure Statement for the Joint Prepackaged Chapter 11 Plan of Reorganization of Cumulus Media Inc. and Its Debtor Affiliates, including all exhibits, annexes, schedules, and supplements thereto (collectively, and each as modified, amended, or supplemented from time to time, the “Disclosure Statement”) for a discussion of the Debtors’ history, businesses, properties and operations, projections, risk factors, a summary and analysis of this Plan and the transactions contemplated thereby, and certain related matters.

ALL HOLDERS OF CLAIMS, TO THE EXTENT APPLICABLE, ARE ENCOURAGED TO READ THIS PLAN AND THE DISCLOSURE STATEMENT IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THIS PLAN.

Article I.
DEFINED TERMS, RULES OF INTERPRETATION,
COMPUTATION OF TIME AND GOVERNING LAWS

A.	Defined Terms

As used in this Plan or the Confirmation Order, capitalized terms have the meanings set forth below.

1.            “2026 Agent” means Bank of America, N.A., in its capacity as administrative agent under the 2026 Credit Agreement, and any successor agent thereto.

2.            “2026 Credit Agreement” means that certain Credit Agreement, dated as of September 26, 2019, by and among Intermediate Holdings, Holdings, and certain of its subsidiaries, as borrowers, the 2026 Agent, and the lenders from time to time party thereto, as may be amended, supplemented, amended and restated, or otherwise modified from time to time.

3.            “2026 Debt Claims” means, collectively, the 2026 Term Loan Claims and the 2026 Notes Claims.

4.            “2026 Notes” means the 6.75% senior notes due 2026 issued pursuant to the 2026 Notes Indenture.

5.            “2026 Notes Claims” means any Claim on account of the 2026 Notes or otherwise arising under the 2026 Notes Indenture.

6.            “2026 Notes Indenture” means that certain Indenture, dated as of June 26, 2019, by and among Holdings, as issuer, the guarantors party thereto, and the 2026 Trustee, as may be amended, supplemented, amended and restated, or otherwise modified from time to time.

7.            “2026 Term Loan Claims” means any Claim on account of the 2026 Term Loans or otherwise arising under the 2026 Credit Agreement.

8.            “2026 Term Loan Lenders” means the holders of the 2026 Term Loans.

9.            “2026 Term Loans” means those certain term loans outstanding under the 2026 Credit Agreement.

10.           “2026 Trustee” means U.S. Bank Trust Company, National Association, in its capacity as indenture trustee under the 2026 Notes Indenture, and any successor indenture trustee thereto.

11.           “2029 Agent” means Bank of America, N.A., in its capacity as administrative agent under the 2029 Credit Agreement, and any successor agent thereto.

12.           “2029 Credit Agreement” means that certain Credit Agreement, dated as of May 2, 2024, by and among Intermediate Holdings, Holdings, and certain of its subsidiaries, as borrowers, the 2029 Agent, and the lenders from time to time party thereto, as may be amended, supplemented, amended and restated, or otherwise modified from time to time.

13.          “2029 Debt Claims” means, collectively, the 2029 Term Loan Claims and the 2029 Notes Claims.

14.        “2029 Deficiency Claims” means, collectively, the 2029 Term Loan Deficiency Claims and the 2029 Notes Deficiency Claims.

15.          “2029 Holders” means, collectively, the 2029 Term Loan Lenders and the 2029 Noteholders.

16.          “2029 Noteholders” means the beneficial owners or holders of the 2029 Notes.

17.          “2029 Notes” means the 8.00% senior secured first-lien notes due 2029 issued pursuant to the 2029 Notes Indenture.

18.          “2029 Notes Claims” means any Claim on account of the 2029 Notes or otherwise arising under the 2029 Notes Indenture.

19.          “2029 Notes Deficiency Claims” means that portion of Claims under the 2029 Notes Indenture that are not Secured.

20.           “2029 Notes Indenture” means that certain Indenture, dated as of May 2, 2024, by and among Holdings, as issuer, the guarantors party thereto, and the 2029 Trustee, as may be amended, supplemented, amended and restated, or otherwise modified from time to time.

21.            “2029 Secured Claims” means that portion of the 2029 Debt Claims that are Secured.

22.            “2029 Secured Claims Equity Distribution” means a distribution of New Common Stock and/or, to the extent issued pursuant to the Equity Allocation Mechanism, Special Warrants to purchase shares of New Common Stock, which New Common Stock (inclusive of, as applicable, the shares that may be exercised in connection with any Special Warrants) will constitute, in the aggregate, 95% of all of the issued and outstanding New Common Stock issued on the Effective Date, subject to dilution by the Management Incentive Plan and, where applicable, the conversion of any Exit Convertible Notes, and to be allocated among the Holders of Allowed 2029 Secured Claims pursuant to, and subject to the terms and conditions of, the Equity Allocation Mechanism.

23.            “2029 Term Loan Claims” means any Claim on account of the 2029 Term Loans or otherwise arising under the 2029 Credit Agreement.

24.            “2029 Term Loan Deficiency Claims” means that portion of Claims under the 2029 Credit Agreement that are not Secured.

25.            “2029 Term Loan Lenders” means the holders of the 2029 Term Loans.

26.            “2029 Term Loans” means the term loans outstanding under the 2029 Credit Agreement.

27.            “2029 Trustee” means U.S. Bank Trust Company, National Association, in its capacity as indenture trustee under the 2029 Notes Indenture, and any successor indenture trustee thereto.

28.            “510(b) Claim” means any Claim against the Debtors that is subject to subordination under section 510(b) of the Bankruptcy Code, including any Claim arising out of or related to any agreement for the purchase or sale of any Security of the Debtors or any of their Affiliates or any agreements related or ancillary to such agreement for the purchase or sale of any Security of the Debtors or any of their Affiliates.

29.            “ABL Agent” means Fifth Third Bank, N.A., in its capacity as administrative agent and collateral agent under the ABL Credit Agreement, and any successor agent thereto.

30.            “ABL Agent Advisors” means Riemer & Braunstein LLP and FBT Gibbons LLP.

31.            “ABL Agent Fees and Expenses” means the reasonable and documented fees and expenses incurred by the ABL Agent Advisors in connection with the representation of the ABL Agent, regardless of whether such fees and expenses are incurred before, on, or after the date of execution of the Restructuring Support Agreement, incurred through and including the Effective Date, in each case in connection with the negotiation and/or implementation of the Plan and/or the Restructuring Transactions.

32.            “ABL Commitment Letter” means that certain Commitment Letter, dated as of March 4, 2026, by and among certain Company Parties and the Consenting ABL Parties, including all exhibits and attachments thereto, and as amended, restated, and supplemented from time to time in accordance with its terms.

33.            “ABL Credit Agreement” means that certain Credit Agreement, dated as of March 6, 2020, by and among Intermediate Holdings, Holdings, and certain of its subsidiaries, as borrowers, the ABL Agent, and the lenders from time to time party thereto, as may be amended, supplemented, amended and restated, or otherwise modified from time to time.

34.            “ABL Facility Claims” means any Claim on account of the ABL Loans.

35.            “ABL Loans” means those certain senior secured asset-based revolving loans incurred under the ABL Credit Agreement.

36.            “ABL Parties” means, collectively, the lenders party to the ABL Credit Agreement and the ABL Agent.

37.            “Ad Hoc Group” means the ad hoc group of Consenting 2029 Holders represented by the Ad Hoc Group Advisors.

38.            “Ad Hoc Group Advisors” means, collectively, (a) Gibson, Dunn & Crutcher LLP, as counsel, (b) Guggenheim Securities, LLC, as financial advisor, (c) Howley Law PLLC, as local counsel, (d) Covington & Burling LLP, as special communications regulatory counsel and (e) each other counsel, consultant, or advisor selected by the Ad Hoc Group, with the consent of the Company Parties (not to be unreasonably withheld), to provide advice in connection with the Restructuring Transactions.

39.            “Ad Hoc Group Fees and Expenses” means all reasonable and documented fees and expenses incurred by the Ad Hoc Group Advisors in connection with the representation of the Ad Hoc Group, regardless of whether such fees and expenses are incurred before, on, or after the date of execution of the Restructuring Support Agreement, or incurred before, on, or after the Effective Date, in each case in connection with the negotiation and/or implementation of the Plan and/or the Restructuring Transactions.

40.            “Administrative Claim” means a Claim incurred by the Debtors on or after the Petition Date and before the Effective Date for a cost or expense of administration of the Chapter 11 Cases entitled to priority under sections 364(c)(1), 503(b), 507(a)(2), 507(b), or 1114(e)(2) of the Bankruptcy Code, including (a) the actual and necessary costs and expenses incurred on or after the Petition Date until and including the Effective Date of preserving the Debtors’ Estates and operating the Debtors’ business; (b) Allowed Professional Fee Claims; (c) the Restructuring Expenses incurred after the Petition Date and through the Effective Date; (d) the Adequate Protection Claims (as defined in the Cash Collateral Orders); and (e) all fees and charges assessed against the Debtors’ Estates pursuant to section 1930 of chapter 123 of Title 28 of the United States Code.

41.            “Affiliate” means, with respect to any specified Entity, any other Entity directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Entity. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by,” and “under common control with”) as used with respect to any Entity, shall mean the possession, directly or indirectly, of the right or power to direct or cause the direction of the management or policies of such Entity, whether through the ownership of voting securities, by agreement, or otherwise.

42.            “Agent Transfer Expenses” means the reasonable and documented fees and expenses incurred by Bank of America, N.A., both in its capacity as administrative and collateral agent under the (a) 2026 Credit Agreement and related loan documents and (b) 2029 Credit Agreement and related loan documents, as well as any successor agent to Bank of America, N.A. in such capacities, in connection with the transfer of agency responsibilities under the aforementioned credit documents, whether such costs are incurred before or after the effective date of the respective agency transfers.

43.            “Allowed” means, with respect to a Claim or Interest (or any portion thereof), the extent to which (a) no objection to allowance has been interposed (either in the Bankruptcy Court or in the ordinary course of business) on or before the applicable time period fixed by applicable non-bankruptcy law or such other applicable period of limitation fixed by the Plan, the Bankruptcy Code, the Bankruptcy Rules or the Bankruptcy Court, or as to which any objection has been determined by a Final Order, either before or after the Effective Date, to the extent such objection is determined in favor of the respective Holder; (b) the liability of the Debtors and the amount thereof are determined by a Final Order of a court of competent jurisdiction other than the Bankruptcy Court, either before or after the Effective Date; or (c) such Claim or Interest is expressly deemed Allowed by the Plan or the Cash Collateral Orders; provided that, notwithstanding the foregoing, (x) unless expressly waived by the Plan, the Allowed amount of Claims or Interests shall be subject to and shall not exceed the limitations under or maximum amounts permitted by the Bankruptcy Code, including sections 502 or 503 of the Bankruptcy Code, to the extent applicable, and (y) the Reorganized Debtors will retain all Claims and defenses with respect to Allowed Claims or Interests that are Reinstated or otherwise Unimpaired pursuant to the Plan. “Allow,” “Allowing,” and “Allowance” shall have correlative meanings.

44.            “Antitrust and Foreign Investment Approvals” means any notification, authorization, approval, consent, filing, application, non-objection, expiration, or termination of applicable waiting period (including any extension thereof), exemption, determination of lack of jurisdiction, waiver, variance, filing, permission, qualification, registration, or notification required under any Antitrust Laws and Foreign Investment Laws.

45.            “Antitrust Laws” means the Sherman Act of 1890, the Clayton Act of 1914, the Federal Trade Commission Act of 1914, the HSR Act (in each case, as amended), and all other applicable Laws in effect from time to time that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through a merger, acquisition or restructuring process.

46.            “Amended CEO Agreement” has the meaning set forth in the “Employee Matters Term Sheet” attached to the Restructuring Term Sheet as Exhibit A.

47.            “Amended CFO Agreement” has the meaning set forth in the “Employee Matters Term Sheet” attached to the Restructuring Term Sheet as Exhibit A.

48.            “Bankruptcy Code” means Title 11 of the United States Code, 11 U.S.C. §§ 101–1532, as amended.

49.            “Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of Texas (Houston Division) presiding over the Chapter 11 Cases or, in the event of any withdrawal of reference under 28 U.S.C. § 157, the United States District Court for the Southern District of Texas.

50.            “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075 of Title 28 of the United States Code, as applicable to the Chapter 11 Cases and the general, local, and chambers rules of the Bankruptcy Court.

51.            “Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state of New York.

52.            “Cash” means the legal tender of the United States of America and equivalents thereof, including bank deposits and checks.

53.            “Cash Collateral” has the meaning set forth in section 363(a) of the Bankruptcy Code.

54.            “Cash Collateral Orders” means the Interim Cash Collateral Order and the Final Cash Collateral Order.

55.            “Cause of Action” means any action, Claim, cause of action, counterclaim, cross-claim, third-party claim, controversy, remedy, demand, right, action, lien, indemnity, interest, guaranty, suit, obligation, liability, damage, judgment, account, defense, offset, power, privilege, license and franchise of any kind or character whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, contingent or non-contingent, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, disputed or undisputed, secured or unsecured, accrued or unaccrued, assertable directly or derivatively, whether arising before, on, or after the Petition Date, in contract or in tort, in law (whether local, state, or federal U.S. or non-U.S. law) or in equity, or pursuant to any other theory of local, state, or federal U.S. or non-U.S. law. For the avoidance of doubt, “Cause of Action” includes: (a) any right of setoff, counterclaim, or recoupment and any Claim for breach of contract or for breach of duties imposed by law or in equity; (b) any Claim based on or relating to, or in any manner arising from, in whole or in part, tort, breach of contract, breach of fiduciary duty, fraudulent transfer or fraudulent conveyance or voidable transaction law, violation of local, state, or federal or non-U.S. law or breach of any duty imposed by law or in equity, including securities laws, negligence, and gross negligence; (c) any Claim pursuant to section 362 or chapter 5 of the Bankruptcy Code or similar local, state, or federal U.S. or non-U.S. law; (d) any Claim, counterclaim or defense including fraud, mistake, duress, and usury, and any other defenses set forth in section 558 of the Bankruptcy Code or similar local, state, or federal U.S. or non-U.S. law; (e) any state or foreign law pertaining to actual or constructive fraudulent transfer, fraudulent conveyance, or similar Claim; (f) any “lender liability” or equitable subordination Claims or defenses; and (g) the right to object to or otherwise contest any Claims or Interests.

56.            “Certification Deadline” means April 7, 2026, or such later date as may be established pursuant to an order confirming this Plan or any other order of the Bankruptcy Court.

57.            “Chapter 11 Cases” means (a) when used with reference to a particular Debtor, the case pending for that Debtor under chapter 11 of the Bankruptcy Code in the Bankruptcy Court and (b) when used with reference to all the Debtors, the procedurally consolidated chapter 11 cases pending for the Debtors in the Bankruptcy Court.

58.            “Claim” has the meaning ascribed to it in section 101(5) of the Bankruptcy Code.

59.            “Claims and Noticing Agent” means Kurtzman Carson Consultants, LLC d/b/a Verita Global, the Debtors’ claims, noticing, and solicitation agent in the Chapter 11 Cases.

60.            “Claims Register” means the official register of Claims against the Debtors maintained by the Claims and Noticing Agent.

61.            “Class” means a category of Holders of Claims or Interests classified together, as set forth in Article III pursuant to sections 1122 and 1123(a)(1) of the Bankruptcy Code.

62.            “CM/ECF” means the Bankruptcy Court’s Case Management and Electronic Case Filing system.

63.            “Communications Act” means chapter 5 of Title 47 of the United States Code, 47 U.S.C. § 151 et seq., as amended.

64.            “Communications Laws” means the Communications Act and the rules and published policies of the FCC, as promulgated from time to time.

65.            “Company” has the meaning set forth in the introduction hereof.

66.            “Company Parties” has the meaning set forth in the Restructuring Support Agreement.

67.            “Confirmation” means the Bankruptcy Court’s entry of the Confirmation Order on the docket of the Chapter 11 Cases, within the meaning of Bankruptcy Rules 5003 and 9021.

68.            “Confirmation Date” means the date upon which the Bankruptcy Court enters the Confirmation Order on the docket of the Chapter 11 Cases within the meaning of Bankruptcy Rules 5003 and 9021.

69.            “Confirmation Hearing” means the hearing held by the Bankruptcy Court on confirmation of the Plan, pursuant to Bankruptcy Rule 3020(b)(2) and sections 1128 and 1129 of the Bankruptcy Code, as such hearing may be continued from time to time.

70.            “Confirmation Order” means the order of the Bankruptcy Court confirming the Plan under section 1129 of the Bankruptcy Code and approving the Disclosure Statement on a final basis.

71.            “Consenting 2029 Holders” has the meaning set forth in the Restructuring Support Agreement.

72.            “Consenting ABL Lender” means Fifth Third Bank, National Association.

73.            “Consenting ABL Parties” means the Consenting ABL Lender and the ABL Agent.

74.            “Consenting Stakeholders” means, collectively, the Consenting 2029 Holders and the Consenting ABL Parties.

75.            “Consummation” means the occurrence of the Effective Date.

76.            “Cure Claim” means any Claim (unless waived or modified by the applicable counterparty) based upon the Debtors’ defaults under any Executory Contract or Unexpired Lease at the time such Executory Contract or Unexpired Lease is assumed by the Debtors pursuant to section 365 of the Bankruptcy Code, other than a default that is not required to be cured pursuant to section 365(b)(2) of the Bankruptcy Code.

77.            “D&O Liability Insurance Policies” means all insurance policies of any of the Debtors for current or former directors’, managers’, members’, and officers’ liability issued at any time to or providing coverage to, or for the benefit of, any Debtor, and all agreements, documents, or instruments relating thereto (including any “tail policy”) in effect or purchased on or prior to the Effective Date.

78.            “Debtor Release” means the releases set forth at Article VIII.C of the Plan.

79.            “Debtors” has the meaning set forth in the introduction hereof.

80.            “Declaratory Ruling” means a declaratory ruling adopted by the FCC granting the relief requested in the Petition for Declaratory Ruling.

81.            “Definitive Documents” means the (a) Plan; (b) the Confirmation Order; (c) the Disclosure Statement; (d) the Scheduling Order; (e) the Scheduling Motion; (f) the Solicitation Materials; (g) the Cash Collateral Orders; (h) the New Organizational Documents; (i) the Management Incentive Plan; (j) the Restated ABL Documents (including the Restated ABL Credit Agreement); (k) the Plan Supplement; (l) the Equity Plan Securities Documents; (m) the Exit Notes Documents; (n) any key employee retention or incentive plan and any related motion or order; (o) any new or amended employment agreements; and (p) all other material pleadings and/or other material documents filed with the Bankruptcy Court or necessary to implement the Restructuring Transactions, in each case, including any amendments, modifications, and supplements thereto; provided, for the avoidance of doubt, that any procedural notices or similar filings and related documents are not Definitive Documents.

82.            “Disallowed” means a Claim or an Interest (or portion thereof) that has been disallowed, denied, dismissed, or overruled pursuant to this Plan, by Final Order of the Bankruptcy Court, or any other court of competent jurisdiction, or pursuant to a settlement.

83.            “Disclosure Statement” has the meaning set forth in the introduction hereof.

84.            “Disclosure Statement Order” means the Order of the Bankruptcy Court (which may be the Confirmation Order) approving the Disclosure Statement and Solicitation Materials.

85.            “Disputed” means, as to a Claim or Interest, any Claim or Interest that is not yet Allowed or Disallowed.

86.            “Distribution Agent” means the Reorganized Debtors or the Entity or Entities selected by the Reorganized Debtors to make or facilitate distributions contemplated under the Plan, which Entity may include the Claims and Noticing Agent.

87.            “Distribution Record Date” means the record date for purposes of making distributions under the Plan on account of Allowed Claims, which date shall be (a) the Effective Date, for Holders of Claims in Class 3 (ABL Facility Claims), and (b) the date that is five (5) Business Days before the date the Debtors submit the FCC Long Form Application, for Holders of Claims in Class 4 (2029 Secured Claims) and Class 5 (Other Funded Debt Claims). The Debtors shall provide at least three (3) Business Days’ notice of the Distribution Record Date applicable to Holders of Claims in Class 4 (2029 Secured Claims) and Class 5 (Other Funded Debt Claims) by causing a notice identifying such date to be filed on the docket of these Chapter 11 Cases and posted to the “public side” lender sites maintained by the 2029 Agent and the 2026 Agent.

88.            “DTC” means The Depository Trust Company.

89.            “Effective Date” means the date that is a Business Day selected by the Debtors, with the consent of the Required Consenting 2029 Holders, on which (a) all conditions to the occurrence of the Effective Date have been satisfied or waived in accordance with Article IX.A and/or Article IX.B, (b) no stay of the Confirmation Order is in effect, and (c) the Debtors declare the Plan effective.

90.            “Entity” means any person, individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, Governmental Unit, any agency or political subdivision of any Governmental Unit, or any other entity, whether acting in an individual, fiduciary, or other capacity.

91.            “Equity Allocation Mechanism” means the methodology for allocating Plan Securities issued under this Plan among the Holders of Allowed 2029 Secured Claims and Holders of Allowed Other Funded Debt Claims, set forth on Exhibit A hereto.

92.            “Equity Plan Securities” means collectively, the New Common Stock and, to the extent issued pursuant to the Equity Allocation Mechanism, the Special Warrants.

93.            “Equity Plan Securities Documents” means the documentation related to the New Common Stock and, to the extent issued pursuant to the Equity Allocation Mechanism, the Special Warrants.

94.            “Estate” means, with respect to a particular Debtor, the estate created for such Debtor upon commencement of its Chapter 11 Case pursuant to section 541 of the Bankruptcy Code.

95.            “Exchange Act” means the Securities Exchange Act of 1934.

96.            “Exculpated Parties” means each of the Debtors and their Estates.

97.            “Executory Contract” means a contract or lease to which one or more of the Debtors is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

98.            “Exit Convertible Notes” means the new convertible notes to be issued or caused to be issued by the Reorganized Company on the Effective Date pursuant to the Exit Notes Documents, including the Exit Indenture.

99.            “Exit Notes Documents” means the Exit Indenture, including any amendments, modifications, or supplements thereto, and together with any related notes, certificates, agreements, documents, and instruments (including any amendments, restatements, supplements, or modifications of any of the foregoing) related thereto or executed in connection therewith.

100.           “Exit Indenture” means the indenture governing the Exit Convertible Notes, which the Reorganized Company will enter into or cause to be entered into on the Effective Date and shall be in form and substance acceptable to the Required Consenting 2029 Holders and the Debtors.

101.           “Existing Equity Interests” means the Interests in the Company as of the Petition Date, including 510(b) Claims.

102.          “FCC” means the Federal Communications Commission, including any official bureau or division thereof acting on delegated authority, and any successor governmental agency performing functions similar to those performed by the Federal Communications Commission on the Effective Date.

103.           “FCC Applications” means collectively, each application, petition, or other request filed with the FCC in connection with the Restructuring Transactions and the Plan, including, without limitation, the FCC Long Form Application.

104.          “FCC Approval” means the FCC’s grant of the FCC Long Form Application.

105.          “FCC Licenses” means broadcasting and other licenses, authorizations, waivers, and permits that are issued from time to time by the FCC.

106.          “FCC Long Form Application” means the applications filed with the FCC seeking FCC consent to the Transfer of Control.

107.          “FCC Ownership Procedures Order” means the order entered by the Bankruptcy Court establishing procedures for, among other things, completion and submission of the Ownership Certification, as may be amended, supplemented, or modified by further order of the Bankruptcy Court or as otherwise authorized by the Confirmation Order or the terms thereof.

108.          “File,” “Filed,” or “Filing” means file, filed, or filing with the Bankruptcy Court, the Clerk of the Bankruptcy Court, or any of its or their authorized designees in the Chapter 11 Cases, including, with respect to a Proof of Claim, the Claims and Noticing Agent.

109.          “Final Cash Collateral Order” means the order entered by the Bankruptcy Court authorizing and approving the use of Cash Collateral on a final basis and setting forth the terms and conditions for the use of Cash Collateral.

110.          “Final Order” means, as applicable, an order or judgment entered by the Bankruptcy Court or other court of competent jurisdiction with respect to the relevant subject matter that has not been reversed, vacated, stayed, modified, or amended, and as to which the time to appeal, seek certiorari or leave to appeal, or move for a new trial, reargument, or rehearing has expired and no appeal, petition for certiorari or motion for leave to appeal, or other proceedings for a new trial, reargument or rehearing has been timely taken, or as to which any appeal that has been taken or any petition for certiorari or motion for leave to appeal that has been or may be filed has been resolved by the highest court to which the order or judgment could be appealed or from which certiorari or leave to appeal could be sought or a new trial, reargument or rehearing shall have been denied, resulted in no modification of such order, or has otherwise been dismissed with prejudice; provided that the possibility that a motion under Rules 59 or 60 of the Federal Rules of Civil Procedure or any comparable Federal Rule of Bankruptcy Procedure or sections 502(j) or 1144 of the Bankruptcy Code may be filed relating to such order or judgment shall not cause such order or judgment not to be a Final Order.

111.          “Foreign Investment Laws” means applicable Laws that are designed or intended to screen, prohibit, restrict, or regulate foreign investments into such jurisdiction or country, including but not limited to on the basis of cultural, public order or safety, privacy, national, or economic security grounds.

112.          “General Unsecured Claim” means any Claim against a Debtor that is not a Secured Claim and that is not an Administrative Claim, a Priority Tax Claim, a Professional Fee Claim, a Restructuring Expense, an Other Secured Claim, an Other Priority Claim, an ABL Facility Claim, a 2029 Secured Claim, an Other Funded Debt Claim, an Intercompany Claim, or any 510(b) Claim. For the avoidance of doubt, General Unsecured Claims shall include any Lease Rejection Claim.

113.          “Governance Term Sheet” means the term sheet setting forth the material terms in respect of the corporate governance of the Reorganized Company to be included in the Plan Supplement, including all exhibits and schedules thereto, as it may be altered, amended, modified, or supplemented from time to time in accordance with the terms of the Restructuring Support Agreement.

114.          “Governmental Unit” means any U.S. or non-U.S. federal, state, municipal, or other government, or other department, commission, board, bureau, agency, public authority, or instrumentality thereof, or any other U.S. or non-U.S. court or arbitrator; provided that “Governmental Unit” as used herein shall include any “governmental unit” as defined in section 101(27) of the Bankruptcy Code.

115.          “Holder” means an Entity holding a Claim against or an Interest in a Debtor.

116.          “Holdings” means Cumulus Media New Holdings Inc.

117.          “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (as amended).

118.          “Impaired” means, with respect to any Class of Claims or Interests, a Class of Claims or Interests that is impaired within the meaning of section 1124 of the Bankruptcy Code.

119.          “Intercompany Claim” means a Claim or a Cause of Action against a Debtor held by a Debtor or a Non-Debtor Affiliate.

120.          “Intercompany Interest” means an Interest in a Debtor held by another Debtor or Non-Debtor Affiliate.

121.          “Interests” means, collectively, the shares (or any class thereof), common stock, preferred stock, limited partnership units, limited liability company interests, membership interests, and any other equity, ownership, or profits interests of any Debtor, and options, warrants, rights, stock appreciation rights, phantom units, incentives, commitments, calls, redemption rights, repurchase rights, or other securities or arrangements to acquire or subscribe for, or which are convertible into, or exercisable or exchangeable for, the shares (or any class thereof) of, common stock, preferred stock, limited partnership units, limited liability company interests, membership interests, or any other equity, ownership, or profits interests of any Debtor (in each case whether or not arising under or in connection with any employment agreement), and any 510(b) Claim related to the foregoing interests.

122.          “Interim Cash Collateral Order” means the interim order entered by the Bankruptcy Court authorizing, approving, and setting forth the terms and conditions for the use of Cash Collateral on an interim basis.

123.          “Intermediate Holdings” means Cumulus Media Intermediate Inc.

124.          “Judicial Code” means Title 28 of the United States Code, 28 U.S.C. §§ 1–4001.

125.          “Junior Lien Intercreditor Agreement” means that certain Junior Lien Intercreditor Agreement, dated as of May 2, 2024, by and among Intermediate Holdings and Holdings, as borrowers, the 2026 Agent and 2029 Agent, as collateral agent for the secured parties under the Term Loan Credit Agreements, the 2026 Trustee and the 2029 Trustee, as collateral agent for the secured parties under the Notes Indentures, and Bank of America N.A., in its capacity as second priority representative, as may be amended, supplemented, amended and restated, or otherwise modified from time to time.

126.          “Law” means any federal, state, local, or non-U.S. law (including, in each case, any common law), statute, code, ordinance, rule, regulation, decree, injunction, order, ruling, assessment, writ or other legal requirement, or judgment, in each case, that is validly adopted, promulgated, issued, or entered by a Governmental Unit of competent jurisdiction (including the Bankruptcy Court).

127.          “Lease Rejection Claims” means any Claim arising due to a Debtor’s rejection of an Unexpired Lease pursuant to section 365 of the Bankruptcy Code, which shall be calculated pursuant to section 502(b)(6) of the Bankruptcy Code.

128.          “Lien” has the meaning set forth in section 101(37) of the Bankruptcy Code.

129.          “Management Incentive Plan” means the management incentive plan to be adopted by the Reorganized Company on the Effective Date, which shall reserve for certain employees, officers, and directors of the Reorganized Company 10% of the New Common Stock on a fully-diluted basis, and the material terms of which shall be fixed by the New Board in its sole discretion, including with respect to the participants, allocation, timing, vesting terms, and the form and structure of the equity compensation to be provided thereunder (each of which shall be determined in good faith); provided, however, that such terms shall be consistent in all respects with the “Employee Matters Term Sheet” attached as Exhibit A to the Restructuring Term Sheet.

130.          “MIP Equity Pool” means 10% of the New Common Stock issued on the Effective Date, on a fully-diluted basis, to be reserved to grant awards pursuant to the Management Incentive Plan.

131.          “New ABL Loans” means the new senior secured asset-based revolving loans issued on the Effective Date under the Restated ABL Credit Agreement.

132.          “New Board” means the board of directors of the Reorganized Company, as initially established on the Effective Date in accordance with the terms of the Plan and the applicable New Organizational Documents.

133.          “New Class A Common Stock” means the new class A common stock of the Reorganized Company issued on the Effective Date, or upon exercise of the Exit Convertible Notes or, if applicable, any Special Warrants.

134.          “New Class B Common Stock” means the new limited-voting class B common stock of the Reorganized Company issued on the Effective Date, or, if applicable, upon exercise of Special Warrants, the terms of which New Class B Common Stock will provide that it may be exchanged at the election of the Holder into New Class A Common Stock on a one-for-one basis (subject to adjustment for stock splits, combinations, dividends, or distributions with respect to the New Class A Common Stock), subject to a determination by the Reorganized Company that such exchange would not result in a violation of Communications Laws or impair FCC Approval. Holders of New Class B Common Stock who are designated as “Foreign Restricted Stockholders” under the New Organizational Documents shall be subject to the limited voting and consent rights and other restrictions applicable to Foreign Restricted Stockholders as set forth in the New Organizational Documents.

135.          “New Class B Election” means an election made by a Holder of an Allowed 2029 Secured Claim or Allowed Other Funded Debt Claim on the Ownership Certification that such Holder elects to receive New Class B Common Stock in lieu of New Class A Common Stock.

136.          “New Common Stock” means, collectively, the New Class A Common Stock and the New Class B Common Stock.

137.          “New Organizational Documents” means the new Organizational Documents of the Reorganized Company and its direct and indirect subsidiaries (as applicable), including the Shareholders’ Agreement.

138.          “Non-Debtor Affiliate” means any Affiliate of a Debtor that is not a Debtor.

139.          “Notes Claims” means, collectively, the 2026 Notes Claims and the 2029 Notes Claims.

140.          “Notes Indentures” means the 2026 Notes Indenture and the 2029 Notes Indenture.

141.          “OCP Order” means the Order (I) Authorizing the Retention and Compensation of Certain Professionals Utilized in the Ordinary Course of Business and (II) Granting Related Relief [Docket No. 191]

142.          “Opt Out Classes” means, collectively, Class 1 (Other Secured Claims), Class 2 (Other Priority Claims), Class 3 (ABL Facility Claims), Class 4 (2029 Secured Claims), Class 5 (Other Funded Debt Claims), and Class 6 (General Unsecured Claims).

143.          “Order” means any judgment, order, award, injunction, writ, permit, license, or decree of any Governmental Unit or arbitrator of applicable jurisdiction.

144.          “Organizational Documents” means, with respect to any Company Party, the documents by which such Company Party was organized or formed (such as a certificate of incorporation, certificate of formation, certificate of limited partnership, or articles of organization, and including, without limitation, any certificates of designation for preferred stock or other forms of preferred equity) or which relate to the internal governance of such Person (such as bylaws, a partnership agreement, or an operating, limited liability company, shareholders, or members agreement).

145.          “Other Funded Debt Claim” means all (a) 2026 Debt Claims and (b) 2029 Deficiency Claims.

146.          “Other Funded Debt Claims Equity Distribution” means a distribution of New Common Stock and/or, to the extent issued pursuant to the Equity Allocation Mechanism, Special Warrants to purchase shares of New Common Stock, which New Common Stock (inclusive of, if applicable, the shares that may be exercised in connection with any Special Warrants) will constitute, in the aggregate, 5% of all of the issued and outstanding New Common Stock issued on the Effective Date, subject to dilution by the Management Incentive Plan and, where applicable, the conversion of any Exit Convertible Notes, and to be allocated among the Holders of Allowed Other Funded Debt Claims pursuant to, and subject to the terms and conditions of, the Equity Allocation Mechanism.

147.          “Other Priority Claim” means any Claim entitled to priority in right of payment under section 507(a) of the Bankruptcy Code, to the extent such Claim has not already been paid during the Chapter 11 Cases, other than: (a) an Administrative Claim; (b) a Cure Claim; or (c) a Priority Tax Claim.

148.          “Other Secured Claim” means any Secured Claim against the Debtors that is not an ABL Facility Claim or 2029 Secured Claim.

149.          “Ownership Certification” means a written certification, in the form attached to the FCC Ownership Procedures Order, which shall be sufficient to enable the Debtors or Reorganized Debtors, as applicable, to determine (a) the extent to which direct and indirect voting and equity interests of the certifying party are held by non-U.S. Persons, as determined under section 310(b) of the Communications Act and the FCC rules and (b) whether the holding of more than 4.99% of the New Class A Common Stock by the certifying party would result in a violation of FCC ownership rules or be inconsistent with the FCC Approval.

150.          “Permits” means any license, permit, registration, authorization, approval, certificate of authority, accreditation, qualification, or similar document or authority that has been issued or granted by any Governmental Unit.

151.          “Person” means an individual, a partnership, a joint venture, a limited liability company, a corporation, a trust, an unincorporated organization, a group, a Governmental Unit, or any legal entity or association.

152.          “Petition Date” means the first date any of the Debtors commence the Chapter 11 Cases.

153.          “Petition for Declaratory Ruling” means a filing with the FCC by the Debtors or Reorganized Debtors pursuant to 47 C.F.R. § 1.5000 et seq. for the Reorganized Company to exceed the applicable indirect foreign ownership limitations under 47 U.S.C. § 310(b)(4) or any prior FCC declaratory ruling with respect to the Company.

154.          “Plan” has the meaning set forth in the introduction hereof.

155.          “Plan Securities” means collectively, the New Common Stock, the Exit Convertible Notes and, to the extent issued pursuant to the Equity Allocation Mechanism, the Special Warrants.

156.          “Plan Supplement” means the compilation of documents and forms of documents, schedules, and exhibits to the Plan that will be filed by the Debtors with the Bankruptcy Court.

157.          “Prepetition Agents” means, collectively, the 2029 Agent, the 2026 Agent, the 2029 Trustee, the 2026 Trustee, and the ABL Agent, and in each case including any successors thereto.

158.          “Prepetition Debt Documents” means the 2029 Credit Agreement, the 2029 Notes Indenture, the 2026 Credit Agreement, the 2026 Notes Indenture, and the ABL Credit Agreement.

159.          “Priority Tax Claim” means any Claim of a Governmental Unit against a Debtor entitled to priority as specified in section 507(a)(8) of the Bankruptcy Code.

160.          “Pro Rata” means, with respect to any distribution on account of an Allowed Claim, the ratio (expressed as a percentage) that the amount of such Allowed Claim bears to the aggregate amount of all Allowed Claims in its Class or other matter so referenced, as the context requires.

161.            “Professional” means any Entity (a) employed pursuant to an Order of the Bankruptcy Court in connection with these Chapter 11 Cases pursuant to sections 327, 328, or 1103 of the Bankruptcy Code and to be compensated for services pursuant to sections 327, 328, 329, 330, 331, or 363 of the Bankruptcy Code or (b) awarded compensation and reimbursement by the Bankruptcy Court pursuant to section 503(b)(4) of the Bankruptcy Code.

162.            “Professional Fee Claim” means a Claim by a Professional seeking an award by the Bankruptcy Court of compensation for services rendered or reimbursement of expenses incurred through and including the Effective Date under sections 330, 331, 503(b)(2), 503(b)(3), 503(b)(4), or 503(b)(5) of the Bankruptcy Code to the extent such fees and expenses have not been previously paid.

163.            “Professional Fee Escrow” means an account, which may be interest-bearing, funded by the Debtors with Cash prior to the Effective Date in an amount equal to the Professional Fee Escrow Amount.

164.            “Professional Fee Escrow Amount” means the aggregate amount of Professional Fee Claims and other unpaid fees and expenses that Professionals estimate in good faith they have incurred or will incur in rendering services to the Debtors prior to and as of the Effective Date, which estimates Professionals shall deliver to the Debtors, the Ad Hoc Group Advisors, and the ABL Agent Advisors, as set forth in Article II.C.3.

165.            “Proof of Claim” means a written proof of Claim Filed against any of the Debtors in the Chapter 11 Cases.

166.            “Regulation D” means Regulation D under the Securities Act.

167.            “Regulation S” means Regulation S under the Securities Act.

168.            “Reinstate,” “Reinstated,” or “Reinstatement” means with respect to Claims and Interests, that the Claim or Interest shall be rendered Unimpaired in accordance with section 1124 of the Bankruptcy Code.

169.            “Release Opt In Form” means the form to be provided to Holders of Claims and Interests in Class 9 (Existing Equity Interests and 510(b) Claims) through which such Holders may elect to affirmatively opt in to the releases set forth in Article VIII.D of this Plan.

170.            “Release Opt Out Form” means the form to be provided to Holders of Claims in Class 1 (Other Secured Claims), Class 2 (Other Priority Claims), and Class 6 (General Unsecured Claims) through which such Holders may elect to affirmatively opt out of the releases set forth in Article VIII.D of this Plan.

171.            “Released Parties” means, each of, and in each case in its capacity as such: (a) each Debtor; (b) each Reorganized Debtor; (c) each Consenting Stakeholder; (d) the Ad Hoc Group; (e) the 2029 Agent; (f) the 2029 Trustee; (g) the ABL Parties; (h) all Holders of Claims and Interests in Class 9 (Existing Equity Interests and 510(b) Claims) that affirmatively elect to “opt in” to the releases set forth in Article VIII.D of the Plan by checking the box on the Release Opt In Form indicating that they elect to grant the releases provided in the Plan; (i) all Holders of Claims in the Opt Out Classes that abstain from voting on the Plan, vote to accept or reject the Plan, or are presumed to accept the Plan (as applicable) and, in each case, who do not affirmatively opt out of the releases set forth in Article VIII.D of the Plan by checking the box on the applicable ballot or Release Opt Out Form (as applicable) indicating that they opt not to grant the releases provided in the Plan; (j) with respect to each of the foregoing Entities in clauses (a) through (i), each such Entity’s current and former Affiliates; (k) with respect to each of the Entities in the foregoing clauses (a) through (j), each such Entity’s current and former predecessors, participants, successors, assigns, subsidiaries, direct and indirect equityholders, interest holders, limited partners, co-investors, funds (including affiliated investment funds or investment vehicles), portfolio companies, and management companies; and (l) with respect to each of the Entities in the foregoing clauses (a) through (k), each such Entity’s current and former directors, officers, managers, members, principals, partners, employees, independent contractors, agents, representatives, managed accounts or funds (including any beneficial holders for the account of whom such funds are managed), management companies, fund advisors, investment advisors, advisory board members, financial advisors, partners (including both general and limited partners), consultants, financial advisors, attorneys, accountants, investment bankers, and other professionals; provided that, with respect to the 2029 Agent, the release received by such Entity shall not extend to any Affiliate(s), trading desk(s), fund(s), account, branch, unit, and/or business group(s) of the 2029 Agent (that is not acting at the direction of or for the benefit of the 2029 Agent in its agency capacity) unless such Affiliate(s), trading desk(s), fund(s), account, branch, unit, and/or business group(s) has itself submitted a Ballot or Release Opt In Form (as applicable) or specifically authorized a third party to submit a Ballot or Release Opt In Form (as applicable) on its behalf; provided further that, in each case, an Entity shall not be a Released Party if it (x) elects to opt out of the releases contained in the Plan, if permitted to opt out, or (y) does not elect to opt in to the releases contained in the Plan, if required to opt in.

172.            “Releasing Parties” means, each of, and in each case in its capacity as such: (a) each Debtor; (b) each Reorganized Debtor; (c) each Consenting Stakeholder; (d) the Ad Hoc Group; (e) the 2029 Agent; (f) the 2029 Trustee; (g) the ABL Parties; (h) all Holders of Claims and Interests in Class 9 (Existing Equity Interests and 510(b) Claims) that affirmatively elect to “opt in” to the releases set forth in Article VIII.D of the Plan by checking the box on the Release Opt In Form indicating that they elect to grant the releases provided in the Plan; (i) all Holders of Claims in the Opt Out Classes that abstain from voting on the Plan, vote to accept or reject the Plan or are presumed to accept the Plan (as applicable) and, in each case, who do not affirmatively opt out of the releases set forth in Article VIII.D of the Plan by checking the box on the applicable ballot or Release Opt Out Form (as applicable) indicating that they opt not to grant the releases provided in the Plan; (j) with respect to each of the foregoing Entities in clauses (a) through (i), each such Entity’s current and former Affiliates; (k) with respect to each of the Entities in the foregoing clauses (a) through (j), each such Entity’s current and former predecessors, participants, successors, assigns, subsidiaries, direct and indirect equityholders, interest holders, limited partners, co-investors, funds (including affiliated investment funds or investment vehicles), portfolio companies, and management companies; and (l) with respect to each of the Entities in the foregoing clauses (a) through (k), each such Entity’s current and former directors, officers, managers, members, principals, partners, employees, independent contractors, agents, representatives, managed accounts or funds (including any beneficial holders for the account of whom such funds are managed), management companies, fund advisors, investment advisors, advisory board members, partners (including both general and limited partners), consultants, financial advisors, attorneys, accountants, investment bankers, and other professionals; provided that, with respect to the 2029 Agent, the release provided by such Entity shall not extend to any Affiliate(s), trading desk(s), fund(s), account, branch, unit, and/or business group(s) of the 2029 Agent (that is not acting at the direction of or for the benefit of the 2029 Agent in its agency capacity) unless such Affiliate(s), trading desk(s), fund(s), account, branch, unit, and/or business group(s) has itself submitted a Ballot or Release Opt In Form (as applicable) or specifically authorized a third party to submit a Ballot or Release Opt In Form (as applicable) on its behalf; provided further that, in each case, an Entity shall not be a Releasing Party if it (x) elects to opt out of the releases contained in the Plan, if permitted to opt out, or (y) does not elect to opt in to the releases contained in the Plan, if required to opt in.

173.            “Reorganized Company” means Cumulus Media Inc., as reorganized pursuant to this Plan and the Restructuring Transactions Memorandum, if any, which shall, unless the Company and the Required Consenting 2029 Holders agree otherwise, be a private company.

174.            “Reorganized Debtors” means the Debtors, or any successor(s) or assign(s) thereto, by merger, consolidation, reorganization, or otherwise, in the form of a corporation, limited liability company, partnership, or other form, as the case may be, on and after the Effective Date.

175.            “Required Consenting 2029 Holders” means, as of the relevant date, at least four (4) unaffiliated Consenting 2029 Holders holding at least a majority of the 2029 Debt Claims that are held by Consenting 2029 Holders at the relevant time.

176.            “Required Consenting Stakeholders” means, collectively, the Required Consenting 2029 Holders and the Consenting ABL Parties.

177.            “Restated ABL Credit Agreement” means the amended and restated senior secured asset-based revolving credit agreement to be entered into on the Effective Date by the Reorganized Debtors and the ABL Agent, which shall be consistent with the ABL Commitment Letter and otherwise in form and substance acceptable to the Required Consenting 2029 Holders, the Consenting ABL Parties, and the Debtors.

178.            “Restated ABL Documents” has the meaning set forth in Article IV.B, each of which shall be in form and substance acceptable to the Debtors, the ABL Parties, and the Required Consenting 2029 Holders.

179.            “Restructuring Expenses” means the Ad Hoc Group Fees and Expenses, the ABL Agent Fees and Expenses, the Agent Transfer Expenses, the Trustee Expenses, and all other reasonable and documented fees and expenses that are entitled to be paid under the Cash Collateral Orders, in each case in connection with the negotiation and/or implementation of the Restructuring Transactions (including in connection with the transfer of collateral and agency or trustee roles).

180.            “Restructuring Support Agreement” means that certain Restructuring Support Agreement, dated as of March 4, 2026, by and among the Company Parties and the Consenting 2029 Holders, including all exhibits and attachments thereto, and as amended, restated, and supplemented from time to time in accordance with its terms.

181.            “Restructuring Transactions” means the transactions described in Article IV.F.

182.            “Restructuring Transactions Memorandum” means, if any, the summary of transaction steps to complete the Restructuring Transactions contemplated by this Plan, which may be included in the Plan Supplement.

183.            “Schedule of Rejected Executory Contracts and Unexpired Leases” means the schedule of certain Executory Contracts and Unexpired Leases, if any, to be rejected by the Debtors pursuant to this Plan.

184.            “Schedule of Retained Causes of Action” means the schedule of certain Causes of Action of the Debtors that are not released, waived, or transferred pursuant to the Plan, as the same may be amended, modified, or supplemented from time to time.

185.            “Scheduling Motion” means the motion filed with the Bankruptcy Court seeking entry of the Scheduling Order, together with any other pleadings or documents to be filed with the Bankruptcy Court in support of such motion.

186.            “Scheduling Order” means the order of the Bankruptcy Court setting the date of the Confirmation Hearing and granting related relief.

187.            “Secured” means any Claim or portion thereof to the extent (a) secured by a lien on property in which the Debtors have an interest, which lien is valid, perfected, and enforceable pursuant to applicable Law or by reason of a Final Order of the Bankruptcy Court, or that is subject to setoff pursuant to section 553 of the Bankruptcy Code, to the extent of the value of the interest of the holder of such Claim in the Debtors’ interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) and any other applicable provision of the Bankruptcy Code or (b) Allowed, pursuant to the Plan or a Final Order of the Bankruptcy Court, as a secured Claim.

188.            “Securities Act” means the Securities Act of 1933, as amended.

189.            “Security” means a security as defined in section 2(a)(1) of the Securities Act.

190.            “Shareholders’ Agreement” means the shareholders’ agreement governing the rights of the Holders of Equity Plan Securities on and after the Effective Date, which shall contain terms regarding governance, transfer rights, and/or other matters regarding the Reorganized Company and the Equity Plan Securities.

191.            “Solicitation Materials” means any documents, forms, ballots, notices, and other materials provided in connection with the solicitation of votes on the Plan pursuant to sections 1125 and 1126 of the Bankruptcy Code, and any procedures established by the Bankruptcy Court with respect to solicitation of votes on the Plan.

192.            “Special Warrants” means warrants issued by the Reorganized Company, with a nominal exercise price, to purchase New Class A Common Stock or New Class B Common Stock, which the Debtors may issue in their discretion to the extent they determine that such issuance may be required to comply with the Communications Act or the rules and policies of the FCC, or to avoid delay in obtaining FCC Approval, the (x) terms of which warrants shall provide that they shall (i) be issued solely to the extent necessary to obtain FCC Approval and (ii) not be exercisable unless such exercise otherwise complies with applicable Law, including that such conversion into New Common Stock would not result in a violation of Communications Laws or impair FCC Approval, and (y)  form of which warrant shall be reasonably acceptable to the Debtors and the Required Consenting 2029 Holders.

193.            “Statutory Fees” means all fees the Debtors are obligated to pay pursuant to 28 U.S.C. § 1930(a)(6), together with interest, if any, pursuant to 31 U.S.C. § 3717.

194.            “Term Loan Claims” means, collectively, the 2026 Term Loan Claims and the 2029 Term Loan Claims.

195.            “Term Loan Credit Agreements” means the 2026 Credit Agreement and the 2029 Credit Agreement.

196.            “Third-Party Release” means the releases set forth at Article VIII.D.

197.            “Transfer of Control” means the transfer of control of any of the subsidiaries of the Company that hold FCC Licenses as a result of the issuance of Plan Securities to Holders of Allowed 2029 Secured Claims and Holders of Allowed Other Funded Debt Claims, and as proposed in the FCC Long Form Application(s), which, for the avoidance of doubt, shall also include an assignment of the FCC Licenses from the Debtors as Debtors-in-Possession to the Reorganized Debtors that are intended to hold the FCC Licenses.

198.            “Trustee Expenses” means the reasonable and documented fees and expenses incurred by U.S. Bank Trust Company, National Association and any successor indenture trustee thereto, in each case, in its capacity as indenture trustee under the 2026 Notes Indenture whether such costs are incurred before or after the effective date.

199.            “U.S. Trustee” means the United States Trustee for the Southern District of Texas (Region 7).

200.            “Unexpired Lease” means a lease to which one or more of the Debtors is a party and that is subject to assumption or rejection under sections 365 or 1123 of the Bankruptcy Code, including any modifications, amendments, addenda, or supplements thereto or restatements thereof.

201.            “Unimpaired” means, with respect to a Class of Claims or Interests, a Class of Claims or Interests that is unimpaired within the meaning of section 1124 of the Bankruptcy Code.

202.            “Voting Classes” means, collectively, Classes 3, 4, and 5.

B.	Rules of Interpretation

For purposes of this Plan: (a) each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and neuter genders; (b) capitalized terms defined only in the plural or singular form shall nonetheless have their defined meanings when used in the opposite form; (c) unless otherwise specified, any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions; (d) unless otherwise specified, any reference herein to an existing document, schedule, or exhibit shall mean such document, schedule, or exhibit, as it may have been or may be amended, restated, supplemented, or otherwise modified from time to time; (e) unless otherwise specified, all references herein to “Articles” are references to Articles of this Plan; (f) unless otherwise stated, the words “herein,” “hereof,” and “hereto” refer to this Plan in its entirety rather than to a particular portion of this Plan; (g) captions and headings to Articles are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation hereof; (h) the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, and shall be deemed to be followed by the words “without limitation”; (i) unless otherwise specified herein, the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; (j) any term used in capitalized form herein that is not otherwise defined, but that is used in the Bankruptcy Code or the Bankruptcy Rules, has the meaning assigned to that term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be; (k) all references to statutes, regulations, Orders, rules of courts, and the like shall mean such statutes, regulations, Orders, rules of courts, and the like as amended from time to time, and as applicable to the Chapter 11 Cases, unless otherwise stated; (l) any reference to an Entity as a Holder of a Claim or Interest includes that Entity’s successors, transferees and assigns; (m) any effectuating provisions may be interpreted by the Reorganized Debtors in a manner consistent with the overall purpose and intent of this Plan or the Confirmation Order, all without further notice to or action, Order, or approval of the Bankruptcy Court or any other Entity, subject to the consent of the Required Consenting 2029 Holders, and such interpretation shall control in all respects; (n) except as otherwise provided, any references to the Effective Date shall mean on the Effective Date or as soon as reasonably practicable thereafter; (o) all references to docket numbers of documents Filed in the Chapter 11 Cases are references to the docket numbers under the Bankruptcy Court’s CM/ECF system; (p) unless otherwise specified, all references herein to exhibits are references to exhibits in the Plan Supplement; (q) all references herein to consent, acceptance, or approval shall be deemed to include the requirement that such consent, acceptance, or approval be evidenced by a writing, which may be conveyed by counsel for the respective parties that have such consent, acceptance, or approval rights, including by electronic mail; (r) subject to the provisions of any contract, certificate of incorporation, bylaw, instrument, release, or other agreement or document entered into in connection with the Plan, the rights and obligations arising pursuant to the Plan shall be governed by, and construed and enforced in accordance with applicable federal law, including the Bankruptcy Code and Bankruptcy Rules; and (s) unless otherwise specified, any reference herein to the Plan or any provision thereof shall mean the Plan as it may have been or may be amended, restated, supplemented, or otherwise modified by the Confirmation Order.

C.	Computation of Time

Unless otherwise specifically stated herein, the provisions of Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribed or allowed herein. If any payment, distribution, act, or deadline under the Plan is required to be made or performed or occurs on a day that is not a Business Day, then the making of such payment or distribution, the performance of such act, or the occurrence of such deadline shall be deemed to be on the next succeeding Business Day, but shall be deemed to have been completed or to have occurred as of the required date.

D.	Governing Laws

Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules) or unless otherwise specifically stated herein (including in the Plan Supplement), the laws of the State of New York, without giving effect to the principles of conflicts of law (except for section 5-1401 and 5-1402 of the General Obligations Law of the State of New York), shall govern the rights, obligations, construction, and implementation of this Plan and the Confirmation Order, any agreements, documents, instruments, or contracts executed or entered into in connection with this Plan or the Confirmation Order (except as otherwise set forth in those agreements, in which case the governing law of such agreement shall control); provided, however, that corporate or limited liability company governance matters relating to the Debtors or the Reorganized Debtors, as applicable, shall be governed by the laws of the state or jurisdiction of incorporation or formation (as applicable) of the applicable Debtor or Reorganized Debtor.

E.	Reference to Monetary Figures

All references in this Plan to monetary figures shall refer to the legal tender of the United States of America, unless otherwise expressly provided.

F.	Reference to the Debtors or the Reorganized Debtors

Except as otherwise specifically provided in this Plan or the Confirmation Order to the contrary, references in this Plan or the Confirmation Order to the Debtors or the Reorganized Debtors shall mean the Debtors and the Reorganized Debtors, as applicable, to the extent the context requires.

G.	Controlling Document

In the event of an inconsistency between this Plan and the Disclosure Statement, the terms of this Plan shall control in all respects. In the event of an inconsistency between this Plan and the Plan Supplement, the terms of the relevant document in the Plan Supplement shall control (unless otherwise provided in such Plan Supplement document or in the Confirmation Order). The provisions of this Plan and of the Confirmation Order shall be construed in a manner consistent with each other so as to effectuate the purposes of each; provided that if there is determined to be any inconsistency between the Confirmation Order and this Plan, the Disclosure Statement, or the Plan Supplement that cannot be reconciled, then, solely to the extent of such inconsistency, the provisions of the Confirmation Order shall govern and any such provision of the Confirmation Order shall be deemed a modification of this Plan.

H.	Consent Rights

Notwithstanding anything herein to the contrary, any and all consultation, information, notice, and consent rights set forth in the Restructuring Support Agreement, the Cash Collateral Orders, or any Definitive Document with respect to the form and substance of the Plan, the Plan Supplement, and all other Definitive Documents, including any amendments, restatements, supplements, or other modifications to such documents, and any consents, waivers, or other deviations under or from any such documents, shall be incorporated herein by this reference (including to the applicable definitions in Article I.A) and fully enforceable as if stated in full herein.

Article II.
ADMINISTRATIVE, PRIORITY CLAIMS, AND STATUTORY FEES

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims, Professional Fee Claims, and Priority Tax Claims have not been classified and, thus, are excluded from the Classes of Claims and Interests set forth in Article III.

A.	Administrative Claims

Unless otherwise agreed to by the Holder of an Allowed Administrative Claim and the Debtors (with the consent of the Required Consenting Stakeholders) or the Reorganized Debtors, as applicable, or otherwise provided for under the Plan, to the extent an Allowed Administrative Claim has not already been paid in full or otherwise satisfied during the Chapter 11 Cases, each Holder of an Allowed Administrative Claim (other than Holders of Professional Fee Claims and Claims for fees and expenses pursuant to section 1930 of chapter 123 of the Judicial Code) shall be paid in full in Cash an amount of Cash equal to the amount of the unpaid portion of such Allowed Administrative Claim in full and final satisfaction, compromise, settlement, release, and discharge of such Administrative Claim in accordance with the following: (1) if such Administrative Claim is Allowed on or prior to the Effective Date, on the Effective Date, or as soon as reasonably practicable thereafter (or, if not then due, when such Allowed Administrative Claim is due or as soon as reasonably practicable thereafter); (2) if such Administrative Claim is not Allowed on or prior to the Effective Date, the first Business Day after the date that is thirty days after the date such Administrative Claim is Allowed, or as soon as reasonably practicable thereafter; (3) if such Allowed Administrative Claim is based on liabilities incurred by the Debtors in the ordinary course of their business, in accordance with the terms and conditions of the particular transaction or course of business giving rise to such Allowed Administrative Claim; (4) at such time and upon such terms as may be agreed upon by the Holder of such Allowed Administrative Claim and the Debtors or the Reorganized Debtors, as applicable; or (5) at such time and upon such terms as set forth in a Final Order of the Bankruptcy Court.

B.	Restructuring Expenses

The Restructuring Expenses incurred, or estimated to be incurred, up to and including the Effective Date shall be paid in full in Cash on the Effective Date (to the extent not previously paid during the course of the Chapter 11 Cases on the dates on which such amounts would be required to be paid under the Cash Collateral Orders) without the requirement to file a fee application with the Bankruptcy Court, without the need for time detail, and without any requirement for review or approval by the Bankruptcy Court or any other party. All Restructuring Expenses to be paid on the Effective Date shall be estimated prior to and as of the Effective Date and such estimates shall be delivered to the Debtors at least two Business Days before the anticipated Effective Date; provided that such estimates shall not be considered to be admissions or limitations with respect to such Restructuring Expenses. On the Effective Date, or as soon as practicable thereafter, final invoices for all Restructuring Expenses incurred prior to and as of the Effective Date shall be submitted to the Debtors. In addition, the Debtors and the Reorganized Debtors (as applicable) shall continue to pay, when due, pre- and post-Effective Date Restructuring Expenses, whether incurred before, on, or after the Effective Date.

C.	Professional Fee Claims

1.	Professional Fee Escrow

As soon as reasonably practicable after the Confirmation Date, and no later than one Business Day prior to the Effective Date, the Debtors shall establish the Professional Fee Escrow. On the Effective Date, the Debtors or Reorganized Debtors, as applicable, shall fund the Professional Fee Escrow with Cash equal to the Professional Fee Escrow Amount, which funds shall come from the Debtors’ general funds available as of the Effective Date. The Professional Fee Escrow shall be maintained in trust for the Professionals and for no other Entities until all Allowed Professional Fee Claims have been irrevocably paid in full to the Professionals pursuant to one or more Final Orders of the Bankruptcy Court. No Liens, Claims, or interests shall encumber the Professional Fee Escrow or Cash held on account of the Professional Fee Escrow in any way. Such funds shall not be considered property of the Estates, the Debtors, or the Reorganized Debtors, subject to the release of Cash to the Reorganized Debtors from the Professional Fee Escrow in accordance with Article II.C.2; provided, however, that the Reorganized Debtors shall have a reversionary interest in the excess, if any, of the amount of the Professional Fee Escrow over the aggregate amount of Allowed Professional Fee Claims of the Professionals to be paid from the Professional Fee Escrow. When such Allowed Professional Fee Claims have been paid in full, any remaining amount in the Professional Fee Escrow shall promptly be paid to the Reorganized Debtors without any further action or Order of the Bankruptcy Court.

2.	Final Fee Applications and Payment of Professional Fee Claims

All final requests for payment of Professional Fee Claims incurred during the period from the Petition Date through the Confirmation Date shall be Filed no later than forty-five (45) calendar days after the Effective Date. Any objections to Professional Fee Claims shall be served and Filed no later than twenty-one days after the date of Filing of the applicable final request for payment. After notice (and opportunity for objections) and a hearing, if necessary, in accordance with the procedures established by the Bankruptcy Code, Bankruptcy Rules, and prior Bankruptcy Court Orders, the Allowed amounts of such Professional Fee Claims shall be determined by the Bankruptcy Court. The Reorganized Debtors shall pay Professional Fee Claims in Cash in the amount the Bankruptcy Court allows from the Professional Fee Escrow, after taking into account any prior payments to and retainers held by such Professionals, as soon as reasonably practicable following the date when such Professional Fee Claims are Allowed by entry of an Order of the Bankruptcy Court.

To the extent that funds held in the Professional Fee Escrow are unable to satisfy the amount of Allowed Professional Fee Claims owing to the Professionals, each Professional shall have an Allowed Administrative Claim for any such deficiency, which shall be satisfied by the Reorganized Debtors in the ordinary course of business in accordance with Article II.A. After all Allowed Professional Fee Claims have been paid in full, the escrow agent shall promptly return any excess amounts held in the Professional Fee Escrow, if any, to the Reorganized Debtors, without any further action or Order of the Bankruptcy Court.

3.	Estimation of Fees and Expenses

To receive payment for unbilled fees and expenses incurred through the Effective Date, the Professionals shall reasonably estimate in good faith their Professional Fee Claims through and including the Effective Date, and shall deliver such estimate to the Debtors, the Ad Hoc Group Advisors, and the ABL Agent Advisors (and consult with the Ad Hoc Group Advisors regarding the same) no later than five days prior to the anticipated Effective Date; provided, however, that such estimate shall not be considered a representation with respect to the fees and expenses of such Professional, and Professionals are not bound to any extent by the estimates. If any of the Professionals fail to provide an estimate or does not provide a timely estimate, the Debtors may estimate the unbilled fees and expenses of such Professional. The total amount so estimated shall be utilized by the Debtors to determine the Professional Fee Escrow Amount.

4.	Post-Confirmation Date Fees and Expenses

Except as otherwise specifically provided in this Plan or the Confirmation Order, from and after the Confirmation Date, the Debtors or Reorganized Debtors, as applicable, shall, in the ordinary course of business and without any further notice to or action, Order, or approval of the Bankruptcy Court, pay in Cash the reasonable and documented legal, professional, or other fees and expenses incurred by the Debtors or the Reorganized Debtors; provided that, from and after the Confirmation Date through the Effective Date, on the last business day of each month, the Debtors shall provide the ABL Agent Advisors and the Ad Hoc Group Advisors with a schedule of all such amounts paid during the prior month to any Professional (as defined in the Final Cash Collateral Order), excluding any Professional retained pursuant to the OCP Order. Upon the Confirmation Date, any requirement that Professionals comply with sections 327 through 331, 363, and 1103 of the Bankruptcy Code, or any Order of the Bankruptcy Court governing the retention or compensation of Professionals in seeking retention or compensation for services rendered after such date shall terminate, and the Debtor or Reorganized Debtors, as applicable, may employ and pay any Professionals in the ordinary course of business without any further notice to or action, Order, or approval of the Bankruptcy Court.

D.	Priority Tax Claims

Except to the extent that a Holder of an Allowed Priority Tax Claim and the Debtors (with the consent of the Required Consenting Stakeholders) agree to a less favorable treatment, in full and final satisfaction, compromise, settlement, release, and discharge of, and in exchange for, each Allowed Priority Tax Claim, each Holder of such Allowed Priority Tax Claim shall receive treatment in a manner consistent with section 1129(a)(9)(C) of the Bankruptcy Code. To the extent any Allowed Priority Tax Claim is not due and owing on the Effective Date, such Claim shall be paid in accordance with the terms of any agreement between the Debtors and the Holder of such Claim, or as may be due and payable under applicable non-bankruptcy law, or in the ordinary course of business by the Reorganized Debtors.

E.	Statutory Fees

All fees due and payable pursuant to section 1930 of chapter 123 of the Judicial Code prior to the Effective Date shall be paid by the Debtors. On and after the Effective Date, the Reorganized Debtors shall pay any and all such fees when due and payable, and shall File with the Bankruptcy Court quarterly reports in a form reasonably acceptable to the United States Trustee. Each Debtor shall remain obligated to pay quarterly fees to the United States Trustee until the earliest of that particular Debtor’s case being closed, dismissed, or converted to a case under chapter 7 of the Bankruptcy Code.

Article III.
CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS

A.	Classification in General

Except for the Claims addressed in Article II hereof, all Claims and Interests are classified in the Classes set forth below for all purposes, including voting, Confirmation, and distributions pursuant to this Plan and in accordance with sections 1122 and 1123(a)(1) of the Bankruptcy Code. A Claim or an Interest is classified in a particular Class only to the extent that such Claim or Interest qualifies within the description of that Class and is classified in other Classes to the extent that any portion of such Claim or Interest qualifies within the description of such other Classes. A Claim or an Interest is also classified in a particular Class for the purpose of receiving distributions pursuant to this Plan, but only to the extent that such Claim or Interest is an Allowed Claim or Allowed Interest in that Class and has not been paid, released, or otherwise satisfied prior to the Effective Date.

B.	Formation of Debtor Groups for Convenience Only

This Plan is a separate plan of reorganization for each Debtor. This Plan groups the Debtors together solely for the purpose of describing treatment under this Plan, Confirmation of this Plan, and making Plan distributions in respect of Claims against and Interests in the Debtors under this Plan. Such groupings shall not affect any Debtor’s status as a separate legal entity, change the organizational structure of the Debtors’ business enterprise, constitute a change of control of any Debtor for any purpose, cause a merger or consolidation of any legal entities, or cause the transfer of any assets. Except as otherwise provided by or permitted under this Plan, all Debtors shall continue to exist as separate legal entities. The Plan is not premised on, and does not provide for, the substantive consolidation of the Debtors with respect to the Classes of Claims or Interests set forth in the Plan, or otherwise.

C.	Summary of Classification

The classification of Claims against and Interests in each Debtor (as applicable) pursuant to this Plan is as set forth below. All of the potential Classes for the Debtors are set forth herein. Certain of the Debtors may not have Holders of Claims or Interests in a particular Class or Classes, and such Classes shall be treated as set forth in Article III.I.

The following chart summarizes the classification of Claims and Interests pursuant to the Plan:2

Class	Claims and Interests	Status	Voting Rights
1	Other Secured Claims	Unimpaired	Not Entitled to Vote (Presumed to Accept)
2	Other Priority Claims	Unimpaired	Not Entitled to Vote (Presumed to Accept)
3	ABL Facility Claims	Impaired	Entitled to Vote
4	2029 Secured Claims	Impaired	Entitled to Vote
5	Other Funded Debt Claims	Impaired	Entitled to Vote
6	General Unsecured Claims	Unimpaired	Not Entitled to Vote (Presumed to Accept)
7	Intercompany Claims	Unimpaired / Impaired	Not Entitled to Vote (Presumed to Accept / Deemed to Reject)
8	Intercompany Interests	Unimpaired / Impaired	Not Entitled to Vote (Presumed to Accept / Deemed to Reject)
9	Existing Equity Interests and 510(b) Claims	Impaired	Not Entitled to Vote (Deemed to Reject)

D.	Treatment of Claims and Interests

Subject to Article IV hereof, each Holder of an Allowed Claim or Interest, as applicable, shall receive under the Plan the treatment described below in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for such Holder’s Allowed Claim or Interest, except to the extent less favorable treatment is agreed to by the Debtors (in consultation with the Required Consenting 2029 Holders) or the Reorganized Debtors and the Holder of such Allowed Claim or Interest. Unless otherwise indicated, the Holder of an Allowed Claim or Interest shall receive such treatment on the later of the Effective Date and the date such Holder’s Claim or Interest becomes an Allowed Claim or Interest or as soon as reasonably practicable thereafter.

1.	Class 1 – Other Secured Claims

a.	Classification: Class 1 consists of all Other Secured Claims.

b.	Treatment: Each Holder of an Allowed Other Secured Claim shall receive, at the option of the Debtors (with the consent of the Required Consenting Stakeholders) or Reorganized Debtors, as applicable:

i.	payment in full in Cash of such Holder’s Allowed Other Secured Claim;

ii.	delivery of the collateral securing such Holder’s Allowed Other Secured Claim;

iii.	Reinstatement of such Holder’s Allowed Other Secured Claim; or

[2]	The information in the table is provided in summary form and is qualified in its entirety by Article III.D.

iv.	such other treatment rendering such Holder’s Allowed Other Secured Claim Unimpaired in accordance with section 1124 of the Bankruptcy Code.

c.	Voting: Class 1 is Unimpaired under this Plan. Each Holder of an Other Secured Claim will be conclusively presumed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, each such Holder is not entitled to vote to accept or reject this Plan.

2.	Class 2 – Other Priority Claims

a.	Classification: Class 2 consists of all Other Priority Claims.

b.	Treatment: Each Holder of an Allowed Other Priority Claim shall receive payment in full in Cash of such Holder’s Allowed Other Priority Claim or such other treatment in a manner consistent with the provisions of section 1129(a)(9) of the Bankruptcy Code. Allowed Other Priority Claims that arise in the ordinary course of the Debtors’ business and which are not due and payable on or before the Effective Date shall be paid in the ordinary course of business in accordance with the terms thereof.

c.	Voting: Class 2 is Unimpaired under this Plan. Each Holder of an Other Priority Claim will be conclusively presumed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, each such Holder is not entitled to vote to accept or reject this Plan.

3.	Class 3 – ABL Facility Claims

a.	Classification: Class 3 consists of all ABL Facility Claims.

b.	Allowance. On the Effective Date, the ABL Facility Claims shall be Allowed in an amount equal to the outstanding principal amount of the ABL Loans plus all accrued and unpaid interest, fees, premiums, and all other obligations, amounts, and expenses arising under or in connection with the ABL Credit Agreement as of the Effective Date, but excluding any make whole or other similar amounts or premiums triggered by the filing of the Chapter 11 Cases.

c.	Treatment: On the Effective Date, the Reorganized Debtors shall enter into the Restated ABL Credit Agreement and each Holder of an Allowed ABL Facility Claim shall receive, in full and final satisfaction, release, discharge of, and in exchange for, such Claim, its Pro Rata share of the New ABL Loans, which shall be issued in an amount equal to the Allowed ABL Facility Claims.

d.	Voting: Class 3 is Impaired under this Plan. Each Holder of an Allowed ABL Facility Claim will be entitled to vote to accept or reject this Plan.

4.	Class 4 – 2029 Secured Claims

a.	Classification: Class 4 consists of all Allowed 2029 Secured Claims.

b.	Allowance: On the Effective Date, the 2029 Secured Claims shall be Allowed in an aggregate principal amount of $168,579,947.

c.	Treatment: On the Effective Date, each Holder of an Allowed 2029 Secured Claim shall receive, in full and final satisfaction, release, discharge of, and in exchange for, such Claim, its Pro Rata share of (i) the Exit Convertible Notes and (ii) the 2029 Secured Claims Equity Distribution; provided that, notwithstanding anything in this Plan to the contrary, the 2029 Secured Claims Equity Distribution shall be made pursuant to, and subject to the terms and conditions of, the Equity Allocation Mechanism.

d.	Voting: Class 4 is Impaired under this Plan. Each Holder of an Allowed 2029 Secured Claim will be entitled to vote to accept or reject this Plan.

5.	Class 5 – Other Funded Debt Claims

a.	Classification: Class 5 consists of all 2026 Debt Claims and all 2029 Deficiency Claims.

b.	Allowance: On the Effective Date, the Other Funded Debt Claims shall be Allowed in the following amounts:

i.	The 2026 Notes Claims shall be Allowed in the aggregate principal amount of $22,965,108, plus any accrued and unpaid interest, fees, and other amounts payable under the 2026 Notes Indenture as of the Petition Date.

ii.	The 2026 Term Loan Claims shall be Allowed in the aggregate principal amount of $1,227,363, plus any accrued and unpaid interest, fees, and other amounts payable under the 2026 Credit Agreement as of the Petition Date.

iii.	The 2029 Deficiency Claims shall be Allowed in the aggregate principal amount of $470,321,003, representing the unsecured portion of the aggregate principal amount outstanding under the 2029 Credit Agreement and 2029 Notes Indenture, plus all accrued and unpaid interest, and make-whole premiums and all other accrued and unpaid fees and other expenses payable under the 2029 Credit Agreement and 2029 Notes Indenture.

c.	Treatment: On the Effective Date, each Holder of an Other Funded Debt Claim shall receive its Pro Rata share of the Other Funded Debt Claims Equity Distribution; provided, however, that any distributions owing to 2026 Term Loan Lenders shall be turned over to the 2029 Term Loan Lenders and the 2029 Noteholders in accordance with the Junior Lien Intercreditor Agreement; provided, further, that, notwithstanding anything in this Plan to the contrary, the Other Funded Debt Claims Equity Distribution shall be made pursuant to, and subject to the terms and conditions of, the Equity Allocation Mechanism.

d.	Voting: Class 5 is Impaired under this Plan. Each Holder of an Allowed Other Funded Debt Claim will be entitled to vote to accept or reject this Plan.

6.	Class 6 – General Unsecured Claims

a.	Classification: Class 6 consists of all General Unsecured Claims.

b.	Treatment: Except to the extent that a Holder of an Allowed General Unsecured Claim and the Debtors (in consultation with the Required Consenting 2029 Holders) agrees to a less favorable treatment on account of such Claim or such Claim has been paid or Disallowed by Final Order prior to the Effective Date, on and after the Effective Date, the Reorganized Debtors shall continue to pay or treat each Allowed General Unsecured Claim in the ordinary course of business as if the Chapter 11 Cases had never been commenced, subject to all claims, defenses, or disputes the Debtors and Reorganized Debtors may have with respect to such Claims, including as provided in Article IV.S; provided that Allowed Lease Rejection Claims shall be paid in full on the later of (i) the Effective Date or (ii) entry of a Final Order Allowing a Lease Rejection Claim.

c.	Voting: Class 6 is Unimpaired under this Plan. Each Holder of a General Unsecured Claim will be conclusively presumed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, each such Holder is not entitled to vote to accept or reject this Plan.

7.	Class 7 – Intercompany Claims

a.	Classification: Class 7 consists of all Intercompany Claims.

b.	Treatment: On the Effective Date, at the Debtors’ election (with the consent of the Required Consenting 2029 Holders), each Holder of an Intercompany Claim shall have its Intercompany Claim Reinstated, or cancelled, released, and extinguished without any distribution.

c.	Voting: Class 7 is either deemed Unimpaired under this Plan, and each such Holder of an Intercompany Claim will be conclusively presumed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code, or is Impaired, and each such Holder of an Intercompany Claim is deemed to reject this Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, each such Holder is not entitled to vote to accept or reject this Plan.

8.	Class 8 – Intercompany Interests

a.	Classification: Class 8 consists of all Intercompany Interests.

b.	Treatment: On the Effective Date, at the Debtors’ election (with the consent of the Required Consenting 2029 Holders), each Holder of an Intercompany Interest shall have its Intercompany Interest Reinstated, or cancelled, released, and extinguished without any distribution.

c.	Voting: Class 8 is either deemed Unimpaired under this Plan, and each such Holder of an Intercompany Interest will be conclusively presumed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code, or is Impaired, and each such Holder of an Intercompany Interest is deemed to reject this Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, each such Holder is not entitled to vote to accept or reject this Plan.

9.	Class 9 – Existing Equity Interests and 510(b) Claims

a.	Classification: Class 9 consists of all Existing Equity Interests and 510(b) Claims.

b.	Treatment: On the Effective Date, each Holder of an Existing Equity Interest and/or 510(b) Claim shall have its Existing Equity Interest and/or 510(b) Claim (as applicable) cancelled, released, discharged, and extinguished without any distribution.

c.	Voting: Class 9 is Impaired under this Plan. Each Holder of an Existing Equity Interest and/or 510(b) Claim is deemed to reject this Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, each such Holder is not entitled to vote to accept or reject this Plan. Each Holder of an Existing Equity Interest and/or 510(b) Claim shall be provided a Release Opt In Form solely for the purpose of providing such Holder with the opportunity to affirmatively opt in to the releases set forth in Article VIII.D of this Plan.

E.	Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code

Section 1129(a)(10) of the Bankruptcy Code shall be satisfied for purposes of Confirmation by acceptance of the Plan by at least one Impaired Class of Claims. The Debtors shall seek Confirmation of this Plan pursuant to section 1129(b) of the Bankruptcy Code with respect to any rejecting Class of Claims or Interests. The Debtors, subject to the terms of the Restructuring Support Agreement, including any consent rights set forth therein, reserve the right to modify this Plan in accordance with Article X to the extent, if any, that Confirmation pursuant to section 1129(b) of the Bankruptcy Code requires modification, including by modifying the treatment applicable to a Class of Claims or Interests to render such Class of Claims or Interests Unimpaired to the extent permitted by the Bankruptcy Code and the Bankruptcy Rules.

F.	No Substantive Consolidation

Although this Plan is presented as a joint plan of reorganization for administrative purposes, this Plan does not provide for the substantive consolidation of the Debtors’ Estates, and on the Effective Date, the Debtors’ Estates shall not be deemed to be substantively consolidated for any reason. Except as expressly provided herein, nothing in this Plan, the Confirmation Order, or the Disclosure Statement shall constitute or be deemed to constitute a representation that any one or all of the Debtors is subject to or liable for any Claims or Interests against or in any other Debtor. A Claim or Interest against or in multiple Debtors will be treated as a separate Claim or Interest against or in each applicable Debtor’s Estate for all purposes, including voting and distribution; provided, however, that no Claim or Interest will receive value in excess of one hundred percent (100.0%) of the Allowed amount of such Claim (inclusive of post-petition interest, if applicable) or Interests under the Plan for all such Debtors.

G.	Deemed Rejection of Plan

Class 9 is Impaired under the Plan and Holders of Existing Equity Interests and/or 510(b) Claims in such Class shall receive no distribution under this Plan on account of such Existing Equity Interests and/or 510(b) Claims. Therefore, the Holders of Existing Equity Interests and/or 510(b) Claims in such Class are deemed to have rejected this Plan pursuant to section 1126(g) of the Bankruptcy Code and are not entitled to vote to accept or reject this Plan.

H.	Special Provision Governing Unimpaired Claims or Interests

Except as otherwise set forth in this Plan or the Confirmation Order, nothing shall affect the Debtors’ or the Reorganized Debtors’ rights in respect of (i) any Unimpaired Claims or Interests, including all rights in respect of legal and equitable defenses to or setoffs or recoupment against any such Unimpaired Claims or Interests and (ii) any Causes of Action of the Debtors or the Reorganized Debtors with respect to any such Unimpaired Claims or Interests.

I.	Elimination of Vacant Classes

Any Class of Claims or Interests that does not have a Holder of an Allowed Claim or Allowed Interest or a Claim or Interest temporarily Allowed by the Bankruptcy Court as of the date of the commencement of the Confirmation Hearing shall be considered vacant and deemed eliminated from this Plan for purposes of voting to accept or reject this Plan and for purposes of determining acceptance or rejection of this Plan by such Class pursuant to section 1129(a)(8) of the Bankruptcy Code.

J.	Acceptance by Impaired Classes

An Impaired Class of Claims shall have accepted this Plan if, not counting the vote of any Holder designated under section 1126(e) of the Bankruptcy Code or any insider under section 101(31) of the Bankruptcy Code, (i) the Holders of at least two-thirds in amount of the Allowed Claims actually voting in the Class have voted to accept this Plan, and (ii) the Holders of more than one-half in number of the Allowed Claims actually voting in the Class have voted to accept this Plan.

K.	Voting Classes; Presumed Acceptance by Non-Voting Classes

If a Class contains Claims eligible to vote and no Holders of Claims eligible to vote in such Class vote to accept or reject this Plan, the Holders of such Claims in such Class shall be deemed to have accepted the Plan.

Holders of Claims and Interests in Class 1 (Other Secured Claims), Class 2 (Other Priority Claims), Class 6 (General Unsecured Claims), and Class 9 (Existing Equity Interests and 510(b) Claims) are either (a) Unimpaired and, therefore, conclusively presumed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code, or (b) Impaired and shall receive no distributions under this Plan and, therefore, deemed to have rejected this Plan pursuant to 1126(g) of the Bankruptcy Code. Accordingly, Holders of Claims and Interests in such Classes are not entitled to vote on this Plan and the votes of such Holders shall not be solicited. Notwithstanding their non-voting status, Holders of such Claims and Interests in these non-voting Classes shall receive a Release Opt Out Form or Release Opt In Form, as applicable, solely for purposes of providing such Holders with the opportunity to opt out of or in to, as applicable, the releases set forth in Article VIII.D of this Plan.

L.	Controversy Concerning Impairment

If a controversy arises as to whether any Claims or Interests, or any Class of Claims or Interests, are Impaired or is properly classified under the Plan, the Bankruptcy Court shall, after notice and a hearing, determine such controversy on or before the Confirmation Date.

M.	Intercompany Interests

To the extent Reinstated under the Plan, distributions on account of Intercompany Interests are not being received by Holders of such Intercompany Interests on account of their Intercompany Interests but for the purposes of administrative convenience and due to the importance of maintaining the prepetition corporate structure for the ultimate benefit of the Holders of New Common Stock, and in exchange for the Debtors’ and Reorganized Debtors’ agreement under the Plan to make certain distributions to the Holders of Allowed Claims. For the avoidance of doubt, any Interest in Non-Debtor Affiliates owned by a Debtor shall continue to be owned by the applicable Reorganized Debtor unless provided otherwise by any Order of the Bankruptcy Court or the Restructuring Transactions Memorandum, if any.

N.	Relative Rights and Priorities

Unless otherwise expressly provided in this Plan or the Confirmation Order, the allowance, classification, and treatment of all Allowed Claims and Interests and the respective distributions and treatments under this Plan take into account and conform to the relative priority and rights of such Claims or Interests in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510 of the Bankruptcy Code, or otherwise, and any other rights impacting relative lien priority and/or priority in right of payment, and any such rights shall be released pursuant to the Plan. Pursuant to section 510 of the Bankruptcy Code, the Debtors or the Reorganized Debtors, as applicable, reserve the right (with the consent of the Required Consenting 2029 Holders) to reclassify any Allowed Claim or Interest in accordance with any contractual, legal, or equitable subordination relating thereto.

Article IV.
MEANS FOR IMPLEMENTATION OF THIS PLAN

From and after the Effective Date, the Reorganized Debtors, subject to any applicable limitations set forth in any post-Effective Date agreement, shall have the right and authority without further Order of the Bankruptcy Court to raise additional capital and obtain additional financing, subject to the New Organizational Documents, as the New Board deems appropriate.

A.	Sources of Consideration for Plan Distributions

The Debtors and the Reorganized Debtors, as applicable, shall fund distributions under the Plan with (i) Cash on hand, (ii) the Plan Securities, and (iii) the New ABL Loans.

B.	Restated ABL Credit Agreement

On the Effective Date, the Reorganized Debtors shall enter into the Restated ABL Credit Agreement, including any related guarantee, security, or intercreditor agreement or any other ancillary agreements (collectively, the “Restated ABL Documents”), without further (i) notice to or order or other approval of the Bankruptcy Court, (ii) act or omission under applicable Law, regulation, order, or rule, (iii) vote, consent, authorization, or approval of any Person, or (iv) action by the Holders of Claims or Interests. The Restated ABL Documents shall constitute legal, valid, binding, and authorized joint and several obligations of the applicable Reorganized Debtors, enforceable in accordance with their respective terms and such obligations shall not be enjoined or subject to discharge, impairment, release, avoidance, recharacterization, or subordination under applicable Law, this Plan, or the Confirmation Order. The financial accommodations to be extended pursuant to the Restated ABL Documents are reasonable and are being extended, and shall be deemed to have been extended, in good faith and for legitimate business purposes.

Confirmation of this Plan shall be deemed approval of the Restated ABL Documents, all transactions contemplated thereby, and all actions to be taken, undertakings to be made, and obligations to be incurred by the Reorganized Debtors in connection therewith, and authorization of the Reorganized Debtors to enter into, execute, and deliver the Restated ABL Documents.

On the Effective Date, all Liens and security interests granted pursuant to the applicable Restated ABL Documents shall be (i) valid, binding, automatically perfected, and enforceable Liens and security interests in the personal and real property described in and subject to such document, with the priorities established in respect thereof under applicable non-bankruptcy Law and (ii) not subject to avoidance, recharacterization, or subordination under any applicable Law, this Plan, or the Confirmation Order.

The Reorganized Debtors and the Persons granted Liens and security interests under the applicable Restated ABL Documents are authorized to make all filings and recordings and to obtain all governmental approvals and consents necessary to establish and perfect such Liens and security interests under the provisions of the applicable state, provincial, federal, or other law (whether domestic or foreign) that would be applicable in the absence of this Plan and the Confirmation Order (it being understood that perfection shall occur automatically by virtue of the entry of the Confirmation Order without the need for any filings or recordings) and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable Law to give notice of such Liens and security interests to third parties.

C.	Issuance and Distribution of the Plan Securities

On the Effective Date, all Existing Equity Interests shall be cancelled and the Reorganized Company shall issue or cause to be issued, in accordance with the terms of this Plan and the Confirmation Order, the Plan Securities comprising (i) New Common Stock (including the New Common Stock issuable under (x) the Management Incentive Plan, (y) the Exit Notes Documents, and (z) if applicable, upon exercise of any Special Warrants) (ii) to the extent the Debtors determine in their discretion that the issuance of Special Warrants is necessary or advisable to comply with Communications Laws or to avoid delay in obtaining FCC Approval, Special Warrants (which, subject to Communications Laws and FCC Approval, shall be exercisable into New Common Stock as of the Effective Date in accordance with the Equity Allocation Mechanism), and (iii) Exit Convertible Notes (which shall be issued and convertible into New Common Stock as set forth in the Exit Notes Documents). All of the Plan Securities issuable under this Plan and the Confirmation Order, when so issued, shall be duly authorized, validly issued, fully paid, and nonassessable. Each distribution and issuance referred to in Article IV hereof shall be governed by the terms and conditions set forth in the Plan applicable to such distribution or issuance and by the terms and conditions of the New Organizational Documents and other instruments evidencing or relating to such distribution or issuance, which terms and conditions shall bind each Entity receiving such distribution or issuance. The allocation of Equity Plan Securities among the Holders of Allowed 2029 Secured Claims and Allowed Other Funded Debt Claims shall be made in accordance with the Equity Allocation Mechanism. The issuance of the New Common Stock by the Reorganized Company, including options, stock appreciation rights, restricted stock units, or other equity awards in connection with the Management Incentive Plan, is authorized without the need for any further corporate action and without any further action by the Holders of Claims or Interests.

The New Common Stock and, to the extent issued, Special Warrants shall be issued in accordance with the New Organizational Documents and applicable exemptions under section 1145 of the Bankruptcy Code and/or section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder (“Regulation D”), as applicable.

Any Entity’s acceptance of any Plan Security shall be deemed as its agreement to the New Organizational Documents, as the same may be amended or modified from time to time following the Effective Date in accordance with their respective terms, and each such Entity shall be bound thereby in all respects.

D.	Exit Convertible Notes

On the Effective Date, the Reorganized Debtors shall be authorized to execute, deliver, and enter into the Exit Notes Documents without further (i) notice to or order or other approval of the Bankruptcy Court, (ii) act or omission under applicable Law, regulation, order, or rule, (iii) vote, consent, authorization, or approval of any Person, or (iv) action by the Holders of Claims or Interests. The Exit Notes Documents shall constitute legal, valid, binding, and authorized joint and several obligations of the applicable Reorganized Debtors, enforceable in accordance with their respective terms and such obligations shall not be enjoined or subject to discharge, impairment, release, avoidance, recharacterization, or subordination under applicable Law, this Plan, or the Confirmation Order. The financial accommodations to be extended pursuant to the Exit Notes Documents (and other definitive documentation related thereto) are reasonable and are being extended, and shall be deemed to have been extended, in good faith and for legitimate business purposes.

Confirmation of this Plan shall be deemed approval of the Exit Convertible Notes and the Exit Notes Documents, all transactions contemplated thereby, and all actions to be taken, undertakings to be made, and obligations to be incurred by the Reorganized Debtors in connection therewith, and authorization of the Reorganized Debtors to enter into, execute, and deliver the Exit Notes Documents.

On the Effective Date, the Reorganized Company shall issue or cause to be issued the Exit Convertible Notes in the principal amount of $50 million pursuant to the Exit Indenture for distributions to eligible Holders of Claims in Class 4 (2029 Secured Claims) as set forth in this Plan, the Exit Indenture, and/or the applicable Exit Notes Documents, and such Reorganized Debtor shall be authorized to do so without further act or action under applicable Law, regulation, order or rule, and without further corporate proceedings or action.

On the Effective Date, all Liens and security interests granted pursuant to the applicable Exit Notes Documents shall be (i) valid, binding, automatically perfected, and enforceable Liens and security interests in the personal and real property described in and subject to such document, with the priorities established in respect thereof under applicable non-bankruptcy law and (ii) not subject to avoidance, recharacterization, or subordination under any applicable law, this Plan, or the Confirmation Order.

The Reorganized Debtors and the Persons granted Liens and security interests under the applicable Exit Notes Documents are authorized to make all filings and recordings and to obtain all governmental approvals and consents necessary to establish and perfect such Liens and security interests under the provisions of the applicable state, provincial, federal, or other law (whether domestic or foreign) that would be applicable in the absence of this Plan and the Confirmation Order (it being understood that perfection shall occur automatically by virtue of the entry of the Confirmation Order without the need for any filings or recordings) and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such Liens and security interests to third parties.

E.	General Settlement of Claims and Interests

Pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the classification, distributions, releases, and other benefits provided under this Plan and the Confirmation Order, upon the Effective Date, the provisions of this Plan and the Confirmation Order shall constitute a good-faith compromise and settlement of all Claims and Interests and controversies relating to the contractual, legal, and subordination rights of Holders with respect to such Allowed Claims and Interests or any distribution to be made on account of such Allowed Claim or Interest. The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the compromise and settlement of all such Claims, Interests, and controversies, as well as a finding by the Bankruptcy Court that such compromise and settlement is in the best interests of the Debtors, their Estates, and Holders of Claims or Interests, and is fair, equitable, and within the range of reasonableness. Subject to Article VII, all distributions made to Holders of Allowed Claims or Interests in any Class are intended to be and shall be final. The compromises and settlements described herein shall be non-severable from each other and from all other terms of this Plan. In accordance with the provisions of the Plan, pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, without any further notice to or action, order, or approval of the Bankruptcy Court, after the Effective Date, the Reorganized Debtors may compromise and settle Claims against, and Interests in, the Debtors and their Estates and Causes of Action against other Entities.

F.	Restructuring Transactions

On or after the Confirmation Date, the Debtors or Reorganized Debtors, as applicable, shall be authorized to enter into any transactions and take other actions consistent with the Plan and the Confirmation Order as may be necessary or appropriate to effectuate the transactions described in, approved by, contemplated by, or necessary to effectuate the Restructuring Transactions. The applicable Debtors or the Reorganized Debtors will, with the consent of the Required Consenting 2029 Holders, take any actions as may be necessary or advisable to effect a corporate restructuring of the overall corporate structure of the Debtors in accordance with the Restructuring Transactions Memorandum, if any, and the Definitive Documents, including the issuance of all Securities, notes, instruments, certificates, and other documents required to be issued pursuant to the Plan, one or more intercompany mergers, consolidations, amalgamations, arrangements, continuances, restructurings, conversions, dissolutions, transfers, liquidations, or other corporate transactions.

The actions to implement the Restructuring Transactions may include: (1) the execution and delivery of appropriate agreements or other documents of merger, consolidation, amalgamation, arrangement, continuance, restructuring, conversion, disposition, dissolution, transfer, liquidation, spinoff, sale, or purchase containing terms that are consistent with the terms of the Plan and that satisfy the applicable requirements of applicable Law and any other terms to which the applicable Entities may agree; (2) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, debt, or obligation on terms consistent with the terms of the Plan and having other terms for which the applicable Entities agree; (3) the filing of the New Organizational Documents and any appropriate certificates or articles of incorporation, reincorporation, formation, merger, consolidation, conversion, amalgamation, arrangement, continuance, or dissolution pursuant to applicable state law; (4) the issuance of the Equity Plan Securities (including New Common Stock on account of the MIP Equity Pool and, to the extent issued, the Special Warrants); (5) the execution and delivery of the New Organizational Documents and any certificates or articles of incorporation, bylaws, or such other applicable formation documents (if any) of each Reorganized Debtor (including all actions to be taken, undertakings to be made, and obligations to be incurred and premiums, fees, and expenses to be paid by the Debtors and/or the Reorganized Debtors, as applicable); (6) the settlement, reconciliation, payment, cancellation, discharge, and/or release, as applicable, of Intercompany Claims consistent with the Plan; (7) the filing of any required FCC Applications; (8) the execution and delivery of any Exit Notes Documents and the issuance of the Exit Convertible Notes in accordance therewith; (9) the execution and delivery of the Restated ABL Documents; (10) the execution and delivery of Definitive Documents not otherwise included in the foregoing, if any; (11) the implementation of any transaction contemplated by the Restructuring Transactions Memorandum, as applicable; and (12) all other actions that the Debtors or the Reorganized Debtors determine to be necessary or appropriate, including making filings or recordings that may be required by applicable Law in connection with the Plan. The Confirmation Order shall, and shall be deemed to, pursuant to sections 363 and 1123 of the Bankruptcy Code, authorize, among other things, all actions as may be necessary to effect any transaction described in, contemplated by, or necessary to effectuate the Plan.

G.	Reorganized Debtors

The Reorganized Debtors shall be authorized to adopt any other agreements, documents, and instruments and to take any other actions contemplated under the Plan as necessary to consummate the Plan. Cash payments to be made pursuant to the Plan will be made by the Debtors or Reorganized Debtors. The Debtors and Reorganized Debtors, as applicable, will be entitled to transfer funds between and among themselves as they determine to be necessary or appropriate to enable the Debtors or Reorganized Debtors, as applicable, to satisfy their obligations under the Plan. Except as set forth herein, any changes in intercompany account balances resulting from such transfers will be accounted for and settled in a manner to be determined by the Debtors, with the consent of the Required Consenting 2029 Holders, and will not violate the terms of the Plan.

H.	Corporate Existence

Except as otherwise provided in this Plan or the Confirmation Order, any agreement, instrument, or other document incorporated in this Plan, the Confirmation Order, or the Plan Supplement, or as a result of the Restructuring Transactions, on the Effective Date, each Debtor shall continue to exist after the Effective Date as a Reorganized Debtor and as a separate corporation, limited liability company, or other form of Entity under governing law with all the powers of such corporation, limited liability company, or other form of Entity, as the case may be, pursuant to the applicable Law in the jurisdiction in which each applicable Debtor is incorporated or formed and pursuant to the respective certificate of incorporation and bylaws (or other analogous formation documents) in effect before the Effective Date, except to the extent such certificate of incorporation and bylaws (or other analogous formation documents) are amended by this Plan, the Confirmation Order, or otherwise, and to the extent such documents are amended, such documents are deemed to be amended pursuant to this Plan or the Confirmation Order, and require no further action or approval (other than any requisite filings required under applicable state, provincial, federal, or foreign law). For the avoidance of doubt, nothing in this Article IV.H prevents, precludes, or otherwise impairs the Reorganized Debtors, or any one of them, from amending or modifying their respective certificate of incorporation and bylaws (or other formation documents), merging, amalgamating, or otherwise restructuring their legal Entity form, without supervision or approval by the Bankruptcy Court, as applicable, and in accordance with applicable non-bankruptcy law after the Effective Date.

I.	Exemption from Registration

No registration statement will be filed under the Securities Act or pursuant to any state securities laws with respect to the offer and distribution of the Plan Securities. The offering, issuance, and distribution of the Plan Securities under the Plan shall be exempt from registration requirements under the Securities Act, or any state or local law requiring registration for offer and sale of a security, in reliance upon the exemption provided in section 1145(a) of the Bankruptcy Code to the maximum extent permitted by law, or, if section 1145(a) of the Bankruptcy Code is not available, then the Plan Securities under the Plan will be offered, issued, and distributed under the Plan pursuant to other applicable exemptions from registration under the Securities Act and any other applicable securities laws, including pursuant to section 4(a)(2) thereof and/or Regulation D and/or Regulation S promulgated thereunder.

Pursuant to section 1145 of the Bankruptcy Code, the offering, issuance, and distribution of the Plan Securities on account of the 2029 Secured Claims or Other Funded Debt Claims (a) shall be exempt from, among other things, the registration requirements of section 5 of the Securities Act and any other applicable U.S. state or other law requiring registration prior to the offering, issuance, distribution, or sale of securities in accordance with, and pursuant to, section 1145 of the Bankruptcy Code, except with respect to an entity that is an “underwriter,” as defined in section 1145(b) of the Bankruptcy Code, (b)(i) are not “restricted securities” as defined in Rule 144(a)(3) under the Securities Act, and (ii) are freely tradable and transferable by any initial recipient thereof that (w) is not an “affiliate” of the Reorganized Debtors as defined in Rule 144(a)(1) under the Securities Act, (x) has not been such an “affiliate” within ninety calendar days of such transfer, (y) has not acquired Plan Securities from an “affiliate” of the Reorganized Debtors within one year of such transfer, and (z) is not an entity that is an “underwriter” as defined in subsection (b) of section 1145 of the Bankruptcy Code, and (c) will be freely tradable by the recipients thereof, subject to (i) the provisions of section 1145(b)(1) of the Bankruptcy Code relating to the definition of an underwriter in section 2(a)(11) of the Securities Act, (ii) compliance with applicable securities laws and any rules and regulations of the SEC, if any, applicable at the time of any future transfer of such securities or instruments, (iii) the restrictions in the New Organizational Documents, and (iv) the receipt of applicable regulatory approvals, including any applicable required FCC Approval.

The Plan Securities issued to an entity that is an “underwriter” with respect to such securities, as that term is defined in section 1145(b) of the Bankruptcy Code, or for which section 1145 of the Bankruptcy Code is otherwise not permitted or not applicable, will be offered, issued and distributed in reliance upon section 4(a)(2) of the Securities Act, Regulation D and/or reliance on Regulation S, will be considered “restricted securities,” and may not be transferred except pursuant to an effective registration statement under the Securities Act or an available exemption therefrom and subject to (i) the restrictions in the New Organizational Documents and (ii) the receipt of applicable regulatory approvals, including any applicable required FCC approval.

In the event the Reorganized Company elects, on or after the Effective Date, to reflect any ownership of the Plan Securities issued pursuant to the Plan through the facilities of DTC, the Reorganized Company need not provide to DTC any further evidence other than the Plan or the Confirmation Order with respect to the treatment of such Plan Securities under the applicable securities laws. Notwithstanding anything to the contrary in the Plan, no Entity, including, for the avoidance of doubt, DTC or any transfer agent, shall be entitled to require a legal opinion regarding the validity of any transaction contemplated by the Plan, including, for the avoidance of doubt, whether the initial sale and delivery by the issuer to the holders of the Plan Securities are exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services. The Confirmation Order shall provide that DTC or any transfer agent shall be required to accept and conclusively rely upon the Plan or the Confirmation Order in lieu of a legal opinion regarding whether the Plan Securities are exempt from registration and/or eligible for DTC-book-entry delivery, settlement, and depository services.

J.	FCC Licenses

The required FCC Applications shall be filed as promptly as practicable, including the FCC Long Form Application. The Debtors shall diligently prosecute the FCC Applications and shall promptly provide such additional documents or information requested by the FCC in connection with its review of the FCC Applications.

Notwithstanding anything to the contrary in the FCC Ownership Procedures Order, the Debtors or Reorganized Debtors, as applicable, shall be permitted but not obligated, in consultation with the Required Consenting 2029 Holders, to give effect to any transfer, sale, or assignment of a 2029 Debt Claim that is agreed or entered into during the period between the Certification Deadline and the Distribution Record Date for purposes of the Equity Allocation Mechanism and distributions of under this Plan. The Debtors or Reorganized Debtors shall not be required to give effect to any such transfer, sale, or assignment if doing so would, in the reasonable determination (made following consultation with the Required Consenting 2029 Holders) of the Debtors or Reorganized Debtors (as applicable), (a) result in a delay in the receipt of FCC Approval or the occurrence of the Effective Date, (b) be inconsistent with any FCC Approval, Communications Laws, or any FCC order then in effect, or (c) otherwise adversely affect the FCC Approval process. If the Debtors or Reorganized Debtors elect not to give effect to any such transfer, sale, or assignment, distributions of the applicable Plan Securities shall be made to the transferor as the Claimholder of record, and the settlement of any resulting obligations between the transferor and the transferee shall be solely a matter between such parties without any obligation or liability of the Debtors, the Reorganized Debtors, or the Distribution Agent; provided that to the extent any consent or action is requested or required of the Debtors, the Reorganized Debtors, or the Distribution Agent in order to give effect to any such transfer, sale, or assignment, then the Debtors, the Reorganized Debtors, or Distribution Agent (as applicable) shall use commercially reasonable efforts to provide such consent or action.

K.	Vesting of Assets in the Reorganized Debtors

Except as otherwise provided in this Plan or the Confirmation Order, any agreement, instrument, or other document incorporated in this Plan, the Confirmation Order, or the Plan Supplement, or pursuant to any other Final Order of the Bankruptcy Court, on the Effective Date, all property (including all interests, rights, and privileges related thereto) in each Estate, all Causes of Action, and any property acquired by any of the Debtors pursuant to this Plan or the Confirmation Order, including Interests held by the Debtors in any Non-Debtor Affiliates, shall vest in each respective Reorganized Debtor, free and clear of all Liens, Claims, charges, rights, or other encumbrances subject to and in accordance with the Plan. On and after the Effective Date, except as otherwise provided in this Plan or the Confirmation Order, each Reorganized Debtor may operate its business and may use, acquire, or dispose of property and compromise or settle any Claims or Interests or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code, Bankruptcy Rules. Without limiting the foregoing, the Reorganized Debtors may pay the charges that they incur on or after the Effective Date for professional fees, disbursements, expenses, or related support services without application to the Bankruptcy Court.

L.	Cancellation of Existing Securities and Agreements

Except for the purpose of evidencing a right to a distribution under this Plan or as otherwise provided in this Plan, the Confirmation Order, or any agreement, instrument, or other document incorporated in this Plan, the Confirmation Order, or the Plan Supplement, on the Effective Date, (1) any certificate, security, share, note, bond, credit agreement, indenture, purchase right, option, warrant, or other instrument or document directly or indirectly evidencing, relating to, or creating any indebtedness or obligation of or ownership interest in the Debtors or giving rise to any Claim or Interest or to any rights or obligations relating to any Claims against or Interests in the Debtors (except such certificates, notes, or other instruments or documents evidencing indebtedness or obligation of or ownership interest in the Debtors that are Reinstated pursuant to the Plan) and any rights of any Holder in respect thereof shall be cancelled without any need for a Holder to take further action with respect thereto, and the duties and obligations of all parties thereto, including the Debtors or the Reorganized Debtors, as applicable, and any Non-Debtor Affiliates, thereunder or in any way related thereto shall be deemed satisfied in full, cancelled, released, discharged, and of no force or effect; and (2) the obligations of the Debtors or the Reorganized Debtors pursuant, relating, or pertaining to any agreements, indentures, certificates of designation, bylaws, or certificate or articles of incorporation or similar documents governing the shares, certificates, notes, bonds, indentures, purchase rights, options, warrants, or other instruments or documents evidencing or creating any indebtedness or obligation of or ownership interest in the Debtors (except such agreements, certificates, notes, or other instruments evidencing indebtedness or obligation of or ownership interest in the Debtors that are specifically Reinstated pursuant to the Plan) shall be released and discharged; provided, however, that notwithstanding the occurrence of the Confirmation Date or the Effective Date, any such agreement that governs the rights of the Holder of a Claim shall continue in effect for purposes of: (a) enabling Holders of Allowed Claims and Allowed Interests to receive distributions under the Plan as provided herein; (b) allowing the Distribution Agent to make distributions under the Plan as provided herein; (c) preserving any rights of the Prepetition Agents to payment of fees and expenses as provided under the relevant Prepetition Debt Documents; and (d) preserving the Indemnitees’ (as defined in the 2029 Credit Agreement) respective rights to any contingent or indemnification obligations of the Debtors pursuant and subject to the terms of the 2029 Credit Agreement.

On the Effective Date, each holder of a certificate or instrument evidencing a Claim or Interest that is discharged by the Plan shall be deemed to have surrendered such certificate or instrument in accordance with the applicable indenture or agreement that governs the rights of such holder of such Claim or Interest. Such surrendered certificate or instrument shall be deemed cancelled as set forth in, and subject to the exceptions set forth in, this Article IV.L.

M.	Corporate Action

On the Effective Date, all actions contemplated by this Plan or the Confirmation Order, regardless of whether taken before, on, or after the Effective Date, shall be deemed authorized and approved by the Bankruptcy Court, in all respects, including, as applicable: (1) the implementation of the Restructuring Transactions; (2) the adoption and execution of the New Organizational Documents and any other new corporate governance documents; (3) the selection of the directors and officers for the Reorganized Debtors; (4) the execution and delivery of the applicable Definitive Documents and any related instruments, agreements, guarantees, filings, or other related documents; (5) the issuance of New Common Stock, Exit Convertible Notes, and to the extent issued pursuant to the Equity Allocation Mechanism, Special Warrants; (6) the rejection, assumption, or assumption and assignment, as applicable, of Executory Contracts and Unexpired Leases; (7) the implementation of the transactions contemplated by the Restructuring Transactions Memorandum (if applicable); and (8) all other acts or actions contemplated or reasonably necessary or appropriate to promptly consummate the Restructuring Transactions contemplated by the Plan (whether to occur before, on, or after the Effective Date).

On the Effective Date, all matters provided for in this Plan or the Confirmation Order involving the corporate structure of the Debtors or the Reorganized Debtors, and any corporate, limited liability company, or related action required by the Debtors or the Reorganized Debtors in connection with this Plan or the Confirmation Order, including any direction required to be provided to any of the 2029 Agent, 2026 Agent, 2029 Trustee, or 2026 Trustee to implement the terms of this Plan, shall be deemed to have occurred or to have been delivered (as applicable) in accordance with the Plan and shall be in effect, without any requirement of further action by the security interest Holders, members, directors, or officers of the Debtors or the Reorganized Debtors, as applicable. The authorizations and approvals contemplated by this Article IV.M shall be effective notwithstanding any requirements under non-bankruptcy law.

N.	New Organizational Documents

On the Effective Date, the New Organizational Documents shall be adopted automatically by the applicable Reorganized Debtors. On or promptly after the Effective Date, the Reorganized Debtors may file their respective New Organizational Documents and other applicable agreements with the applicable Secretaries of State or other applicable authorities in their respective states, provinces, or countries of incorporation or formation in accordance with the corporate laws of the respective states, provinces, or countries of incorporation or formation. Pursuant to section 1123(a)(6) of the Bankruptcy Code, to the extent applicable to these Chapter 11 Cases, the New Organizational Documents of the Reorganized Debtors will prohibit the issuance of non-voting equity securities.

After the Effective Date, each Reorganized Debtor may amend and restate its limited liability company agreement, certificate of incorporation, and other formation and constituent documents as permitted by the laws of its respective jurisdiction of formation and the terms of the New Organizational Documents, as applicable.

On the Effective Date, the Reorganized Company and all holders of New Common Stock and Special Warrants (if any) shall be deemed to be parties to the Shareholders’ Agreement, to the extent contemplated thereby, regardless of execution by any such holder, and the Shareholders’ Agreement shall be binding on the Reorganized Company and all holders of New Common Stock and Special Warrants (if any), to the extent set forth therein.

O.	Directors, Managers, and Officers of the Reorganized Debtors

On the Effective Date, the term of the current members of the board of directors of the Company shall expire, and the existing members of the board of directors of the Company shall be deemed to resign from such boards of directors, and the New Board of the Reorganized Company shall be appointed to the New Board after having been determined and selected by the Required Consenting 2029 Holders in accordance with the Restructuring Support Agreement and the New Organizational Documents. The existing board members or managers of the Debtor subsidiaries of the Company, and the officers of each of such Reorganized Debtors, as applicable, shall continue in their existing positions as of the Effective Date, subject to the terms of the New Organizational Documents. Notwithstanding the foregoing, the members of the New Board shall not be constrained in their ability to replace any of the existing board members, managers or officers of the Debtor subsidiaries. Pursuant to section 1129(a)(5) of the Bankruptcy Code, the Debtors will disclose in advance of the Confirmation Hearing as part of the Plan Supplement, to the extent known at such time, the identity and affiliations of any Person proposed to serve on the New Board or as an officer of any of the Reorganized Debtors.

Except as otherwise provided in the Plan, the Confirmation Order, the Plan Supplement, or the New Organizational Documents, the officers of the Debtors immediately before the Effective Date, as applicable, shall serve as the initial officers of the Reorganized Debtors on the Effective Date.

P.	Liability of Officers, Directors, and Agents

The provisions of section 1125(e) of the Bankruptcy Code govern the protection from liability with respect to all matters governed by section 1125(e) of the Bankruptcy Code. The Debtors and their successors (and the officers, directors or agents of the Debtors or their successors) have no liability for conduct that was authorized by an Order of the Bankruptcy Court. With respect to conduct during the period from the Petition Date through the Effective Date, the Debtors and their successors (and the officers, directors or agents of the Debtors or their successors) may be subject to liability only for conduct that constituted: (i) actual fraud, (ii) gross negligence, or (iii) willful misconduct; provided that the provisions of this Article IV.P apply only to the extent that such limitations on liability exist under applicable non-bankruptcy law. Notwithstanding this Article IV.P, this Plan does not limit liability for conduct for which the Bankruptcy Court’s approval was required by applicable Law, but for which approval was not granted.

Q.	Effectuating Documents; Further Transactions

On and after the Effective Date, the Reorganized Debtors, and their respective officers, directors, members, or managers (as applicable), are authorized to and may issue, execute, deliver, file, or record such contracts, Securities, instruments, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of the Plan, the Restructuring Transactions, the Restated ABL Documents, the New Organizational Documents , the Exit Notes Documents, the Special Warrant Agreement (if applicable), and the Securities issued pursuant to the Plan, including any applicable Plan Securities, and any and all other agreements, documents, securities, filings, and instruments relating to the foregoing in the name of and on behalf of the Reorganized Debtors, without the need for any approvals, authorization, or consents except for those expressly required pursuant to the Plan. The authorizations and approvals contemplated by this Article IV.Q shall be effective notwithstanding any requirements under non-bankruptcy Law.

R.	Section 1146 Exemption

To the fullest extent permitted by section 1146(a) of the Bankruptcy Code, any transfers (whether from a Debtor to a Reorganized Debtor or to any other Person) of property pursuant to the Plan or the Confirmation Order (including under any of the Definitive Documents and related documents) shall not be subject to any stamp tax, document recording tax, conveyance fee, intangibles, or similar tax, mortgage tax, real estate transfer tax, personal property transfer tax, mortgage recording tax, sales or use tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee, or other similar tax or governmental assessment in the United States, and the Confirmation Order shall direct and be deemed to direct the appropriate state or local governmental officials or agents to forgo the collection of any such tax or governmental assessment and to accept for filing and recordation instruments or other documents pursuant to such transfers of property without the payment of any such tax or governmental assessment. Such exemption specifically applies, without limitation, to (1) the creation, modification, consolidation, or recording of any mortgage, deed of trust, Lien, or other security interest, or the securing of additional indebtedness by such or other means, (2) the making or assignment of any lease or sublease, (3) any Restructuring Transaction authorized by the Plan, and (4) the making or delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with the Plan, including (a) any merger agreements; (b) agreements of consolidation, restructuring, disposition, liquidation, or dissolution; (c) deeds; (d) bills of sale; (e) assignments executed in connection with any Restructuring Transaction occurring under the Plan; or (f) the other Definitive Documents.

S.	Preservation of Causes of Action

In accordance with section 1123(b) of the Bankruptcy Code, but subject to Article VIII hereof, each Reorganized Debtor, as applicable, shall retain and may enforce all rights to commence and pursue, as appropriate, any and all Causes of Action of the Debtors, whether arising before or after the Petition Date, including any actions specifically enumerated in the Schedule of Retained Causes of Action, and the Reorganized Debtors’ rights to commence, prosecute, or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date, other than the Causes of Action released by the Debtors pursuant to the releases and exculpations contained in the Plan, including in Article VIII hereof, which shall be deemed released and waived by the Debtors and the Reorganized Debtors as of the Effective Date.

The Reorganized Debtors may pursue such Causes of Action, as appropriate, in accordance with the best interests of the Reorganized Debtors, in their respective discretion. No Entity may rely on the absence of a specific reference in the Plan, the Plan Supplement, or the Disclosure Statement to any Cause of Action against it as any indication that the Debtors or the Reorganized Debtors, as applicable, will not pursue any and all available Causes of Action of the Debtors against it. The Debtors and the Reorganized Debtors expressly reserve all rights to prosecute any and all Causes of Action against any Entity. Unless any Causes of Action of the Debtors against an Entity are expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan or a Final Order, the Reorganized Debtors expressly reserve all Causes of Action, for later adjudication, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable, or otherwise), or laches, shall apply to such Causes of Action upon, after, or as a consequence of the Confirmation or Consummation.

The Reorganized Debtors reserve and shall retain such Causes of Action of the Debtors notwithstanding the rejection or repudiation of any Executory Contract or Unexpired Lease during the Chapter 11 Cases or pursuant to the Plan. In accordance with section 1123(b)(3) of the Bankruptcy Code, and except as expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan or pursuant to a Final Order, any Causes of Action that a Debtor may hold against any Entity shall vest in the Reorganized Debtors, except as otherwise expressly provided in the Plan, including Article VIII hereof. The applicable Reorganized Debtors, through their authorized agents or representatives, shall retain and may exclusively enforce any and all such Causes of Action. The Reorganized Debtors shall have the exclusive right, authority, and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw, or litigate to judgment any such Causes of Action and to decline to do any of the foregoing without the consent or approval of any third party or further notice to or action, Order, or approval of the Bankruptcy Court.

T.	Management Incentive Plan

On the Effective Date, the Reorganized Debtors shall reserve the MIP Equity Pool for distribution to participating employees of the Reorganized Debtors and independent members of the New Board pursuant to the Management Incentive Plan. The New Board, in consultation with the Company’s Chief Executive Officer, shall adopt and implement the Management Incentive Plan and allocate, grant, and issue a portion of the MIP Equity Pool in a manner consistent with the terms of the Employee Matters Term Sheet.

U.	Employment and Retiree Benefits

Except as otherwise provided in the Plan, on and after the Effective Date, subject to any Final Order and, without limiting any authority provided to the Reorganized Debtors under the Debtors’ respective formation and constituent documents, the Reorganized Debtors shall: (1) assume, pursuant to section 365 of the Bankruptcy Code, the employment agreements, including any retention agreements, applicable to all of the Debtors’ officers and other employees as of immediately prior to the Effective Date; (2) adopt, assume, assign, and/or honor in the ordinary course of business any contracts, agreements, policies, programs, and plans in place immediately prior to the Effective Date, in accordance with their respective terms, for, among other things, employment, compensation, bonus, retention, equity, health care benefits, disability benefits, deferred compensation benefits, savings, severance benefits, retirement benefits, welfare benefits, workers’ compensation insurance, and accidental death and dismemberment insurance for the current and former officers, directors, members, partners, employees, service providers, or retirees of any of the Debtors; and (3) honor, in the ordinary course of business, Claims of employees employed as of the Effective Date for accrued vacation time arising prior to the Petition Date and not otherwise paid pursuant to a Bankruptcy Court; provided that the consummation of the transactions contemplated in the Plan shall not constitute a “change in control” with respect to any of the foregoing arrangements. Notwithstanding the foregoing, pursuant to section 1129(a)(13) of the Bankruptcy Code, from and after the Effective Date, to the extent that the Debtors have any retiree benefits (as such term is defined in section 1114 of the Bankruptcy Code), such retiree benefits shall continue to be paid in accordance with applicable Law.

Notwithstanding the immediately preceding paragraph, no provision in any agreement, plan, or arrangement to be assumed pursuant to the foregoing paragraph relating to the award of equity or equity-like compensation shall be binding on, or honored by, the Reorganized Debtors. Nothing in this Plan shall limit, diminish, or otherwise alter the Reorganized Debtors’ defenses, claims, Causes of Action, or other rights with respect to any such contracts, agreements, policies, programs and plans.

Notwithstanding anything to the contrary in this Plan or the Confirmation Order, effective as of the Confirmation Date, the Debtors shall enter into the Amended CEO Agreement and the Amended CFO Agreement, each of which shall be in form and substance consistent with, and shall contain, the terms and conditions set forth in the Employee Matters Term Sheet. The Amended CEO Agreement and the Amended CFO Agreement, as so amended and restated, shall be deemed assumed as of the Confirmation Date pursuant to sections 365 and 1123(b)(2) of the Bankruptcy Code.

V.	Dissolution of Certain Debtors

On or after the Effective Date, certain of the Debtors may be dissolved without further action under applicable Law, regulation, Order, or rule, including any action by the stockholders, members, the board of directors, or similar governing body of the Debtors or the Reorganized Debtors; provided that, subject in all respects to the terms of the Plan, the Reorganized Debtors shall have the power and authority to take any action necessary to wind down and dissolve the applicable Debtors, and may, to the extent applicable: (1) file a certificate of dissolution for such Debtors, together with all other necessary corporate and company documents, to effect such Debtors’ dissolution under the applicable Laws of their states or jurisdictions of formation; (2) complete and file all final or otherwise required federal, state, and local tax returns and pay taxes required to be paid for such Debtors, and pursuant to section 505(b) of the Bankruptcy Code, request an expedited determination of any unpaid tax liability of any such Debtors or their Estates, as determined under applicable tax laws; and (3) represent the interests of the Debtors or their Estates before any taxing authority in all tax matters, including any action, proceeding or audit.

W.	Private Company

The Reorganized Company intends to take steps necessary to be a private company upon the Effective Date or as soon as reasonably practicable thereafter in accordance with and to the extent permitted by the Securities Act and the Exchange Act and the issuer of the Exit Convertible Notes, if not the Reorganized Company, shall be a private company. The Plan Securities will not be listed on any recognized U.S. or foreign stock exchange. As a private company, the Reorganized Company and the issuer of the Exit Convertible Notes, if different, will not be subject to the reporting requirements of the Securities Act or the Exchange Act or any stock exchange disclosure requirements, and holders of the Plan Securities will not be entitled to any information except as expressly required by the applicable governance documents.

To the extent the following actions have not been completed on or prior to the Effective Date, the Debtors or the Reorganized Debtors, as applicable, shall be and shall be authorized to do any of the following: (1) take all actions reasonably necessary or desirable to deregister under the Exchange Act, as promptly as practicable, in compliance with SEC rules, (2) file post-effective amendments to terminate all of the Company’s currently effective registration statements under the Securities Act, (3) file a Form 15 notifying the SEC of the suspension of the Company’s duty to file reports under section 15(d) of the Exchange Act, and/or (4) take all actions and enter into any such transactions reasonably necessary or desirable to ensure (A) that the Plan Securities shall not be listed on a public securities exchange and that the Debtors shall not be required to list the Plan Securities on a securities exchange, except, in each case, as otherwise may be required pursuant to the New Organizational Documents or the Exit Notes Documents, or the Special Warrants (if any), as applicable, and (B) that the Debtors and the Reorganized Debtors shall not be voluntarily subjected to any reporting requirements promulgated by the SEC, in each case, subject to compliance with applicable Law.

X.	Contingent Debtor-in-Possession Financing

Notwithstanding anything to the contrary in this Plan, at any time after the Petition Date and prior to the Effective Date, the Debtors shall be authorized, but not obligated, to obtain debtor-in-possession financing (the “DIP Facility”) if the Debtors determine, in the exercise of their business judgment (with the consent of the Required Consenting 2029 Holders), that such financing is necessary or appropriate to fund the Chapter 11 Cases and the administration of the Estates. The DIP Facility shall be provided pursuant to sections 364(c) and 364(d) of the Bankruptcy Code and shall be subject to entry of a Final Order of the Bankruptcy Court (the “DIP Order”). The DIP Facility shall be secured by liens on substantially all assets of the Debtors and their Estates, which liens shall be junior to the liens securing the ABL Facility Claims on ABL Priority Collateral and senior to, and expressly authorized to prime pursuant to section 364(d) of the Bankruptcy Code, the liens securing the 2029 Debt Claims, and shall otherwise constitute superpriority administrative expense claims pursuant to section 364(c)(1) of the Bankruptcy Code, subject only to a customary carve-out for professional fees and any other customary exceptions set forth in the DIP Order. The DIP Facility shall be backstopped by certain Holders of 2029 Debt Claims (the “DIP Backstop Parties”), the material terms of which shall be acceptable to the Debtors and the Required Consenting 2029 Holders.

The DIP Facility shall have customary terms and conditions for similarly situated DIP facilities as approved in chapter 11 cases in the Southern District of Texas. The key terms of the DIP Facility shall include the following:

Term	Description
Principal Amount	Up to $25 million
Maturity Date	The earliest to occur of (a) 6 months after the Petition Date, (b) the Effective Date, and (c) the occurrence of customary events of default
Interest Rate	Up to SOFR + 10.0%
Default Interest Rate	Up to 2.0% per annum above the otherwise applicable rate
Upfront Fee	Up to 2.5%
Backstop Premium	Up to 7.5%
Commitment Fee	Up to 2.5%
Exit Fee	Up to 2.0%

The DIP Facility shall be subject to an agreed budget (including permitted variances), customary affirmative and negative covenants, reporting requirements, case milestones, and customary events of default to be set forth in the DIP Order and definitive documentation. Proceeds of the DIP Facility shall be used for working capital and general corporate purposes, payment of costs and expenses of the Chapter 11 Cases (including professional fees), and other purposes as approved by the Bankruptcy Court.

To the extent any obligations under the DIP Facility remain outstanding as of the Effective Date, such obligations may, in the sole discretion of the Debtors (with the consent of the Required Consenting 2029 Holders), be (i) paid in full in Cash, (ii) converted into or exchanged for New Common Stock, (iii) converted into or exchanged for Exit Convertible Notes, or (iv) converted into or exchanged for a new debt instrument of the Reorganized Debtors, which new debt instrument shall be junior in right of payment and lien priority to the obligations under the Restated ABL Credit Agreement (as defined herein), in each case pursuant to the applicable Definitive Documents and subject to approval by the Bankruptcy Court.

Article V.
TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A.	Assumption and Rejection of Executory Contracts and Unexpired Leases

On the Effective Date, except as otherwise provided in the Plan or in any contract, instrument, release, indenture, or other agreement or document entered into in connection with the Plan, all Executory Contracts and Unexpired Leases shall be deemed assumed, without the need for any further notice to or action, Order, or approval of the Bankruptcy Court, as of the Effective Date under section 365 of the Bankruptcy Code, unless such Executory Contract or Unexpired Lease: (1) was previously assumed or rejected by the Debtors, pursuant to an Order of the Bankruptcy Court; (2) previously expired or terminated pursuant to its terms; (3) is the subject of a motion to reject Filed on or before the Effective Date; or (4) is specifically designated as a contract or lease to be rejected on the Schedule of Rejected Executory Contracts and Unexpired Leases.

Subject to and upon the occurrence of the Effective Date, entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of the assumptions or rejections of Executory Contracts and Unexpired Leases provided for in this Plan, the Confirmation Order or the Schedule of Rejected Executory Contracts and Unexpired Leases, pursuant to sections 365(a) and 1123 of the Bankruptcy Code. Each Executory Contract or Unexpired Lease set forth on the Schedule of Rejected Executory Contracts and Unexpired Leases shall be deemed rejected on, and as of, the Effective Date.

Each Executory Contract and Unexpired Lease assumed pursuant to this Plan, the Confirmation Order, or any other Order of the Bankruptcy Court shall re-vest in and be fully enforceable by the applicable contracting Reorganized Debtor in accordance with its terms, except as such terms may have been modified by the provisions of any Order of the Bankruptcy Court authorizing and providing for its assumption under applicable federal law (following notice and an opportunity to object to the affected counterparties). Except as otherwise provided herein or agreed to by the Debtor and the applicable counterparty, each assumed Executory Contract or Unexpired Lease shall include all modifications, amendments, supplements, restatements, or other agreements related thereto, and all rights related thereto, if any, including all easements, licenses, Permits, rights, privileges, immunities, options, rights of first refusal, and any other interests.

To the maximum extent permitted by law, to the extent any provision in any Executory Contract or Unexpired Lease assumed pursuant to the Plan restricts or prevents, or purports to restrict or prevent, or is breached or deemed breached by, the assumption of such Executory Contract or Unexpired Lease (including any “change of control” provision), then such provision shall be deemed modified such that the transactions contemplated by the Plan shall not entitle the non-Debtor party thereto to terminate such Executory Contract or Unexpired Lease or to exercise any other rights with respect thereto.

The Debtors reserve the right (with the consent of the Required Consenting 2029 Holders) to alter, amend, modify or supplement the Schedule of Rejected Executory Contracts and Unexpired Leases, including to add or remove any Executory Contracts and Unexpired Leases, at any time up to and including forty-five days after the Effective Date. The inclusion or exclusion of a contract or lease on any schedule or exhibit shall not constitute an admission by any Debtor that such contract or lease is an Executory Contract or Unexpired Lease or that any Debtor has any liability thereunder.

B.	Claims Based on Rejection of Executory Contracts and Unexpired Leases

Unless otherwise provided by a Final Order of the Bankruptcy Court, all Proofs of Claim with respect to Claims arising from the rejection of Executory Contracts or Unexpired Leases, including Lease Rejection Claims, pursuant to the Plan or the Confirmation Order, if any, must be Filed with the Bankruptcy Court within 21 days after the later of (1) entry of an Order of the Bankruptcy Court (including the Confirmation Order) approving such rejection and (2) the effective date of such rejection. Any Claims arising from the rejection of an Executory Contract or Unexpired Lease not Filed with the Bankruptcy Court within such time shall be Disallowed, forever barred from assertion, and shall not be enforceable against the Debtors or the Reorganized Debtors, the Estates, or their property. All Claims arising from the rejection by any Debtor of any Executory Contract or Unexpired Lease, including Lease Rejection Claims, pursuant to section 365 of the Bankruptcy Code shall be treated as General Unsecured Claims pursuant to Article III of the Plan and may be objected to in accordance with the provisions of Article VI of the Plan and the applicable provisions of the Bankruptcy Code and Bankruptcy Rules.

C.	Cure of Defaults for Assumed Executory Contracts and Unexpired Leases

The Debtors or the Reorganized Debtors, as applicable, shall pay any undisputed portion of a Cure Claim, if any, on (1) the Effective Date or as soon as reasonably practicable thereafter, for Executory Contracts and Unexpired Leases assumed as of the Effective Date, (2) in the ordinary course of the Debtors’ business in accordance with the terms of such Executory Contract or Unexpired Lease, or (3) the assumption effective date, if different than the Effective Date. The Debtors or the Reorganized Debtors, as applicable, may agree with the applicable counterparty to an Executory Contract or Unexpired Lease to be assumed to segregate the aggregate amount of the disputed portion of a Cure Claim on the Effective Date. Within seven days of the resolution of the disputed portion of a Cure Claim (whether by Order of the Bankruptcy Court or agreement among the parties), the Debtors or the Reorganized Debtors, as applicable, shall pay the disputed portion of the Cure Claim to the applicable counterparty. Any Cure Claim on account of a monetary default shall be deemed fully satisfied, released, and discharged upon payment by the Debtors or the Reorganized Debtors of the Cure Claim; provided that nothing herein shall prevent the Reorganized Debtors from paying any Cure Claim despite the failure of the relevant counterparty to File such request for payment of such Cure Claim. The Reorganized Debtors also may settle any Cure Claim without any further notice to or action, Order, or approval of the Bankruptcy Court.

Any monetary defaults under each Executory Contract and Unexpired Lease to be assumed pursuant to the Plan shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the Cure Claim amount in Cash on the Effective Date or in the ordinary course of the Debtors’ business in accordance with the terms of such Executory Contract or Unexpired Lease, subject to the limitation described below, or on such other terms as the parties to such Executory Contracts or Unexpired Leases may otherwise agree. In the event of a dispute regarding (1) the amount of any payments to cure such a default, (2) the ability of the Reorganized Debtors or any assignee to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the Executory Contract or Unexpired Lease to be assumed, or (3) any other matter pertaining to assumption, the Cure Claim payments required by section 365(b)(1) of the Bankruptcy Code shall be made following the entry of a Final Order or orders resolving the dispute and approving the assumption; provided that the Reorganized Debtors may settle any such dispute without any further notice to, or action, Order, or approval of the Bankruptcy Court or any other Entity.

In accordance with the Scheduling Order, the Debtors shall provide for notices of proposed assumption or assumption and assignment and proposed Cure Claim amounts to be filed and served to applicable third parties and their counsel (if known), which notices will include procedures for objecting thereto and resolution of disputes by the Bankruptcy Court. Any objection by a counterparty to an Executory Contract or Unexpired Lease to a proposed assumption or assumption and assignment on any grounds or related amount of the Cure Claim must be Filed, served, and actually received by the Debtors no later than the date specified in the notice. Any counterparty to an Executory Contract or Unexpired Lease that failed to timely object to the proposed assumption will be deemed to have assented to such assumption or assumption and assignment and any objection shall be Disallowed and forever barred, estopped, and enjoined from assertion, and shall not be enforceable against any Reorganized Debtor, without the need for any objection by the Reorganized Debtors or any other party in interest or any further notice to or action, Order, or approval of the Bankruptcy Court.

If there is a timely Filed objection regarding (1) the amount of any Cure Claim; (2) the ability of the Reorganized Debtors or any assignee to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the Executory Contract or Unexpired Lease to be assumed; or (3) any other matter pertaining to assumption or the cure amounts required by section 365(b)(1) of the Bankruptcy Code, such dispute shall be resolved by a Final Order of the Bankruptcy Court (which may be the Confirmation Order) or as may be agreed upon by the Debtors (with the consent of the Required Consenting 2029 Holders) or the Reorganized Debtors, as applicable, and the counterparty to the Executory Contract or Unexpired Lease.

Assumption of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise, full payment of any applicable Cure Claim, and cure of any nonmonetary defaults pursuant to this Article V.C shall result in the full release and satisfaction of any Cure Claims, Claims, or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed Executory Contract or Unexpired Lease at any time prior to the effective date of assumption, upon the payment of all applicable Cure Claim amounts and cure of any nonmonetary defaults.

Any and all Proofs of Claim based upon Executory Contracts or Unexpired Leases that have been assumed in the Chapter 11 Cases, including pursuant to the Confirmation Order, and for which any Cure Claim has been fully paid pursuant to this Article V.C, shall be deemed Disallowed and expunged as of the Effective Date without the need for any objection thereto or any further notice to or action, order, or approval of the Bankruptcy Court.

D.	Preexisting Obligations to the Debtors under Executory Contracts and Unexpired Leases

Notwithstanding any non-bankruptcy law to the contrary, the Debtors expressly reserve and do not waive any right to receive, or any continuing obligation of a counterparty to provide, warranties or continued maintenance obligations on goods previously purchased, or services previously received, by the contracting Debtors from counterparties to rejected or repudiated Executory Contracts or Unexpired Leases. For the avoidance of doubt, the rejection of any Executory Contracts or Unexpired Leases pursuant to this Plan or otherwise shall not constitute a termination of pre-existing obligations owed to the Debtors under such Executory Contracts or Unexpired Leases.

E.	Indemnification Obligations

Consistent with applicable Law, all indemnification provisions in place prior to the Effective Date (whether in the bylaws, certificates of incorporation or formation, limited liability company agreements, other organizational documents, board resolutions, indemnification agreements, employment contracts, or otherwise) for current and former directors, officers, managers, employees, attorneys, accountants, investment bankers, and other professionals of the Debtors, as applicable, shall (1) not be discharged, impaired, or otherwise affected in any way, including by the Plan, the Plan Supplement, or the Confirmation Order, (2) remain intact, in full force and effect, and irrevocable, (3) not be limited, reduced or terminated after the Effective Date, and (4) survive the effectiveness of the Plan on terms no less favorable to such current and former directors, officers, managers, employees, attorneys, accountants, investment bankers, and other professionals of the Debtors than the indemnification provisions in place prior to the Effective Date irrespective of whether such indemnification obligation is owed for an act or event occurring before, on or after the Petition Date. Except as otherwise provided in the Plan or the Confirmation Order, all such obligations shall be deemed and treated as Executory Contracts to be assumed by the Debtors under the Plan and shall continue as obligations of the Reorganized Debtors. Any Claim based on the Debtors’ obligations under the Plan shall not be a Disputed Claim or subject to any objection, in either case, for any reason, including by reason of section 502(e)(1)(B) of the Bankruptcy Code.

F.	Insurance Policies

All of the Debtors’ insurance policies, including D&O Liability Insurance Policies, and any agreements, documents, or instruments relating thereto, are treated as and deemed to be Executory Contracts under the Plan. On the Effective Date, the Debtors shall be deemed to have assumed all insurance policies and any agreements, documents, and instruments related thereto; provided that the D&O Liability Insurance Policies existing just prior to the Effective Date may be put into run-off or otherwise a tail policy put into place with respect thereon on the Effective Date. Notwithstanding the foregoing, the Debtors shall use reasonable good faith efforts to obtain any insurer consents, if any, required to assume the D&O Liability Insurance Policies.

Notwithstanding anything to the contrary contained in this Plan or the Confirmation Order, Confirmation of the Plan shall not discharge, impair, or otherwise modify any indemnity obligations assumed by the foregoing assumption of the D&O Liability Insurance Policies. Coverage for defense and indemnity under the D&O Liability Insurance Policies shall remain available to all applicable individuals insured thereunder.

In addition, after the Effective Date, (a) none of the Reorganized Debtors shall terminate or otherwise reduce the coverage under any D&O Liability Insurance Policies in effect on or after the Petition Date, with respect to conduct or events occurring prior to the Effective Date and (b) all members, managers, directors, and officers of the Debtors who served in such capacity at any time prior to the Effective Date shall be entitled to the full benefits of any such policy for the full term of such policy, to the extent set forth therein, regardless of whether such members, managers, directors, officers, or other individuals remain in such positions after the Effective Date.

G.	Modifications, Amendments, Supplements, Restatements or Other Agreements

Unless otherwise provided in this Plan or the Confirmation Order, all Executory Contracts and Unexpired Leases that are assumed or assumed and assigned shall include all exhibits, schedules, modifications, amendments, supplements, restatements, or other agreements that in any manner affect such Executory Contracts and Unexpired Leases, and affect Executory Contracts and Unexpired Leases related thereto, if any, including easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, and any other interests, unless any of the foregoing agreements has been previously rejected or repudiated or is rejected or repudiated under this Plan or the Confirmation Order.

Modifications, amendments, supplements, and restatements to prepetition Executory Contracts and Unexpired Leases that have been executed by the Debtors during the Chapter 11 Cases shall not be deemed to alter (1) the prepetition nature of such Executory Contracts and Unexpired Leases or (2) the validity, priority, or amount of any Claims that may arise in connection therewith, except as set forth under the express terms of any such modification, amendment, supplement, or restatement.

H.	Nonoccurrence of Effective Date

In the event that the Effective Date does not occur, the Bankruptcy Court shall retain jurisdiction with respect to any request to extend the deadline for assuming, assuming and assigning, or rejecting Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code.

I.	Reservation of Rights

Neither the exclusion nor the inclusion by the Debtors of any contract or lease on any exhibit, schedule, or other annex to the Plan or in the Plan Supplement, nor anything contained in the Plan, shall constitute an admission by the Debtors or any other party that any contract or lease is in fact an Executory Contract or Unexpired Lease or that any Reorganized Debtor has any liability thereunder. If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption or rejection, the Debtors or the Reorganized Debtors, as applicable, shall have forty-five days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease.

Article VI.
PROCEDURES FOR RESOLVING
CONTINGENT, UNLIQUIDATED, AND DISPUTED CLAIMS AND INTERESTS

A.	Disputed Claims Process

Notwithstanding section 502(a) of the Bankruptcy Code, and in light of the Unimpaired status of all Allowed General Unsecured Claims under the Plan and as otherwise required by the Plan, Holders of Claims (other than Lease Rejection Claims) need not File Proofs of Claim, and the Reorganized Debtors and the Holders of Claims shall determine, adjudicate, and resolve any disputes over the validity and amounts of such Claims in the ordinary course of business as if the Chapter 11 Cases had not been commenced except that (unless expressly waived pursuant to the Plan) the Allowed amount of such Claims shall be subject to the limitations or maximum amounts permitted by the Bankruptcy Code, including sections 502 and 503 of the Bankruptcy Code, to the extent applicable. All Proofs of Claim Filed in these Chapter 11 Cases shall be considered objected to and Disputed without further action by the Debtors. Upon the Effective Date, all Proofs of Claim Filed against the Debtors, regardless of the time of filing, and including Proofs of Claim Filed after the Effective Date, shall be deemed withdrawn and expunged, other than as provided below. Notwithstanding anything in this Plan to the contrary, disputes regarding the amount of any Cure Claim pursuant to section 365 of the Bankruptcy Code and Claims that the Debtors seek to have determined by the Bankruptcy Court, shall in all cases be determined by the Bankruptcy Court.

For the avoidance of doubt, there is no requirement to File a Proof of Claim (or move the Bankruptcy Court for allowance) to be an Allowed Claim, as applicable, under the Plan, except to the extent a Claim is a Lease Rejection Claim. Notwithstanding the foregoing, Entities must File Cure Claim objections as set forth in Article V.C of the Plan to the extent such Entity disputes the amount of the Cure Claim paid or proposed to be paid by the Debtors or the Reorganized Debtors to a counterparty. Except as otherwise provided herein, all Proofs of Claim Filed after the Effective Date shall be Disallowed and forever barred, estopped, and enjoined from assertion, and shall not be enforceable against any Reorganized Debtor, without the need for any objection by the Reorganized Debtors or any further notice to or action, order, or approval of the Bankruptcy Court.

B.	Allowance of Claims

After the Effective Date and subject to the terms of this Plan, each of the Reorganized Debtors shall have and retain any and all rights and defenses such Debtor had with respect to any Claim or Interest immediately prior to the Effective Date. The Debtors may affirmatively determine to deem Unimpaired Claims Allowed to the same extent such Claims would be allowed under applicable non-bankruptcy law.

C.	Claims Administration Responsibilities

Except as otherwise specifically provided in the Plan, after the Effective Date, the Reorganized Debtors shall have the sole authority: (1) to File, withdraw, or litigate to judgment, objections to Claims or Interests; (2) to settle or compromise any Disputed Claim or Interest without any further notice to or action, order, or approval by the Bankruptcy Court; and (3) to administer and adjust the Claims Register to reflect any such settlements or compromises without any further notice to or action, order, or approval by the Bankruptcy Court. For the avoidance of doubt, except as otherwise provided herein, from and after the Effective Date, each Reorganized Debtor shall have and retain any and all rights and defenses such Debtor had immediately prior to the Effective Date with respect to any Disputed Claim or Interest, including the Causes of Action retained pursuant to the Plan.

Notwithstanding the foregoing, the Debtors and Reorganized Debtors shall be entitled to dispute and/or otherwise object to any General Unsecured Claim in accordance with applicable non-bankruptcy law. If the Debtors, or Reorganized Debtors dispute any General Unsecured Claim, such dispute shall be determined, resolved, or adjudicated, as the case may be, in the manner as if the Chapter 11 Cases had not been commenced, except for Lease Rejection Claims, which shall be subject to section 502(b)(6) of the Bankruptcy Code. In any action or proceeding to determine the existence, validity, or amount of any General Unsecured Claim, any and all claims or defenses that could have been asserted by the applicable Debtor(s) or the Entity holding such General Unsecured Claim are preserved as if the Chapter 11 Cases had not been commenced.

D.	Adjustment to Claims without Objection

If applicable, any duplicate Claim or Interest, any Claim or Interest that has been paid or satisfied, or any Claim or Interest that has been amended or superseded, cancelled or otherwise expunged (including pursuant to the Plan or the Confirmation Order), may be adjusted or expunged (including on the Claims Register, to the extent applicable) by the Reorganized Debtors without having to File an application, motion, complaint, objection, or any other legal proceeding seeking to object to such Claim or Interest and without any further notice to or action, Order, or approval of the Bankruptcy Court.

E.	Disallowance of Claims or Interests

All Claims and Interests of any Entity from which property is sought by the Debtors under sections 542, 543, 550, or 553 of the Bankruptcy Code or that the Debtors or the Reorganized Debtors allege is a transferee of a transfer that is avoidable under sections 522(f), 522(h), 544, 545, 547, 548, 549, or 724(a) of the Bankruptcy Code shall be Disallowed if: (1) the Entity, on the one hand, and the Debtors or the Reorganized Debtors, as applicable, on the other hand, agree or the Bankruptcy Court has determined by Final Order that such Entity or transferee is liable to turn over any property or monies under any of the aforementioned sections of the Bankruptcy Code; and (2) such Entity or transferee has failed to turn over such property by the date set forth in such agreement or Final Order.

F.	No Distributions Pending Allowance

Notwithstanding any other provision of this Plan, if any portion of a Claim is a Disputed Claim, as applicable, no payment or distribution provided hereunder shall be made on account of such Claim or Interest unless and until such Disputed Claim becomes an Allowed Claim.

G.	Distributions After Allowance

To the extent that a Disputed Claim ultimately becomes an Allowed Claim, distributions (if any) shall be made to the Holder of such Allowed Claim in accordance with the provisions of this Plan. As soon as reasonably practicable after the date that the Order or judgment of the Bankruptcy Court Allowing any Disputed Claim becomes a Final Order, the Distribution Agent shall provide to the Holder of such Claim the distribution (if any) to which such Holder is entitled under the Plan as of the Effective Date, without any interest, dividends, or accruals to be paid on account of such Claim.

Article VII.
PROVISIONS GOVERNING DISTRIBUTIONS

A.	Timing and Calculation of Amounts to Be Distributed

Unless otherwise provided in this Plan or the Confirmation Order, on the Effective Date (or, if a Claim or Interest is not an Allowed Claim on the Effective Date, on the date that such Claim or Interest becomes Allowed or as soon as reasonably practicable thereafter), each Holder of an Allowed Claim shall be entitled to receive the full amount of the distributions that this Plan provides for Allowed Claims in each applicable Class and in the manner provided in this Plan. If and to the extent that there are Disputed Claims, distributions on account of any such Disputed Claims (which will only be made if and when they become Allowed Claims) shall be made pursuant to the provisions set forth in Article VI. Except as otherwise expressly provided in the Plan, Holders of Claims and Interests shall not be entitled to interest, dividends, or accruals on the distributions provided for in the Plan, regardless of whether such distributions are delivered on or at any time after the Effective Date. The Debtors shall have no obligation to recognize any transfer of Claims against any Debtor or privately held Interests occurring on or after the Distribution Record Date. Distributions to Holders of Claims or Interests related to publicly held Securities shall be made to such Holders in exchange for such Securities, which shall be deemed cancelled as of the Effective Date.

B.	Distribution Agent

Except as otherwise provided in the Plan, all distributions under the Plan shall be made by the Distribution Agent in accordance with the Plan; provided that initial distributions of the Exit Convertible Notes shall be made to or at the direction of the Exit Indenture’s trustee for further distribution in accordance with the Exit Notes Documents. The Distribution Agent may hire professionals or consultants to assist with making disbursements. The Distribution Agent shall not be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court.

C.	Distribution Record Date

On the Distribution Record Date, the Claims Register shall be closed and the Distribution Agent shall be authorized and entitled to recognize only those record Holders, if any, listed on the Claims Register as of the close of business on the Distribution Record Date. The Distribution Agent shall have no obligation to recognize any transfer of Claims occurring on or after the Distribution Record Date. In addition, with respect to payment of any Cure Claims or disputes over any Cure Claims, neither the Debtors nor the Distribution Agent shall have any obligation to recognize or deal with any party other than the non-Debtor party to the applicable Executory Contract or Unexpired Lease as of the Effective Date, even if such non-Debtor party has sold, assigned, or otherwise transferred its Cure Claim. The Holders of Securities deposited with DTC or another similar securities depository shall receive distributions, if any, in accordance with the customary exchange procedures of DTC, another similar securities depository, or this Plan. For the avoidance of doubt, in connection with a distribution through the facilities of DTC (if any), DTC shall be considered a single Holder for purposes of distributions.

D.	Rights and Powers of Distribution Agent

1.	Powers of Distribution Agent

The Distribution Agent shall be empowered to: (a) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties under the Plan; (b) make all distributions contemplated hereby; (c) employ professionals to represent it with respect to its responsibilities; and (d) exercise such other powers as may be vested in the Distribution Agent by Order of the Bankruptcy Court, pursuant to the Plan, or as deemed by the Distribution Agent to be necessary and proper to implement the provisions hereof.

2.	Expenses Incurred On or After the Effective Date

Except as otherwise ordered by the Bankruptcy Court and subject to the prior consent of the Reorganized Debtors, the amount of any reasonable and documented fees and out-of-pocket expenses incurred by the Distribution Agent on or after the Effective Date (including taxes) and any reasonable compensation and out-of-pocket expense reimbursement claims (including reasonable attorney fees and expenses) made by the Distribution Agent shall be paid in Cash by the Reorganized Debtors in the ordinary course.

E.	Delivery of Distributions and Undeliverable or Unclaimed Distributions

1.	Delivery of Distributions

Except as otherwise provided herein, the Distribution Agent shall make distributions to Holders of Allowed Claims (as applicable) as of the Distribution Record Date at the address for each such Holder as indicated on the Debtors’ records as of the date of any such distribution; provided that the manner of such distributions shall be determined at the discretion of the Reorganized Debtors.

Distributions to Holders of Claims arising under the Notes Indentures shall be made in exchange for such Holders’ 2029 Notes and/or 2026 Notes. All Distributions with respect to the Exit Convertible Notes shall be made to or at the direction of the trustee under the Exit Indenture. As a condition precedent to the Distributions provided for in this subsection, the Holders of 2029 Notes and/or 2026 Notes shall be deemed to have surrendered such 2029 Notes and/or 2026 Notes (as applicable), which shall be cancelled as of the Effective Date in accordance with this Plan. With respect to the distribution of Exit Convertible Notes, the Exit Indenture trustee’s facilitation of such distribution shall be deemed satisfied upon DTC’s receipt of such distribution.

2.	Minimum Distributions

No fractional shares of New Common Stock shall be distributed and no Cash shall be distributed in lieu of such fractional amounts. When any distribution pursuant to the Plan on account of an Allowed Claim would otherwise result in the issuance of a number of shares of New Common Stock that is not a whole number, the actual distribution of shares of New Common Stock shall be rounded as follows: (a) fractions of greater than one-half (1/2) shall be rounded to the next higher whole number and (b) fractions of one-half (1/2) or less than one-half (1/2) shall be rounded to the next lower whole number with no further payment therefor. The total number of authorized shares of New Common Stock to be distributed to Holders of Allowed Claims hereunder may be adjusted by the Debtors, with the consent of the Required Consenting 2029 Holders, as necessary to account for the foregoing rounding.

No payment of fractional cents shall be made pursuant to the Plan, including to Holders of Allowed General Unsecured Claims by the Distribution Agent. Whenever any payment of a fraction of a cent under the Plan would otherwise be required, the distribution shall reflect a rounding of such fraction to the nearest whole penny, rounded down to the next lower whole cent. Claimants whose aggregate distributions total less than $100 shall not be entitled to a distribution under this Plan.

3.	Undeliverable Distributions and Unclaimed Property

In the event that any distribution to any Holder of an Allowed Claim is returned as undeliverable, no distribution to such Holder shall be made unless and until the Distribution Agent has determined the then-current address of such Holder, at which time such distribution shall be made to such Holder without interest; provided that such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of the later of (i) six months from the Effective Date, and (ii) the date of distribution. After such date, all unclaimed property or interests in property shall revert to the Reorganized Debtors automatically and without need for a further Order by the Bankruptcy Court (notwithstanding any applicable federal, provincial, or state escheat, abandoned, or unclaimed property laws to the contrary), and the Claim or Interest of any Holder to such property or interest in property shall be discharged and forever barred. The Reorganized Debtors and the Distribution Agent shall have no obligation to attempt to locate any Holder of an Allowed Claim other than by reviewing the Debtors’ books and records and the Bankruptcy Court’s filings.

Checks issued on account of Allowed Claims shall be null and void if not negotiated within 180 calendar days from and after the date of issuance thereof. Requests for reissuance of any check must be made directly and in writing to the Distribution Agent by the Holder of the relevant Allowed Claim within the 180-calendar day period. After such date, the relevant Allowed Claim (and any Claim for reissuance of the original check), as applicable, shall be automatically discharged and forever barred, and such funds shall revert to the Reorganized Debtors (notwithstanding any applicable federal, provincial, state or other jurisdiction escheat, abandoned, or unclaimed property laws to the contrary).

F.	Manner of Payment

At the option of the Distribution Agent, any Cash distribution to be made hereunder may be made by check, wire transfer, automated clearing house, or credit card, or as otherwise required or provided in applicable agreements.

G.	No Postpetition Interest on Claims

Unless otherwise specifically provided for herein or by Order of the Bankruptcy Court, including the Cash Collateral Orders, postpetition interest shall not accrue or be paid on Claims, and no Holder of a Claim shall be entitled to interest accruing on or after the Petition Date on any Claim or right. Additionally, and without limiting the foregoing, interest shall not accrue or be paid on any Disputed Claim with respect to the period from the Effective Date to the date a final distribution is made on account of such Disputed Claim, if and when such Disputed Claim becomes an Allowed Claim.

H.	Compliance with Tax Requirements

In connection with this Plan, to the extent applicable, the Debtors, the Reorganized Debtors, or the Distribution Agent, as applicable, shall comply with all tax withholding and reporting requirements imposed on them by any Governmental Unit, and all distributions pursuant to this Plan shall be subject to such withholding and reporting requirements. Notwithstanding any provision in this Plan to the contrary, such parties shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements, including liquidating a portion of the distributions to be made under this Plan to generate sufficient funds to pay applicable withholding taxes, withholding distributions pending receipt of information necessary to facilitate such distributions, or establishing any other mechanisms they believe are reasonable and appropriate. The Debtors, the Reorganized Debtors, or the Distribution Agent, as applicable, reserve the right to allocate all distributions made under this Plan in compliance with applicable wage garnishments, alimony, child support, and other spousal awards, liens, and encumbrances. Any amounts withheld pursuant to the Plan and timely paid to the appropriate Governmental Unit shall be deemed to have been distributed to the applicable recipient for all purposes of the Plan to the extent permitted by applicable Law. All Persons holding Claims against any Debtor shall, upon written request, be required to provide any information reasonably necessary (including applicable IRS Form W-8 or W-9) for the Debtors, the Reorganized Debtors, or the Distribution Agent, as applicable to comply with all tax withholding and reporting requirements imposed on them by any Governmental Unit.

Notwithstanding any other provision of the Plan to the contrary, each Holder of an Allowed Claim that is to receive a distribution under this Plan shall have the sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed on such Holder by any Governmental Unit, including income, withholding, and other tax obligations, on account of such distribution.

I.	Allocations

Distributions in respect of Allowed Claims shall be allocated first to the principal amount of such Claims (as determined for federal income tax purposes) and then, to the extent the consideration exceeds the principal amount of the Claims, to any portion of such Claims for accrued but unpaid interest. Certain legislative history indicates that an allocation of consideration as between principal and interest provided in a chapter 11 plan of reorganization is binding for U.S. federal income tax purposes.

J.	Foreign Currency Exchange Rate

Except as otherwise provided in a Bankruptcy Court Order, as of the Effective Date, any Claim asserted in currency other than U.S. dollars shall be automatically deemed converted to the equivalent U.S. dollar value using the exchange rate for the applicable currency as published in The Wall Street Journal, National Edition, as of the Petition Date.

K.	Setoffs and Recoupment

Except as expressly provided in the Cash Collateral Orders, the Confirmation Order, and this Plan, each Debtor or Reorganized Debtor, as applicable, may, pursuant to section 553 of the Bankruptcy Code, set off and/or recoup against any payments or distributions to be made pursuant to this Plan on account of any Allowed Claim, any and all claims, rights, and Causes of Action that such Reorganized Debtor may hold against the Holder of such Allowed Claim; provided that neither the failure to effectuate a setoff or recoupment nor the allowance of any Claim hereunder shall constitute a waiver or release by a Debtor or Reorganized Debtor or its successor of any and all claims, rights, and Causes of Action that such Debtor or Reorganized Debtor or its successor may possess against the applicable Holder.

Notwithstanding anything to the contrary herein and the automatic stay, nothing shall modify the rights, if any, of any Holder of Allowed Claims or any current or former party to an Executory Contract or Unexpired Lease to assert any right of setoff or recoupment that such party may have under applicable bankruptcy or non-bankruptcy law with respect to undisputed amounts owing to or held by it, including (1) the ability, if any, of such parties to setoff or recoup a security deposit held pursuant to the terms of their Unexpired Leases with the Debtors or any successors to the Debtors under the Plan; (2) assertion of rights of setoff or recoupment, if any, in connection with Claims reconciliation; or (3) assertion of setoff or recoupment as a defense, if any, to any claim or action by the Debtors, the Reorganized Debtors, or any successors to the Debtors.

L.	Claims Paid or Payable by Third Parties

1.	Claims Paid by Third Parties

The Debtors or the Reorganized Debtors, as applicable, shall reduce a Claim, and such Claim (or portion thereof) shall be Disallowed without a Claims objection having to be Filed and without any further notice to or action, Order, or approval of the Bankruptcy Court, to the extent that the Holder of such Claim receives payment on account of such Claim from a party that is not a Debtor or a Reorganized Debtor. Subject to the last sentence of this paragraph, to the extent a Holder of a Claim receives a distribution on account of such Claim and also receives payment from a party that is not a Debtor or a Reorganized Debtor on account of such Claim, such Holder shall, within fourteen days of receipt thereof, repay or return the distribution to the applicable Reorganized Debtor, to the extent the Holder’s total recovery on account of such Claim from the third party and under the Plan exceeds the amount of such Claim as of the date of any such distribution under the Plan. The failure of such Holder to timely repay or return such distribution shall result in the Holder owing the applicable Reorganized Debtor annualized interest at the federal judgment rate on such amount owed for each Business Day after the fourteen-day grace period specified above until the amount is repaid.

2.	Claims Payable by Third Parties

No distributions under the Plan shall be made on account of an Allowed Claim that is payable pursuant to one of the Debtors’ or Reorganized Debtors’ insurance policies or letters of credit, as applicable, until the Holder of such Allowed Claim has exhausted all remedies with respect to such insurance policy or letter of credit, as applicable. To the extent that one or more of the Debtors’ insurers or letter of credit providers agrees to satisfy in full or in part a Claim against any Debtor, then immediately upon such agreement, the applicable portion of such Claim may be expunged without a Claims objection having to be Filed and without any further notice to or action, Order, or approval of the Bankruptcy Court.

3.	Applicability of Insurance Policies

Except as otherwise provided in this Plan, distributions to Holders of Allowed Claims shall be in accordance with the provisions of any applicable insurance policy. Except as otherwise provided in the Plan or the Confirmation Order, nothing contained in the Plan shall constitute or be deemed a waiver of any Cause of Action that the Debtors or any Entity may hold against any other Entity, including insurers under any policies of insurance, nor shall anything contained herein constitute or be deemed a waiver by such insurers of any defenses, including coverage defenses, held by such insurers.

M.	Antitrust and Foreign Investment Approvals

Any New Common Stock to be distributed under this Plan to any Entity shall not be distributed until all Antitrust and Foreign Investment Approvals have been obtained, unless it has first been confirmed by the relevant competent regulator or governmental authority that such distribution will not infringe any waiting period or standstill obligation pursuant to any Antitrust Laws and/or Foreign Investment Laws.

Article VIII.
RELEASE, INJUNCTION AND RELATED PROVISIONS

A.	Discharge of Claims and Termination of Interests

Pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in this Plan, the Confirmation Order or in any contract, instrument, or other agreement or document created pursuant to this Plan or the Confirmation Order, including the Plan Supplement and Definitive Documents, the distributions, rights, and treatments that are provided in this Plan or the Confirmation Order shall be in complete satisfaction, discharge, and release, effective as of the Effective Date, of Claims (including Intercompany Claims that the Debtors resolve or compromise after the Effective Date) against, Interests in, and Causes of Action against the Debtors or the Reorganized Debtors of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against liabilities of, Liens on, obligations of, rights against, and interests in, the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to this Plan and the Confirmation Order on account of such Claims or Interests, including demands, liabilities and Causes of Action that arose before the Effective Date, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h) or 502(i) of the Bankruptcy Code, in each case, whether or not (1) a Proof of Claim based upon such debt or right is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code, (2) a Claim or Interest based upon such debt, right, or Interest is Allowed pursuant to section 502 of the Bankruptcy Code, or (3) the Holder of such a Claim or Interest has accepted this Plan. Any default or “event of default” by the Debtors or Affiliates with respect to any Claim or Interest that existed immediately before or on account of the Filing of the Chapter 11 Cases shall be deemed cured (and no longer continuing) as of the Effective Date. The Confirmation Order shall be a judicial determination of the discharge of all Claims against, Causes of Action against, and Interests in the Debtors or the Reorganized Debtors, subject to the occurrence of the Effective Date.

B.	Release of Liens

Except as otherwise specifically provided in this Plan, in any Definitive Document (including the Restated ABL Documents and the Exit Notes Documents), or in any other contract, instrument, release, or other agreement or document amended, created, or Reinstated pursuant to the Plan, on the Effective Date, all Liens, pledges, or other security interests against any property of the Estates shall be fully released and discharged, and all of the right, title, and interest of any Holder of such Liens, pledges, or other security interests shall revert to the Reorganized Debtors and their successors and assigns, in each case, without any further approval or Order of the Bankruptcy Court and without any action or Filing being required to be made by the Debtors. Any Holder of such a Secured Claim (and the applicable Prepetition Agent) for such Holder, if any, shall be authorized and directed, at the sole cost and expense of the Reorganized Debtors, to release any collateral or other property of any Debtor (including any Cash Collateral and possessory collateral) held by such Holder (and the applicable Prepetition Agent), and to take such actions as may be reasonably requested by the Reorganized Debtors to evidence the release of such Liens and/or security interests, including as required under the laws of other jurisdictions for non-U.S. security interests and including the execution, delivery, and filing or recording of such releases, and shall authorize the Reorganized Debtors to file UCC-3 termination statements (to the extent applicable) with respect thereto. The presentation or filing of the Confirmation Order to or with any federal, state, provincial, or local agency, records office, or department shall constitute good and sufficient evidence of, but shall not be required to effect, the termination of such Liens.

To the extent that any Holder of a Secured Claim that has been satisfied or discharged in full pursuant to the Plan, or any Prepetition Agent for such Holder, has filed or recorded publicly any Liens and/or security interests to secure such Holder’s Secured Claim, then as soon as practicable on or after the Effective Date, such Holder (or the Prepetition Agent for such Holder) shall take any and all steps requested by the Debtors or the Reorganized Debtors that are necessary or desirable to record or effectuate the cancellation and/or extinguishment of such Liens and/or security interests, including the making of any applicable filings or recordings, and the Reorganized Debtors shall (a) pay the reasonable and documented fees and expenses of the applicable Prepetition Agent, in each case including local counsel, to the extent payable under the applicable Prepetition Debt Document(s) in connection with the foregoing and (b) be entitled to make any such filings or recordings on such Holder’s behalf.

C.	Debtor Release

Notwithstanding anything else contained herein to the contrary, to the fullest extent permitted by applicable law and approved by the Bankruptcy Court, pursuant to section 1123(b) of the Bankruptcy Code and Bankruptcy Rule 9019 and in exchange for good and valuable consideration, the adequacy of which is hereby confirmed, on and after the Effective Date, each Released Party is deemed to be, and hereby is conclusively, absolutely, unconditionally, irrevocably, finally, and forever released and discharged by each and all of the Debtors, the Reorganized Debtors, and their Estates, including any successors to the Debtors or any Estate’s representative appointed or selected pursuant to section 1123(b)(3) of the Bankruptcy Code, in each case on behalf of themselves and their respective successors, assigns, and representatives, and any and all other Entities who may purport to assert any Claim or Cause of Action, directly or derivatively, by, through, for, or because of the foregoing Entities, from any and all Claims and Causes of Action, including any derivative Claims asserted or assertable on behalf of the Debtors, whether known or unknown, foreseen or unforeseen, asserted or unasserted, matured or unmatured, liquidated or unliquidated, fixed or contingent, accrued or unaccrued, existing or hereafter arising, in law, equity, contract, tort, or otherwise, that the Debtors, the Reorganized Debtors, or their Estates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim or Cause of Action against, or Interest in, a Debtor or other Entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Reorganized Debtors, or their Estates (including the Debtors’ capital structure, management, ownership, assets, or operation thereof), the purchase, sale, or rescission of any Security of the Debtors or the Reorganized Debtors, the assertion or enforcement of rights and remedies against the Debtors, the subject matter of, or the transactions or events giving rise to, any Claim, Causes of Action, or Interest that is treated in this Plan, the business or contractual arrangements between any Debtor and any Released Party, the Debtors’ in- or out-of-court restructuring efforts, intercompany transactions between or among a Debtor or an Affiliate of a Debtor and another Debtor or an Affiliate of a Debtor, the Chapter 11 Cases, the Prepetition Debt Documents, the formulation, preparation, dissemination, negotiation, or Filing of the Restructuring Support Agreement, the Definitive Documents, the Disclosure Statement, this Plan (including, for the avoidance of doubt, the Plan Supplement), the FCC Applications, or any aspect of the Restructuring Transactions, including any contract, instrument, release, or other agreement or document created or entered into in connection with the Restructuring Support Agreement, the Disclosure Statement, this Plan, the Confirmation Order, the Chapter 11 Cases, the Filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of this Plan, any action or actions taken in furtherance of or consistent with the administration of this Plan, including the issuance or distribution of Securities pursuant to this Plan, the issuance or distribution of the Exit Convertible Notes pursuant to this Plan, the FCC Approval process, or the distribution of property under this Plan or any other related agreement, or upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date related or relating to any of the foregoing.

Notwithstanding anything contained herein to the contrary, the foregoing release does not release (1) any post-Effective Date obligations of any party or Entity under the Plan, any act occurring after the Effective Date with respect to the Restructuring Transactions, the obligations arising under any Definitive Document to the extent imposing obligations arising after the Effective Date (including those set forth in the Plan Supplement), or other document, instrument, or agreement executed to implement the Plan, (2) the rights of Holders of Allowed Claims to receive distributions under this Plan, (3) any Cause of Action included on the Schedule of Retained Causes of Action, or (4) any Claim or Cause of Action arising from an act or omission that is judicially determined by a Final Order to have constituted actual fraud or criminal conduct.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the terms by which matters are subject to a compromise and settlement, including the Debtor Releases in Article VIII.C, which includes by reference each of the related provisions and definitions contained in this Plan, and, further, shall constitute the Bankruptcy Court’s finding that the Debtor Releases in Article VIII.C are: (1) essential to Confirmation of this Plan; (2) an exercise of the Debtors’ business judgment; (3) in exchange for the good and valuable consideration provided by the Released Parties, including the Released Parties’ contributions to facilitating the Restructuring Transactions and implementing this Plan; (4) a good-faith settlement and compromise of the Claims and Causes of Action released by the Debtor Releases in Article VIII.C; (5) in the best interests of the Debtors, their Estates, and all Holders of Claims and Interests; (6) fair, equitable, and reasonably given and made after due notice and opportunity for a hearing; and (7) a bar to any of the Debtors, the Reorganized Debtors, or the Debtors’ Estates asserting any Claim or Cause of Action released pursuant to the Debtor Releases in Article VIII.C.

D.	Third-Party Release

Except as otherwise expressly set forth in this Plan or the Confirmation Order, on and after the Effective Date, pursuant to Bankruptcy Rule 9019 and to the fullest extent permitted by applicable law and approved by the Bankruptcy Court, pursuant to section 1123(b) of the Bankruptcy Code, in exchange for good and valuable consideration, the adequacy of which is hereby confirmed, each Released Party is deemed to be, and hereby is conclusively, absolutely, unconditionally, irrevocably, finally, and forever released and discharged by each Releasing Party (in each case on behalf of themselves and their respective successors, assigns, and representatives, and any and all other Entities who may purport to assert any Claim or Cause of Action, directly or derivatively, by, through, for, or because of the foregoing Entities) from any and all Claims and Causes of Action, including any derivative Claims asserted or assertable on behalf of the Debtors, whether known or unknown, foreseen or unforeseen, asserted or unasserted, matured or unmatured, liquidated or unliquidated, fixed or contingent, accrued or unaccrued, existing or hereafter arising, in law, equity, contract, tort, or otherwise that such Entity would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim or Cause of Action against, or Interest in, a Debtor based on or relating to, or in any manner arising from, in whole or in part, the Debtors (including the Debtors’ capital structure, management, ownership, assets, or operation thereof), the purchase, sale, or rescission of any security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim, Cause of Action, or Interest that is treated in this Plan, the business or contractual arrangements between any Debtor and any Released Party, the Debtors’ in- or out-of-court restructuring efforts, intercompany transactions between or among a Debtor or an Affiliate of a Debtor and another Debtor or an Affiliate of a Debtor, the Chapter 11 Cases, the Prepetition Debt Documents, the formulation, preparation, dissemination, negotiation, or Filing of the Restructuring Support Agreement, the Definitive Documents, the Disclosure Statement, this Plan (including, for the avoidance of doubt, the Plan Supplement), the FCC Applications, or any aspect of the Restructuring Transactions, including any contract, instrument, release, or other agreement or document created or entered into in connection with the Restructuring Support Agreement, the Disclosure Statement, this Plan, the Confirmation Order, the Chapter 11 Cases, the Filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of this Plan, the FCC Approval process, any action or actions taken in furtherance of or consistent with the administration of this Plan, including the issuance or distribution of Securities pursuant to this Plan, the issuance or distribution of the Exit Convertible Notes pursuant to this Plan, or the distribution of property under this Plan or any other related agreement, or upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date related or relating to any of the foregoing.

Notwithstanding anything contained herein to the contrary, the foregoing release does not release (1) any post-Effective Date obligations of any party or Entity under the Plan, any act occurring after the Effective Date with respect to the Restructuring Transactions, the obligations arising under any Definitive Document to the extent imposing obligations arising after the Effective Date (including those set forth in the Plan Supplement), or other document, instrument, or agreement executed to implement the Plan, (2)  the rights of Holders of Allowed Claims to receive distributions under this Plan, (3) the rights of any current employee of the Debtors under any employment agreement or plan, (4) the rights of the Debtors with respect to any confidentiality provisions or covenants restricting competition in favor of the Debtors under any employment agreement with a current or former employee of the Debtors, or (5) any Claim or Cause of Action arising from an act or omission that is judicially determined by a Final Order to have constituted actual fraud, gross negligence, willful misconduct, or criminal conduct.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the terms by which matters are subject to a compromise and settlement, including the Debtor Releases in Article VIII.C, which includes by reference each of the related provisions and definitions contained in this Plan, and, further, shall constitute the Bankruptcy Court’s finding that the Third-Party Releases in this Article VIII.D are: (1) essential to Confirmation of this Plan; (2) in exchange for the good and valuable consideration provided by the Released Parties, including the Released Parties’ contributions to facilitating the Restructuring Transactions and implementing this Plan; (3) a good-faith settlement and compromise of the Claims and Causes of Action released by the Third-Party Releases in this Article VIII.D; (4) in the best interests of the Debtors and their Estates and all Holders of Claims and Interests; (5) fair, equitable, and reasonably given and made after due notice and opportunity for a hearing; and (6) a bar to any of the Releasing Parties asserting any Claim or Cause of Action released pursuant to the Third-Party Releases in this Article VIII.D.

E.	Exculpation

Except as otherwise specifically provided in this Plan, no Exculpated Party shall have or incur liability for, and each Exculpated Party is hereby released and exculpated from, any Cause of Action or Claim whether direct or derivative related to any act or omission in connection with, relating to, or arising out of the Chapter 11 Cases from the Petition Date to or on the Effective Date, the formulation, preparation, dissemination, negotiation, or Filing of the Restructuring Support Agreement, the Definitive Documents, the Disclosure Statement, this Plan, the Plan Supplement, or any transaction related to the Restructuring Transactions, any contract, instrument, release, or other agreement or document created or entered into before or during the Chapter 11 Cases in connection with the Restructuring Transactions, any preference, fraudulent transfer, or other avoidance Claim arising pursuant to chapter 5 of the Bankruptcy Code or other applicable law, the Filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of this Plan, including the issuance or distribution of Securities pursuant to this Plan, the issuance or distribution of Exit Convertible Notes pursuant to this Plan, or the distribution of property under this Plan or any other related agreement, or upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date related or relating to any of the foregoing, except for Claims related to any act or omission that is determined in a Final Order to have constituted willful misconduct, gross negligence, or actual fraud, but in all respects such Exculpated Parties shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to this Plan and the Confirmation Order.

The Exculpated Parties have, and upon Confirmation of this Plan shall be deemed to have, participated in good faith and in compliance with applicable law with respect to the solicitation of votes and distribution of consideration pursuant to this Plan and, therefore, are not and shall not be liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of this Plan or such distributions made pursuant to this Plan.

F.	Injunction

Upon entry of the Confirmation Order, all Holders of Claims and Interests and other parties in interest, along with their respective present or former employees, agents, officers, directors, principals, and Affiliates, and each of their successors and assigns, shall be enjoined from taking any actions to interfere with the implementation or Consummation of this Plan in relation to any Claim or Interest that is extinguished, discharged, or released pursuant to this Plan.

Except as otherwise expressly provided in this Plan or the Confirmation Order, or for obligations issued or required to be paid pursuant to this Plan or the Confirmation Order, all Entities who have held, hold, or may hold Claims, Interests, or Causes of Action that have been released, discharged, or are subject to exculpation pursuant to Article VIII, are permanently enjoined, from and after the Effective Date, from taking any of the following actions against, as applicable, the Debtors, the Reorganized Debtors, the Exculpated Parties, and/or the Released Parties:

(a)	commencing, conducting, or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims, Interests, or Causes of Action;

(b)	enforcing, levying, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or Order against such Entities on account of or in connection with or with respect to any such Claims, Interests, or Causes of Action;

(c)	creating, perfecting, or enforcing any Lien or encumbrance of any kind against such Entities or the property or the Estates of such Entities on account of or in connection with or with respect to any such Claims, Interests, or Causes of Action;

(d)	asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from such Entities or against the property of such Entities on account of or in connection with or with respect to any such Claims, Interests, or Causes of Action unless such Holder has Filed a motion requesting the right to perform such setoff on or before the Effective Date, and notwithstanding an indication of a Claim or Interest or otherwise that such Holder asserts, has, or intends to preserve any right of setoff pursuant to applicable law or otherwise; and

(e)	commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims, Interests, or Causes of Action released or settled pursuant to this Plan or the Confirmation Order.

No Person or Entity may commence or pursue a Claim or Cause of Action of any kind against the Debtors or the Exculpated Parties that relates to or is reasonably likely to relate to any act or omission in connection with, relating to, or arising out of a Claim or Cause of Action related to the Chapter 11 Cases prior to the Effective Date, the formulation, preparation, dissemination, negotiation, or Filing of the Restructuring Support Agreement, the Disclosure Statement, this Plan, the Plan Supplement, or any transaction related to the Restructuring Transactions, any contract, instrument, release, or other agreement or document created or entered into before or during the Chapter 11 Cases in connection with the Restructuring Transactions, any preference, fraudulent transfer, or other avoidance Claim arising pursuant to chapter 5 of the Bankruptcy Code or other applicable law, the Filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of this Plan, including the issuance or distribution of Securities pursuant to this Plan, the issuance or distribution of Exit Convertible Notes pursuant to this Plan, or the distribution of property under this Plan or any other related agreement, or upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date related or relating to any of the foregoing, without regard to whether such Person or Entity is a Releasing Party, without the Bankruptcy Court (1) first determining, after notice and a hearing, that such Claim or Cause of Action represents a colorable Claim of any kind and (2) specifically authorizing such Person or Entity to bring such Claim or Cause of Action against any such Debtor or Exculpated Party.

The Bankruptcy Court will have sole and exclusive jurisdiction to adjudicate the underlying colorable Claims or Causes of Action.

Notwithstanding anything to the contrary in the foregoing, the injunction does not enjoin any party under this Plan, the Confirmation Order or under any other Definitive Document or other document, instrument, or agreement (including those attached to the Disclosure Statement or included in the Plan Supplement) executed to implement this Plan and the Confirmation Order from bringing an action to enforce the terms of this Plan, the Confirmation Order or such document, instrument, or agreement (including those attached to the Disclosure Statement or included in the Plan Supplement) executed to implement this Plan and the Confirmation Order. The injunction in this Plan shall extend to any successors and assigns of the Debtors and the Reorganized Debtors and their respective property and interests in property.

G.	Waiver of Statutory Limitations on Releases

Each Releasing Party in each of the releases contained in this Plan expressly acknowledges that although ordinarily a general release may not extend to Claims that the Releasing Party does not know or suspect to exist in its favor, which if known by it may have materially affected its settlement with the party released, each Releasing Party has carefully considered and taken into account in determining to enter into the above releases the possible existence of such unknown losses or Claims. Without limiting the generality of the foregoing, each Releasing Party expressly waives any and all rights conferred upon it by any statute or rule of law that provides that a release does not extend to Claims that the claimant does not know or suspect to exist in its favor at the time of executing the release, which if known by it may have materially affected its settlement with the Released Party. The releases contained in this Plan are effective regardless of whether those released matters are presently known, unknown, suspected or unsuspected, foreseen or unforeseen.

H.	Protection against Discriminatory Treatment

Consistent with section 525 of the Bankruptcy Code and the Supremacy Clause of the U.S. Constitution, all Entities, including Governmental Units, shall not discriminate against the Reorganized Debtors or deny, revoke, suspend, or refuse to renew a license, Permit, charter, franchise, or other similar grant to, condition such a grant to, or discriminate with respect to such a grant against the Reorganized Debtors, or another Entity with whom the Reorganized Debtors have been associated, solely because each Debtor has been a debtor under chapter 11 of the Bankruptcy Code, may have been insolvent before the commencement of the Chapter 11 Cases (or during the Chapter 11 Cases, but before the Debtors are granted or denied a discharge), or has not paid a debt that is dischargeable in the Chapter 11 Cases.

I.	Document Retention

On and after the Effective Date, the Reorganized Debtors may maintain documents in accordance with their standard document retention policy, as may be altered, amended, modified, or supplemented by the Reorganized Debtors.

J.	Reimbursement or Contribution

If the Bankruptcy Court disallows a Claim for reimbursement or contribution of an Entity pursuant to section 502(e)(1)(B) of the Bankruptcy Code, then to the extent that such Claim is contingent as of the time of Allowance or disallowance, such Claim shall be forever Disallowed and expunged notwithstanding section 502(j) of the Bankruptcy Code, unless prior to the Confirmation Date: (1) such Claim has been adjudicated as non-contingent or (2) the relevant holder of a Claim has Filed a non-contingent Proof of Claim on account of such Claim and a Final Order has been entered prior to the Confirmation Date determining such Claim as no longer contingent.

Article IX.
CONDITIONS PRECEDENT TO
CONSUMMATION OF THIS PLAN

A.	Conditions Precedent to the Effective Date

It shall be a condition to Consummation of this Plan that the following conditions shall have been satisfied or waived pursuant to the provisions of Article IX.B.

(a)	the Restructuring Support Agreement shall not have been terminated and shall continue to be in full force and effect, and no Required Consenting 2029 Holder Termination Event shall have occurred, be continuing, and not have been cured (if susceptible to cure) or otherwise waived in accordance with the Restructuring Support Agreement;

(b)	the ABL Commitment Letter shall not have been terminated and shall continue to be in full force and effect;

(c)	this Plan, as confirmed by the Confirmation Order, shall not have been amended or modified in any manner unless such amendment or modification is effectuated in accordance with the terms set forth in this Plan, the Restructuring Support Agreement, and the ABL Commitment Letter;

(d)	the Cash Collateral Orders shall not have been vacated, stayed, or modified without the prior written consent of the Debtors and the Required Consenting Stakeholders;

(e)	all Restructuring Expenses, to the extent invoiced as provided herein at least two Business Days before the Effective Date, shall have been paid in full in Cash in accordance with the terms and conditions set forth in the Restructuring Support Agreement, the ABL Commitment Letter, and the Cash Collateral Orders;

(f)	the Professional Fee Escrow shall have been established and funded with Cash in accordance with Article II.C.1;

(g)	the New Organizational Documents shall have been adopted;

(h)	the Plan Securities to be issued and/or delivered on the Effective Date shall have been validly issued by the Reorganized Company;

(i)	the Exit Convertible Notes shall have been validly issued by the Reorganized Company;

(j)	all requisite filings with governmental authorities and third parties shall have become effective, all applicable regulatory or government imposed waiting periods shall have expired or been terminated, and all such governmental authorities and third parties shall have approved or consented to the Restructuring Transactions, including the receipt of all Antitrust and Foreign Investment Approvals, to the extent required, and FCC Approval;

(k)	all Definitive Documents (including, without limitation, all documents in the Plan Supplement, and the Restated ABL Documents) to be executed, delivered, assumed, or performed upon or in connection with Consummation shall have been (or shall, contemporaneously with the occurrence of the Effective Date, be) (a) executed and in full force and effect, delivered, assumed, or performed, as the case may be, and in form and substance (i) consistent with the Restructuring Support Agreement (including the consent rights provided therein) and/or the ABL Commitment Letter (as applicable), and (ii) otherwise consistent with the consent rights set forth in this Plan, (b) to the extent required, filed with the applicable Governmental Units in accordance with applicable Law; and (c) any conditions precedent contained in such documents shall have been satisfied or waived in accordance with the terms thereof, except with respect to such conditions that by their terms shall be satisfied substantially contemporaneously with or after Consummation of the Plan;

(l)	there shall not be in effect any (a) Order, opinion, ruling, or other decision entered by any court or other Governmental Unit or (b) U.S. or other applicable Law staying, restraining, enjoining, prohibiting, or otherwise making illegal the implementation of any of the transactions contemplated by the Plan; and

(m)	the Bankruptcy Court shall have entered the Disclosure Statement Order, the Confirmation Order, and any other order required to approve any Definitive Document, which shall be Final Orders.

B.	Waiver of Conditions

Any condition to the Effective Date of this Plan set forth in Article IX.A hereof (other than receipt of any required FCC Approval) may be waived, in whole or in part, with the prior written consent of the Debtors and the Required Consenting 2029 Holders, and, with respect to any condition precedent that directly affects the rights or releases of the ABL Parties or the ABL Agent, the ABL Agent, in each case, without notice, leave, or Order of the Bankruptcy Court or any formal action other than proceedings to confirm or consummate this Plan.

C.	Substantial Consummation

“Substantial Consummation” of this Plan, as defined in 11 U.S.C. § 1101(2), shall be deemed to occur on the Effective Date.

D.	Effect of Nonoccurrence of a Condition

If the Effective Date does not occur, then: (1) this Plan will be null and void in all respects; and (2) nothing contained in this Plan, the Disclosure Statement, or the Restructuring Support Agreement shall: (a) constitute a waiver or release of any Claims, Interests, or Causes of Action by any Entity; (b) prejudice in any manner the rights of any Debtor or any other Entity; or (c) constitute an admission, acknowledgment, offer, or undertaking of any sort by any Debtor or any other Entity.

Article X.
MODIFICATION, REVOCATION, OR WITHDRAWAL OF THIS PLAN

A.	Modification and Amendments

Subject to certain restrictions and requirements set forth in section 1127 of the Bankruptcy Code, Bankruptcy Rule 3019 (as well as those restrictions on modifications set forth in the Plan), and otherwise consistent with the consent rights under the Restructuring Support Agreement, the Debtors reserve the right to modify this Plan (with the consent of the Required Consenting 2029 Holders) without additional disclosure pursuant to section 1125 of the Bankruptcy Code prior to the Confirmation Date and seek Confirmation consistent with the Bankruptcy Code and, as appropriate, not re-solicit votes on such modified Plan. After the Confirmation Date and before substantial consummation of the Plan, the Debtors may initiate proceedings in the Bankruptcy Court pursuant to section 1127(b) of the Bankruptcy Code to remedy any defect or omission or reconcile any inconsistencies in the Plan, the Plan Supplement, the Disclosure Statement, or the Confirmation Order, relating to such matters as may be necessary to carry out the purposes and intent of the Plan.

After the Confirmation Date, but before the Effective Date, the Debtors may, subject to the consent rights under the Restructuring Support Agreement, make appropriate technical adjustments and modifications to the Plan (including the Plan Supplement) without further order or approval of the Bankruptcy Court; provided that such adjustments and modifications do not materially and adversely affect the treatment of Holders of Claims or Interests.

B.	Effect of Confirmation on Modifications

Entry of the Confirmation Order shall mean that all modifications or amendments to this Plan since the solicitation thereof are approved pursuant to section 1127(a) of the Bankruptcy Code and do not require additional disclosure or re-solicitation under Bankruptcy Rule 3019.

C.	Revocation or Withdrawal of This Plan

Subject to the consent rights under the Restructuring Support Agreement, the Debtors reserve the right to revoke or withdraw the Plan before the Confirmation Date and to File subsequent plans of reorganization. If the Debtors revoke or withdraw the Plan, or if Confirmation or Consummation does not occur, then, absent further order of the Bankruptcy Court: (1) the Plan shall be null and void in all respects; (2) any settlement or compromise not previously approved by Final Order of the Bankruptcy Court embodied in the Plan (including the fixing or limiting to an amount certain of the Claims or Interests or Classes of Claims or Interests), assumption or rejection of Executory Contracts or Unexpired Leases effected by the Plan, and any document or agreement executed pursuant to the Plan shall be deemed null and void; and (3) nothing contained in the Plan shall: (a) constitute a waiver or release of any Claims or Interests; (b) prejudice in any manner the rights of such Debtor, any Holder, any Person, or any other Entity; or (c) constitute an admission, acknowledgement, offer, or undertaking of any sort by such Debtor, any Holder, any Person, or any other Entity.

Article XI.
RETENTION OF JURISDICTION

Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, on and after the Effective Date, the Bankruptcy Court shall retain jurisdiction over the Chapter 11 Cases and all matters arising out of, or related to, the Chapter 11 Cases, the Confirmation Order, and this Plan pursuant to sections 105(a) and 1142 of the Bankruptcy Code, including jurisdiction to:

(a)	allow, disallow, determine, liquidate, classify, estimate, or establish the priority, Secured or unsecured status, or amount of any Claim or Interest, including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the Secured or unsecured status, priority, amount, or allowance of Claims or Interests;

(b)	decide and resolve all matters related to the granting and denying, in whole or in part, of any applications for allowance of compensation or reimbursement of expenses to Professionals authorized pursuant to the Bankruptcy Code, the Confirmation Order, or this Plan;

(c)	resolve any matters related to: (i) the assumption, assumption and assignment, or rejection of any Executory Contract or Unexpired Lease to which a Debtor is a party or with respect to which a Debtor may be liable in any manner and to hear, determine, and, if necessary, liquidate any Claims arising therefrom, including Cure Claims; (ii) any dispute regarding whether a contract or lease is or was executory, expired, or terminated; (iii) any potential contractual obligation under any Executory Contract or Unexpired Lease that is assumed; (iv) any other issue related to any Executory Contracts and Unexpired Leases; or (v) any dispute regarding whether the Plan or any Restructuring Transactions trigger any cross-default or change of control provision in any contract or agreement;

(d)	resolve any disputes concerning whether an Entity had sufficient notice of the Chapter 11 Cases, the Disclosure Statement, any solicitation conducted in connection with the Chapter 11 Cases, any bar date established in the Chapter 11 Cases, or any deadline for responding or objecting to any Cure Claim, in each case, for the purpose of determining whether a Claim or Interest is discharged hereunder or for any other purpose;

(e)	ensure that distributions to Holders of Allowed Claims are accomplished pursuant to the provisions of this Plan and adjudicate any and all disputes arising from or relating to distributions under this Plan or the Confirmation Order;

(f)	adjudicate, decide, or resolve any motions, adversary proceedings, contested or litigated matters, and any other matters, and grant or deny any applications involving a Debtor that may be pending on the Effective Date;

(g)	adjudicate, decide, or resolve any and all matters related to Causes of Action that may arise from or in connection with the Consummation, interpretation, or enforcement of the Plan or any Entity’s obligations incurred in connection with the Plan;

(h)	adjudicate, decide, or resolve any and all matters related to section 1141 of the Bankruptcy Code;

(i)	enter and implement such Orders as may be necessary or appropriate to construe, execute, implement, or consummate the provisions of this Plan or the Confirmation Order and all contracts, instruments, releases, indentures, and other agreements or documents created or entered into in connection with this Plan, the Confirmation Order, or the Disclosure Statement;

(j)	enter and enforce any Order for the sale of property pursuant to sections 363, 1123, or 1146(a) of the Bankruptcy Code;

(k)	resolve any cases, controversies, suits, disputes, or Causes of Action that may arise in connection with the Consummation, interpretation, or enforcement of this Plan or the Confirmation Order or any Entity’s obligations incurred in connection with this Plan or the Confirmation Order and the administration of the Estates;

(l)	hear and determine disputes arising in connection with the interpretation, implementation, effect, or enforcement of this Plan, the Plan Supplement, including disputes arising under agreements, documents, or instruments executed in connection with the Plan;

(m)	issue injunctions, enter and implement other Orders, or take such other actions as may be necessary or appropriate in aid of execution, implementation, or Consummation of this Plan or to restrain interference by any Entity with Consummation or enforcement of this Plan or the Confirmation Order;

(n)	resolve any matters related to the issuance of the New Common Stock;

(o)	adjudicate, decide, or resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the settlements, compromises, discharges, releases, injunctions, exculpations, and other provisions contained in Article VIII, and enter such Orders as may be necessary or appropriate to implement such discharges, releases, injunctions, exculpations, and other provisions;

(p)	adjudicate, decide, or resolve any cases, controversies, suits, disputes or Causes of Action with respect to the repayment or return of distributions and the recovery of additional amounts owed by the Holder of a Claim for amounts not timely repaid pursuant to Article VII.L;

(q)	enter and implement such Orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked, or vacated;

(r)	determine any other matters that may arise in connection with or relate to this Plan, the Disclosure Statement, the Confirmation Order, the Plan Supplement, or any contract, instrument, release, indenture, or other agreement or document created in connection with the Plan or the Disclosure Statement, including the Restructuring Support Agreement; provided that the Bankruptcy Court shall not retain jurisdiction over disputes concerning documents contained in the Plan Supplement that have a jurisdictional, forum selection, or dispute resolution clause that refers disputes to a different court or arbitration forum;

(s)	adjudicate any and all disputes arising from or relating to distributions under this Plan or any transactions contemplated thereby;

(t)	adjudicate, decide, or resolve any and all matters related to the Restructuring Transactions;

(u)	consider any modifications of this Plan to cure any defect or omission or to reconcile any inconsistency in any Bankruptcy Court Order, including the Confirmation Order;

(v)	determine requests for the payment of Claims entitled to priority pursuant to section 507 of the Bankruptcy Code;

(w)	adjudicate, decide, or resolve disputes as to the ownership of any Claim or Interest;

(x)	adjudicate, decide, or resolve all matters related to any subordinated Claim;

(y)	adjudicate, decide, or resolve matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

(z)	grant any consensual request to extend the deadline for assuming or rejecting Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code;

(aa)	enforce all Orders entered by the Bankruptcy Court in connection with the Chapter 11 Cases;

(bb)	hear any other matter not inconsistent with the Bankruptcy Code;

(cc)	enter an Order concluding or closing any or all of the Chapter 11 Cases;

(dd)	enforce all orders, judgments, injunctions, releases, exculpations, indemnifications, and rulings entered in connection with the Chapter 11 Cases with respect to any Person or Entity, and resolve any cases, controversies, suits, or disputes that may arise in connection with any Person or Entity’s rights arising from or obligations incurred in connection with the Plan; and

(ee)	hear and determine all disputes involving the existence, nature, scope, or enforcement of any exculpations, discharges, injunctions, and releases granted in this Plan, including under Article VIII.

Nothing herein limits the jurisdiction of the Bankruptcy Court to interpret and enforce the Plan and all contracts, instruments, releases, indentures, and other agreements or documents created in connection with the Plan, the Plan Supplement, or the Disclosure Statement, without regard to whether the controversy with respect to which such interpretation or enforcement relates may be pending in any state or other federal court of competent jurisdiction.

If the Bankruptcy Court abstains from exercising, or declines to exercise, jurisdiction or is otherwise without jurisdiction over any matter arising in, arising under, or related to the Chapter 11 Cases, including the matters set forth in this Article XI, the provisions of this Article XI shall have no effect on and shall not control, limit, or prohibit the exercise of jurisdiction by any other court having competent jurisdiction with respect to such matter.

Unless otherwise specifically provided herein or in a prior Order of the Bankruptcy Court, the Bankruptcy Court shall have exclusive jurisdiction to hear and determine disputes concerning Claims against or Interests in the Debtors that arose prior to the Effective Date.

Article XII.
MISCELLANEOUS PROVISIONS

A.	Immediate Binding Effect

Subject to Article IX.A and notwithstanding Bankruptcy Rules 3020(e), 6004(h), or 7062 or otherwise, upon the occurrence of the Effective Date, the terms of this Plan and the final versions of the documents contained in the Plan Supplement shall be immediately effective and enforceable and deemed binding upon the Debtors, the Reorganized Debtors, any and all Holders of Claims or Interests (regardless of whether their Claims or Interests are deemed to have accepted or rejected this Plan), all Entities that are parties to or are subject to the settlements, compromises, releases, discharges and injunctions described in this Plan or the Confirmation Order, each Entity acquiring property under this Plan or the Confirmation Order, and any and all Entities that are parties to Executory Contracts and Unexpired Leases with the Debtors. All Claims and Interests shall be as fixed, adjusted, or compromised, as applicable, pursuant to this Plan and the Confirmation Order, regardless of whether any such Holder of a Claim or Interest has voted on this Plan.

B.	Additional Documents

On or before the Effective Date, the Debtors may File with the Bankruptcy Court such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of this Plan and the Confirmation Order. The Debtors or the Reorganized Debtors, as applicable, and all Holders of Allowed Claims receiving distributions pursuant to this Plan and the Confirmation Order and all other parties in interest shall, from time to time, prepare, execute, and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of this Plan and the Confirmation Order.

C.	Payment of Certain Fees

All fees due and payable before the Effective Date pursuant to section 1930(a) of the Judicial Code shall be paid by each of the Debtors or the Reorganized Debtors, as applicable, for each quarter (including any fraction thereof), until the Chapter 11 Cases are converted, dismissed, or closed, whichever occurs first; provided that on and after the Effective Date, the Reorganized Debtors shall (1) pay in full in Cash when due and payable, and shall be responsible for paying, any and all such fees and interest with respect to any and all disbursements (and any other actions giving rise to such fees and interest) of the Reorganized Debtors, and (2) File in the Chapter 11 Cases (to the extent they have not yet been closed, dismissed, or converted) quarterly reports as required by the Bankruptcy Code, Federal Rules of Bankruptcy Procedure, and Bankruptcy Local Rules for the Southern District of Texas, as applicable, in connection therewith. The U.S. Trustee shall not be required to file any proof of claim or request for payment for quarterly fees.

D.	Reservation of Rights

Except as expressly set forth in this Plan, this Plan shall have no force or effect unless the Bankruptcy Court enters the Confirmation Order, and the Confirmation Order shall have no force or effect if the Effective Date does not occur. None of the Filing of the Plan, any statement or provision contained in the Plan, or the taking of any action by any Debtor or any other Entity with respect to the Plan, the Disclosure Statement, or the Plan Supplement shall be or shall be deemed to be an admission or waiver of any rights of any Debtor or any Entity unless and until the Effective Date has occurred.

E.	Successors and Assigns

The rights, benefits, and obligations of any Entity named or referred to in this Plan or the Confirmation Order shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, successor or assign, Affiliate, officer, director, manager, agent, representative, attorney, beneficiary, or guardian, if any, of each Entity.

F.	Notices

To be effective, all notices, requests, and demands to or upon the Debtors shall be in writing (including by facsimile transmission) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

1.	If to the Debtors or the Reorganized Debtors:

Cumulus Media Inc.
780 Johnson Ferry Road NE, Suite 500

Atlanta, Georgia, 30342

Attn:	Richard Denning, EVP, General Counsel & Secretary
Email:	Richard.Denning@cumulus.com

with copies to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas
New York, NY 10019

Attn:	Paul M. Basta, Jacob A. Adlerstein, Kyle J. Kimpler,
Sarah Harnett, and Alana J. Page

Email:	pbasta@paulweiss.com
jadlerstein@paulweiss.com
kkimpler@paulweiss.com
sharnett@paulweiss.com
apage@paulweiss.com

- and -

Porter Hedges LLP
1000 Main St., 36th Floor
Houston, TX 77002

Attn:	John F. Higgins and M. Shane Johnson

Email:	jhiggins@porterhedges.com
sjohnson@porterhedges.com

2.	If to a Consenting 2029 Holder, or a transferee thereof:

To the address set forth below the Consenting 2029 Holder’s signature page to the Restructuring Support Agreement (or as directed by any transferee thereof), as the case may be

With copies (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, NY 10166

Attn.:	Scott J. Greenberg, Michael J. Cohen, Stephen D. Silverman, and Tommy Scheffer

Email:	sgreenberg@gibsondunn.com mcohen@gibsondunn.com ssilverman@gibsondunn.com tscheffer@gibsondunn.com

- and -

Howley Law PLLC

TC Energy Center

700 Louisiana Street, Suite 4220

Houston, TX 77002

Attn.:	Tom A. Howley and Eric Terry
Email:	tom@howley-law.com
eric@howley-law.com

3.	If to a Consenting ABL Lender, or a transferee thereof:

To the address set forth in the ABL Commitment Letter

With copies (which shall not constitute notice) to:

Riemer Braunstein LLP

Times Square Tower, Suite 2506

Seven Times Square

New York, NY 10036

Attn.:	Steven Fox
Email:	SFox@riemerlaw.com

- and –

FBT Gibbons LLP

Rosewood Court, 2101 Springs Road, Suite 900

Dallas, TX 75201

Attn:	Rebecca Matthews
Email:	rmatthews@fbtgibbons.com

After the Effective Date, the Reorganized Debtors have the authority to send a notice to Entities that, to continue to receive documents pursuant to Bankruptcy Rule 2002, they must File a renewed request to receive documents pursuant to Bankruptcy Rule 2002. After the Effective Date, the Debtors and the Reorganized Debtors are authorized to limit the list of Entities receiving documents pursuant to Bankruptcy Rule 2002 to those Entities who have Filed such renewed requests.

G.	Term of Injunctions or Stays

Unless otherwise provided in this Plan or the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases pursuant to section 105 or 362 of the Bankruptcy Code, any Order of the Bankruptcy Court, and existing on the Confirmation Date (excluding any injunctions or stays contained in this Plan or the Confirmation Order) shall remain in full force and effect until the Effective Date. All injunctions or stays contained in this Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms.

H.	Entire Agreement

Except as otherwise indicated, this Plan, the Confirmation Order, the applicable Definitive Documents, the Plan Supplement, and documents related thereto supersede all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into this Plan, the Confirmation Order, the Definitive Documents, the Plan Supplement, and documents related thereto.

I.	Exhibits

All exhibits and documents included in this Plan, the Confirmation Order, and the Plan Supplement are incorporated into and are a part of this Plan as if set forth in full in this Plan. After the exhibits and documents are Filed, copies of such exhibits and documents shall be available upon written request to the Debtors’ counsel at the address above or by downloading such exhibits and documents from the Debtors’ restructuring website at www.veritaglobal.net/cumulusmedia or the Bankruptcy Court’s website at http://www.txsb.uscourts.gov/.

J.	Deemed Acts

Subject to and conditioned on the occurrence of the Effective Date, whenever an act or event is expressed under this Plan to have been deemed done or to have occurred, it shall be deemed to have been done or to have occurred without any further act by any party by virtue of this Plan and the Confirmation Order.

K.	Severability of Plan Provisions

If, prior to Confirmation, any term or provision of this Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court, at the request of the Debtors (with the consent of the Required Consenting 2029 Holders), may alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted; provided that any such alteration or interpretation shall be consistent with the Restructuring Support Agreement and the remainder of the terms and provisions of this Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of this Plan, as it may have been altered or interpreted in accordance with the foregoing, is: (1) valid and enforceable pursuant to its terms; (2) integral to this Plan and may not be deleted or modified without the consent of the Debtors or the Reorganized Debtors, as applicable; and (3) non-severable and mutually dependent.

L.	Votes Solicited in Good Faith

Upon entry of the Confirmation Order, each of the Released Parties and Exculpated Parties will be deemed to have acted in “good faith” within the meaning of section 1125(e) of the Bankruptcy Code and in compliance with the applicable provisions of the Bankruptcy Code and in a manner consistent with the Disclosure Statement, the Plan, the Bankruptcy Code, the Bankruptcy Rules, and all other applicable rules, laws, and regulations in connection with all of their respective activities relating to support and Consummation of the Plan, including the negotiation, execution, delivery, and performance of the Restructuring Support Agreement and are entitled to the protections of section 1125(e) of the Bankruptcy Code and all other applicable protections and rights provided in the Plan. Without limiting the generality of the foregoing, upon entry of the Confirmation Order, the Debtors will be deemed to have solicited votes on this Plan in good faith and in compliance with the Bankruptcy Code and other applicable Law, and, pursuant to section 1125(e) of the Bankruptcy Code, any person will be deemed to have participated in good faith and in compliance with the Bankruptcy Code in the offer, issuance, sale, and purchase of Securities offered and sold under this Plan, and, therefore, none of such parties or individuals or the Reorganized Debtors will have any liability for the violation of any applicable Law, rule, or regulation governing the solicitation of votes on this Plan or the offer, issuance, sale, or purchase of the Securities offered and sold under this Plan.

M.	Request for Expedited Determination of Taxes

The Debtors or the Reorganized Debtors, as the case may be, shall have the right to request an expedited determination under section 505(b) of the Bankruptcy Code with respect to tax returns filed, or to be filed, for any and all taxable periods ending after the Petition Date through the Effective Date.

N.	No Waiver or Estoppel

Upon the Effective Date, each Holder of a Claim or Interest shall be deemed to have waived any right to assert that its Claim or Interest should be Allowed in a certain amount, in a certain priority, be secured, or not be subordinated by virtue of an agreement made with the Debtors and/or their counsel, or any other Entity, if such agreement was not disclosed in this Plan, the Disclosure Statement, or papers filed with the Bankruptcy Court prior to the Confirmation Date.

O.	Closing of Chapter 11 Cases

Upon the occurrence of the Effective Date, the Reorganized Debtors shall be permitted to (1) close all of the Chapter 11 Cases except for one of the Chapter 11 Cases as determined by the Reorganized Debtors, and all contested matters relating to each of the Debtors, including objections to Claims, shall be administered and heard in such Chapter 11 Case and (2) change the name of the remaining Debtor and case caption of the remaining open Chapter 11 Case as desired, in the Reorganized Debtors’ sole discretion.

[Signature page follows]

Respectfully submitted, as of the date first set forth above by the Debtors,

Dated:	April 13, 2026	Cumulus Media Inc. (for itself and on behalf of each of the other Debtors and Debtors in Possession)

/s/ Francisco J. Lopez-Balboa
Name:	Francisco J. Lopez-Balboa
Title:	Executive Vice President and Chief Financial Officer of Cumulus Media Inc.

Exhibit A

Equity Allocation Mechanism1

[1]	Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to them in the Debtors’ Emergency Motion for Entry of an Order (I) Establishing Procedures for Compliance with FCC Media and Foreign Ownership Requirements and (II) Granting Related Relief [Docket No. 13].

The allocation of Plan consideration to Holders of Allowed 2029 Secured Claims and Allowed Other Funded Debt Claims, as of the Effective Date, will include distributing the Equity Plan Securities in accordance with the mechanism set forth below.2

I.	General

1.	Ownership Certification. In order to be eligible to receive a distribution of New Common Stock on the Effective Date, each eligible Holder shall provide an Ownership Certification by the Certification Deadline. Any Holder that acquires Allowed 2029 Secured Claims and/or Allowed Other Funded Debt Claims after the Certification Deadline, or any Holder whose ownership information has changed after the submission of its initial Ownership Certification, must submit an amended or replacement Ownership Certification to the Certification Agent prior to the Effective Date. Subject to Article IV.J of the Plan, the Debtors or Reorganized Debtors, as applicable, shall use the information provided in any such amended or replacement Ownership Certification received prior to the Effective Date in allocating New Common Stock (and, if applicable, Special Warrants) pursuant to this Equity Allocation Mechanism; provided that, the Debtors’ or Reorganized Debtors’ consideration of any such amended or replacement Ownership Certification would not result in a delay in the receipt of FCC Approval or the occurrence of the Effective Date and is not inconsistent with any FCC Approval, Communications Laws, or any FCC order then in effect, as reasonably determined by the Debtors or Reorganized Debtors (in consultation with the Required Consenting 2029 Holders).

2.	Attributable Interests. Subject in all respects to the foreign-ownership limitations discussed below, under FCC rules, an owner of equity in a corporation which controls FCC broadcast licenses may be deemed “attributable” if it owns, directly or indirectly, 5% or more of the voting equity of such corporation. Accordingly, a Holder of an Allowed 2029 Secured Claim or Allowed Other Funded Debt Claim may only receive a distribution of more than 4.99% of the issued and outstanding New Class A Common Stock on the Effective Date if (a) the Company or the Reorganized Company , as applicable, determines (with the consent of the Required Consenting 2029 Holders) that the holder’s receipt of more than 4.99% of such shares of New Class A Common Stock would comply with the FCC media ownership rules and the FCC Approval, and (b) the holder is identified as an attributable interest holder in the FCC Long Form Application (as the same may be amended from time to time), to the extent necessary; provided, however, that investment companies, as defined in 15 U.S.C. § 80a–3, insurance companies and banks holding stock through their trust departments in trust accounts, may hold up to 19.99% of the New Class A Common Stock to the extent they otherwise qualify as holding a non-attributable interest pursuant to Communications Laws (and thus would not need to be identified in the FCC Long Form Application). If such holder elects not to be deemed to hold an “attributable” interest in the Reorganized Company, then such holder shall be issued up to 4.99% of the outstanding New Class A Common Stock when all shares of New Class A Common Stock are issued on and as of the Effective Date, with any remaining distribution in the form of New Class B Common Stock.

[2]	For the avoidance of doubt, the procedures set forth in this Equity Allocation Mechanism shall not impact the issuance (a) of securities or other instruments under the Management Incentive Plan, which issuance shall be governed by the terms of the Management Incentive Plan or (b) or conversion of the Exit Convertible Notes, which issuance and conversion shall be governed by the terms of the Exit Notes Documents and/or organization documents of the issuer of the Exit Convertible Notes.

2

II.	Allocation of Equity Plan Securities

Solely in the event any Special Warrants are not issued pursuant to Section III(2), the distribution of Equity Plan Securities made on and as of the Effective Date shall be as follows:

1.	First, the (i) 2029 Secured Claims Equity Distribution shall be deemed made Pro Rata among the Holders of Allowed 2029 Secured Claims; and (ii) the Other Funded Debt Claims Equity Distribution shall be deemed made Pro Rata among Holders of Allowed Other Funded Debt Claims; provided, however, that each of the 2029 Secured Claims Equity Distribution and the Other Funded Debt Claims Equity Distribution shall be deemed to have been made initially in the form of New Class B Common Stock issued as of the Effective Date.

2.	Second,

a.	Each deemed holder of New Class B Common Stock that (i) has timely delivered an Ownership Certification as set forth in the FCC Ownership Procedures Order; (ii) has provided certification therein that its foreign ownership, as calculated in accordance with FCC rules, is 0%; and (iii) has not checked the ‘New Class B Election’ box on its Ownership Certification shall be deemed, as of the Effective Date, to have immediately exchanged such shares of New Class B Common Stock into a like number of shares of New Class A Common Stock; provided, however, that any such holder that would be entitled to exchange its shares for more than 4.99% of the outstanding New Class A Common Stock when all shares of New Class A Common Stock are issued on and as of the Effective Date, the number of shares of New Class B Common Stock exchanged by such holder for shares of New Class A Common Stock shall be limited so that such holder receives shares of New Class A Common Stock constituting no more than 4.99% of the total outstanding New Class A Common Stock issued unless the Debtors or the Reorganized Company, as applicable, shall have determined that the exchange into shares of New Class A Common Stock constituting more than 4.99% of the total outstanding New Class A Common Stock issued would not result in a violation of FCC ownership rules or be inconsistent with the FCC Approval (such proviso, the “4.99% Rule”).

b.	Each deemed holder of New Class B Common Stock that (i) has timely delivered an Ownership Certification as set forth in the FCC Ownership Procedures Order; (ii) has certified therein that its foreign ownership, as calculated in accordance with FCC rules, is greater than 0%, but has been determined by the Debtors or the Reorganized Company, as applicable, as holding a deemed holder interest that would not, as of the Effective Date, constitute a foreign-held equity interest in the Reorganized Company of more than 4.99%, as determined by FCC rules; and (iii) has not checked the ‘New Class B Election’ box on its Ownership Certification, shall be deemed, as of the Effective Date, to have immediately exchanged such shares of New Class B Common Stock for shares of New Class A Common Stock; provided, however, that any holder that has not timely delivered an Ownership Certification as set forth in the FCC Ownership Procedures Order but whose deemed holder interest would not, as of the Effective Date, constitute an equity interest in the Reorganized Company of more than 4.99%, as determined under FCC Rules, shall also be deemed, as of the Effective Date, to have immediately exchanged such shares of New Class B Common Stock into a like number of shares of New Class A Common Stock. Any exchange provided for in this Section II(2)(b) is subject in all respects to the 4.99% Rule.

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c.	Each deemed holder of New Class B Common Stock that (i) has timely delivered an Ownership Certification as set forth in the FCC Ownership Procedures Order; (ii) has certified therein that its foreign ownership, as calculated in accordance with FCC rules, is greater than 0% and has been determined by the Debtors or the Reorganized Company, as applicable, as holding a deemed holder interest that would, as of the Effective Date, constitute a foreign-held equity interest in the Reorganized Company of more than 4.99%, as determined under FCC rules, shall not have its New Class B Common Stock exchanged into New Class A Common Stock and shall be considered a “Foreign Restricted Stockholder,” as defined in the New Organizational Documents.

d.	Each deemed holder of New Class B Common Stock that has not timely delivered an Ownership Certification as set forth in the FCC Ownership Procedures Order and does not qualify for equity allocation distribution pursuant to Section II(2)(b) shall not have its New Class B Common Stock converted to New Class A Common Stock and if such holder's total equity allocation would exceed 4.99% of the total equity of the Reorganized Company, such holder shall be considered a “Foreign Restricted Stockholder,” as defined in the New Organizational Documents; provided, however, that if such holder properly completes and delivers an Ownership Certification to the Reorganized Company at any time after the Effective Date, and upon confirmation from the Reorganized Company that such Ownership Certification is satisfactory, then its equity allocation distribution shall be distributed in the manner set forth in Sections II(2)(a), II(2)(b), or II(2)(c) herein, as applicable, in all cases subject to any limitations on stock ownership set forth in the New Organizational Documents.

III.	Other Matters

1.	Elections Regarding Special Warrants. Any Holder of an Allowed 2029 Secured Claim or Allowed Other Funded Debt Claim that checked the “Special Warrants Only” election box or the “Class A Common Stock and Special Warrants” election box on the Ownership Certification shall be treated as if such Holder had made no election with respect to such boxes, and such Holder's equity allocation shall, subject to Section III(2) below, be determined in accordance with Section II above.

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2.	Company Discretion to Issue Special Warrants. Notwithstanding anything to the contrary herein, the Company or the Reorganized Company, as applicable, shall have the discretion to issue Special Warrants to any holder to the extent the Company determines that such issuance may be required in order to comply with the Communications Act or the rules and policies of the FCC, or to avoid delay in obtaining FCC Approval. In the event Special Warrants are issued pursuant to this Section III(2), such holder’s equity allocation distribution shall be made in accordance with Section IV below.

3.	Submission of Amended Certifications. To the extent that any transfer, sale, or assignment of any Allowed 2029 Secured Claims or Other Funded Debt Claims (or the underlying interest in any loans incurred or notes issued pursuant to the Prepetition Debt Documents giving rise to any such Claims) occurs on or prior to the Certification Deadline, both the transferor and transferee must submit amended or replacement Ownership Certifications to the Certification Agent as soon as practicable, and in any event, no later than one (1) Business Day after the Distribution Record Date.

4.	Consent Required For Trades of 2029 Debt Claims Entered Into After the Certification Deadline and Before the Distribution Record Date. The prior written consent of the Debtors shall be required to effectuate any transfer, sale, or assignment of any 2029 Debt Claim that is agreed to or entered into during the period beginning on the Certification Deadline and ending on the Distribution Record Date. The Debtors shall be permitted, but not obligated, in their sole discretion, to give effect to any transfer, sale, or assignment of any 2029 Debt Claim that occurs after the Certification Deadline and before the Distribution Record Date for purposes of this Equity Allocation Mechanism and distributions under the Plan. The Debtors and the Reorganized Debtors shall not be required to give effect to any such transfer, sale, or assignment if doing so would, in the reasonable determination of the Debtors or Reorganized Debtors, (i) result in a delay in the receipt of FCC Approval or the occurrence of the Effective Date, (ii) be inconsistent with any FCC Approval, Communications Laws, or any FCC order then in effect, or (iii) otherwise adversely affect the FCC Approval process. If the Debtors or the Reorganized Debtors elect not to give effect to any transfer, sale, or assignment of any 2029 Debt Claim, the distribution of the applicable Equity Plan Securities on account of such 2029 Debt Claim shall be made to the transferor as the Claimholder of record, and the settlement of any resulting obligations between the transferor and the transferee shall be solely a matter between such parties without any obligation or liability of the Debtors, the Reorganized Debtors, or the Distribution Agent. Notwithstanding anything herein to the contrary, the Debtors or the Reorganized Debtors, as applicable, shall not be required to recognize, give effect, or consent to the transfer, sale, or assignment of any Claims after the Distribution Record Date for purposes of this Equity Allocation Mechanism and distributions under the Plan.

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a.	FCC Limits on Ownership. Notwithstanding anything else herein, nothing in this Equity Allocation Mechanism shall (i) permit any holder to hold more than 4.99% of the outstanding New Class A Common Stock on or after the Effective Date unless the Debtors or the Reorganized Company, as applicable, shall have determined that such ownership will not cause a violation of FCC ownership rules or be inconsistent with the FCC Approval, or (ii) cause any holder or “group” (as defined in 47 C.F.R. § 1.5000(d)(5)) to hold a foreign equity or voting interest in the Reorganized Company in excess of 4.99% (or 9.99% if the interest is exempt under 47 C.F.R. § 1.5001(i)(3)), or a foreign-held controlling interest in the Reorganized Company, prior to such holder or group having been specifically approved in a declaratory ruling (the “Declaratory Ruling”) to be requested by the Reorganized Company from the FCC to grant such approval if necessary. Any distribution in contravention of the preceding sentence shall be adjusted to the minimum extent necessary to comply with those limitations. In determining whether any holder would hold more than 4.99% (or 19.99% in the case of a qualified holding by an investment company, insurance company or bank) of the outstanding New Class A Common Stock on or after the Effective Date, such holder will be attributed with any stock held by another holder under common management or that otherwise would be aggregated under the FCC’s ownership attribution rules.

IV.	Equity Allocation Distributions (If and to the Extent Special Warrants Are Issued):

Solely in the event any Special Warrants are issued pursuant to Section III(2), the distribution of Equity Plan Securities made on and as of the Effective Date shall be as follows:

1.	First, the (i) 2029 Secured Claims Equity Distribution shall be deemed made Pro Rata among the Holders of Allowed 2029 Secured Claims; and (ii) the Other Funded Debt Claims Equity Distribution shall be deemed made Pro Rata among Holders of Allowed Other Funded Debt Claims; provided, however, that each of the 2029 Secured Claims Equity Distribution and the Other Funded Debt Claims Equity Distribution shall be deemed to have been made initially in the form of Special Warrants issued as of the Effective Date.

2.	Second,

b.	Each deemed holder of Special Warrants that (i) has timely delivered an Ownership Certification as set forth in the FCC Ownership Procedures Order; and (ii) has provided certification therein that its foreign ownership, as calculated in accordance with FCC rules, is 0%, shall be deemed to have exercised its Special Warrants as of the Effective Date to the fullest extent possible in the form of New Class B Common Stock; provided that any holder who has not checked the ‘New Class B Election’ box on its Ownership Certification shall be further deemed, as of the Effective Date, to have immediately exchanged such shares of New Class B Common Stock into a like number of shares of New Class A Common Stock; provided, further, for any such holder that would be entitled to exchange its shares for more than 4.99% of the outstanding New Class A Common Stock when all shares of New Class A Common Stock are issued on and as of the Effective Date, the number of shares of New Class B Common Stock exchanged by such holder for shares of New Class A Common Stock shall be limited so that such holder receives shares of New Class A Common Stock constituting no more than 4.99% of the total outstanding New Class A Common Stock issued unless the Debtors or the Reorganized Company, as applicable, shall have confirmed compliance with the 4.99% Rule.

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c.	Each deemed holder of Special Warrants that (i) has timely delivered an Ownership Certification as set forth in the FCC Ownership Procedures Order; (ii) has certified therein that its foreign ownership, as calculated in accordance with FCC rules, is greater than 0%, but has been determined by the Debtors or the Reorganized Company, as applicable, as holding a deemed holder interest that would not, as of the Effective Date, constitute a foreign-held equity interest in the Reorganized Company of more than 4.99%, as determined by FCC rules; and (iv) has not checked the ‘New Class B Election’ box on its Ownership Certification, shall be deemed, as of the Effective Date, to have exercised such Special Warrants to receive New Class A Common Stock; provided, however, that any holder that has not timely delivered an Ownership Certification as set forth in the FCC Ownership Procedures Order but whose deemed holder interest would not, as of the Effective Date, constitute an equity interest in the Reorganized Company of more than 4.99%, as determined under FCC Rules, shall also be deemed, as of the Effective Date, to have immediately exercised such Special Warrants to receive New Class A Common Stock. Any exercise of Special Warrants provided for in this Section IV(2)(b) is subject in all respects to the 4.99% Rule.

d.	Each deemed holder of Special Warrants that (i) has timely delivered an Ownership Certification as set forth in the FCC Ownership Procedures Order; (ii) has certified therein that its foreign ownership, as calculated in accordance with FCC rules, is greater than 0% and has been determined by the Debtors or the Reorganized Company, as applicable, as holding a deemed holder interest that would, as of the Effective Date, constitute a foreign-held equity interest in the Reorganized Company of more than 4.99%, as determined under FCC rules, shall not have its Special Warrants exchanged into New Class A Common Stock and shall be considered a “Foreign Restricted Stockholder,” as defined in the New Organizational Documents.

e.	Each deemed holder of Special Warrants that has not timely delivered an Ownership Certification as set forth in the FCC Ownership Procedures Order and does not qualify for equity allocation distribution pursuant to Section IV(2)(b) shall not have its Special Warrants converted to New Class A Common Stock and if such holder’s total equity allocation would exceed 4.99% of the total equity of the Reorganized Company, such holder shall be considered a “Foreign Restricted Stockholder,” as defined in the New Organizational Documents; provided, however, that if such holder properly completes and delivers an Ownership Certification to the Reorganized Company at any time after the Effective Date, and upon confirmation from the Reorganized Company that such Ownership Certification is satisfactory, then its equity allocation distribution shall be distributed in the manner set forth in Sections IV(2)(a), IV(2)(b) and IV(2)(c) herein, as applicable, in all cases subject to any limitations on stock ownership set forth in the New Organizational Documents.

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f.	Notwithstanding anything to the contrary herein, a Holder of an Allowed 2029 Secured Claim or Allowed Other Funded Debt Claim may, by making the appropriate election on the Ownership Certification, receive its 2029 Secured Claim Equity Distribution or Other Funded Debt Claim Equity Distribution, as the case may be, entirely in the form of Special Warrants and shall not be deemed to have exercised any Special Warrants.

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Exhibit B

Form of Notice of Effective Date

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE Southern District of TexaS

houston DIVISION

§
In re:	§	Chapter 11
§
CUMULUS MEDIA INC., et al.,[1]	§	Case No. 26-90346 (ARP)
§
Debtors.	§	(Jointly Administered)
§
§

NOTICE OF (I) ENTRY OF ORDER

APPROVING THE DEBTORS’ DISCLOSURE STATEMENT

AND CONFIRMING THE MODIFIED JOINT PREPACKAGED

CHAPTER 11 PLAN OF REORGANIZATION OF CUMULUS MEDIA INC.

AND ITS DEBTOR AFFILIATES AND (II) OCCURRENCE OF EFFECTIVE DATE

PLEASE TAKE NOTICE that on April [●], 2026, the United States Bankruptcy Court for the Southern District of Texas (the “Court”) entered the Findings of Fact, Conclusions of Law, and Order (I) Approving the Debtors’ Disclosure Statement on a Final Basis and (II) Confirming the Modified Joint Prepackaged Chapter 11 Plan of Reorganization of Cumulus Media Inc. and Its Debtor Affiliates [Docket No. [●]] (the “Confirmation Order”) confirming the Plan2 and finally approving the Disclosure Statement [Docket No. 21] of the above-captioned debtors and debtors in possession (the “Debtors”).

PLEASE TAKE FURTHER NOTICE that, pursuant to the Confirmation Order, the Debtors are required to file this Notice of (I) Entry of Order Approving the Debtors’ Disclosure Statement and Confirming the Modified Joint Prepackaged Chapter 11 Plan of Reorganization of Cumulus Media Inc. and Its Debtor Affiliates and (II) Occurrence of Effective Date no later than seven Business Days after the Effective Date.

PLEASE TAKE FURTHER NOTICE that the Effective Date of the Plan occurred on [●], 2026. All conditions in Article IX.A of the Plan have been satisfied or waived pursuant to Article IX.B of the Plan.

PLEASE TAKE FURTHER NOTICE that the Court has approved certain discharge, release, exculpation, injunction, and related provisions in Article VIII of the Plan.

[1]	A complete list of each of the Debtors in these chapter 11 cases may be obtained on the website of the Debtors’ claims and noticing agent at www.veritaglobal.net/cumulusmedia. The Debtors’ service address for purposes of these chapter 11 cases is: 780 Johnson Ferry Road, N.E., Suite 500, Atlanta, Georgia 30342.

[2]	Capitalized terms used but not otherwise defined herein have the meanings given to them in the Modified Joint Prepackaged Chapter 11 Plan of Reorganization of Cumulus Media Inc. and Its Debtor Affiliates [Docket No. 225] (as it may be amended, modified, supplemented, or restated, the “Plan”).

PLEASE TAKE FURTHER NOTICE that, except as otherwise set forth in the Plan, the Confirmation Order, or any other order of the Court, all requests for payment of Professional Fee Claims for services rendered and reimbursement of expenses incurred prior to the Confirmation Date must be Filed no later than 45 days after the Effective Date. The Court shall determine the Allowed amounts of such Professional Fee Claims after notice and a hearing in accordance with the procedures established by the Court. The Reorganized Debtors shall pay Professional Fee Claims in Cash in the amount the Court allows, including from the Professional Fee Escrow, which the Reorganized Debtors will establish for the Professionals and fund with Cash equal to the Professional Fee Escrow Amount on the Effective Date.

PLEASE TAKE FURTHER NOTICE that, pursuant to Article V of the Plan, except as otherwise provided in the Plan or in any contract, instrument, release, indenture, or other agreement or document entered into in connection with the Plan, all Executory Contracts and Unexpired Leases that have not expired by their own terms on or prior to the Effective Date, are deemed assumed as of the Effective Date, without the need for any further notice to or action, Order, or approval of the Court, except for any Executory Contract or Unexpired Lease that (a) was previously assumed or rejected by the Debtors, pursuant to an Order of the Court; (b) previously expired or was terminated pursuant to its own terms; (c) is the subject of a motion to reject Filed on or before the Effective Date; or (d) is designated specifically, or by category, as an Executory Contract or Unexpired Lease on the Schedule of Rejected Executory Contracts and Unexpired Leases, if any.

PLEASE TAKE FURTHER NOTICE that, unless otherwise provided by a Final Order of the Court, all Proofs of Claim with respect to Claims arising from the rejection of Executory Contracts or Unexpired Leases, including Lease Rejection Claims, pursuant to the Plan or the Confirmation Order, if any, must be Filed with the Court within 21 days after the later of (1) entry of an Order of the Court (including the Confirmation Order) approving such rejection and (2) the effective date of such rejection. Any Claims arising from the rejection of an Executory Contract or Unexpired Lease not Filed with the Court within such time shall be Disallowed, forever barred from assertion, and shall not be enforceable against the Debtors or the Reorganized Debtors, the Estates, or their property.

PLEASE TAKE FURTHER NOTICE that the Plan, the Confirmation Order, the Definitive Documents, and their provisions are binding upon and inure to the benefit of the Debtors, the Reorganized Debtors, all current and former Holders of Claims, all current and former Holders of Interests, and all other parties in interest and their respective heirs, successors and assigns, executors, administrators, Affiliates, officers, directors, managers, agents, representatives, attorneys, beneficiaries, or guardians, whether or not the Claim or Interest of such Holder is Impaired under the Plan, and whether or not such Holder voted to accept the Plan.

PLEASE TAKE FURTHER NOTICE that copies of the Confirmation Order, the Plan, and all documents filed in the Debtors’ chapter 11 cases are available: (a) upon request to the Solicitation Agent by calling (877) 634-7177 (USA/Canada Toll-Free) or +1 (424) 236-7223 (International); (b) by visiting the website maintained in these chapter 11 cases at www.veritaglobal.net/cumulusmedia; or (c) for a fee via PACER by visiting http://www.txsb.uscourts.gov.

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Dated: [●], 2026	Respectfully submitted,

/s/ [DRAFT]
Porter Hedges LLP
John F. Higgins (TX Bar No. 09597500)
M. Shane Johnson (TX Bar No. 24083263)
Megan Young-John (TX Bar No. 24088700)
James A. Keefe (TX Bar No. 24122842)
Jack M. Eiband (TX Bar No. 24135185)
1000 Main St., 36th Floor
Houston, Texas 77002
Telephone: (713) 226-6000
Facsimile: (713) 226-6248
jhiggins@porterhedges.com
sjohnson@porterhedges.com
myoung-john@porterhedges.com
jkeefe@porterhedges.com
jeiband@porterhedges.com

- and -

PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP
Paul M. Basta (admitted pro hac vice)
Jacob A. Adlerstein (admitted pro hac vice)
Kyle J. Kimpler (admitted pro hac vice)
Sarah Harnett (admitted pro hac vice)
Alana J. Page (admitted pro hac vice)
1285 Avenue of the Americas
New York, New York 10019
Telephone: (212) 373-3000
Facsimile: (212) 757-3990
pbasta@paulweiss.com
jadlerstein@paulweiss.com
kkimpler@paulweiss.com
sharnett@paulweiss.com
apage@paulweiss.com

Co-Counsel to the Debtors and Debtors in Possession

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